                                                                  Rule 424(b)(5)
                                                                RS No. 333-95195
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 8, 2000)

                                1,400,000 SHARES
MCMORAN EXPLORATION CO. LOGO
                            MCMORAN EXPLORATION CO.

                         5% CONVERTIBLE PREFERRED STOCK

                             ---------------------

     We are offering 1,400,000 shares of our 5% convertible preferred stock. Cumulative annual dividends will accrue at a rate of $1.25 per share, or an annual rate of 5%. The dividends will be payable, if declared, in cash in quarterly installments on each March 31, June 30, September 30, and December 31, commencing September 30, 2002.

     The convertible preferred stock has a liquidation preference of $25.00 per share. At your option, you may convert the convertible preferred stock into our common stock at any time prior to redemption at a conversion price of $4.81 per share of common stock, or a conversion rate of approximately 5.1975 shares of common stock per share of the convertible preferred stock. The conversion price may be adjusted as described in this prospectus supplement. After June 30, 2007, we may at our option redeem some or all of the shares of our convertible preferred stock for cash at redemption prices described in this prospectus supplement. The convertible preferred stock provides for redemption on June 30, 2012 if we have funds legally available to redeem the convertible preferred stock.

     We have not applied for the listing of our convertible preferred stock on any securities exchange or established trading market. Our common stock is traded under the symbol MMR on the New York Stock Exchange. On June 17, 2002, the closing sale price of our common stock on the New York Stock Exchange was $4.01 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE S-13 FOR INFORMATION ABOUT MATERIAL RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR 5% CONVERTIBLE PREFERRED STOCK.
                             ---------------------

                                                              PER SHARE      TOTAL
                                                              ---------   -----------
Initial Public Offering Price...............................   $25.00     $35,000,000
Underwriting Discount.......................................   $ 0.81     $ 1,134,000
Proceeds, before expenses, to McMoRan Exploration Co........   $24.19     $33,866,000

     We have granted the underwriter a 30-day option to purchase up to 210,000 additional shares of our 5% convertible preferred stock on the same terms and conditions as set forth above to cover over-allotments, if any.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

    The underwriter expects to deliver the shares on or about June 21, 2002.

                             ---------------------

                          HIBERNIA SOUTHCOAST CAPITAL

June 18, 2002

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT. THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT A PART OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

Summary.....................................................   S-1
Summary Financial and Operating Data........................   S-8
Risk Factors................................................  S-13
Capitalization..............................................  S-23
Use of Proceeds.............................................  S-24
Price Range of Common Stock and Dividend Policy.............  S-24
Ratio of Earnings to Fixed Charges..........................  S-25
Business....................................................  S-26
Description of 5% Convertible Preferred Stock...............  S-36
United States Federal Income Tax Considerations.............  S-45
Underwriting................................................  S-50
Legal Matters...............................................  S-51
Other Matters...............................................  S-51
Where You Can Find More Information.........................  S-52

                                   PROSPECTUS

The Company.................................................     2
Forward-Looking Statements..................................     4
Risk Factors................................................     4
Use of Proceeds.............................................    13
Ratio of Earnings to Fixed Charges..........................    13
Description of Common Stock.................................    13
Description of Preferred Stock..............................    18
Description of Depositary Shares............................    19
Description of Debt Securities..............................    21
Description of Warrants.....................................    33
Plan of Distribution........................................    36
Legal Matters...............................................    37
Experts.....................................................    37
Where You Can Find More Information.........................    37

                                    SUMMARY

     This summary contains basic information about us. It does not contain all the information that is important to you. You should read the following summary together with the more detailed information contained elsewhere in this prospectus supplement or incorporated by reference into this prospectus supplement, as described in the section of this prospectus supplement entitled "Where You Can Find More Information." To fully understand this offering, you should read all of these documents. Unless we say otherwise, we assume in this prospectus supplement that the underwriter will not exercise its over-allotment option.

                         ABOUT MCMORAN EXPLORATION CO.

     We explore for, develop and produce oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast region of the United States. We have rights to explore approximately 500,000 gross acres and 300,000 net acres, which is one of the largest exploration acreages held by any independent company in the Gulf of Mexico. Our gross acreage is the total number of acres in which we have a working interest, potential reversionary interest or other ownership interest. Our net acreage is determined by multiplying our gross acreage by our percentage working interest, potential reversionary interest or other ownership interest. Our acreage position includes approximately 100,000 gross acres (approximately 24,000 net to our interest) for our potential reversionary interests in prospects that we recently farmed-out and in properties that we recently sold.

     Our estimated proved reserves at March 31, 2002 were approximately 19.1 billion cubic feet (or Bcf) of natural gas and 0.7 million barrels (or MMBls) of oil and condensate, or approximately 23.3 billion cubic feet of gas equivalent (or Bcfe). Our estimated proved reserves are the quantities of oil and gas that our data indicates are likely to be recoverable from our oil and gas properties, and a Bcfe is determined using a ratio of 6,000 cubic feet of gas to one barrel of crude oil, condensate, or natural gas liquids. We calculated our pro forma estimated proved reserves by taking our estimated proved reserves at December 31, 2001 and then adjusting them for actual and proposed 2002 transactions involving the sale of our reserves and our actual production during the first quarter of 2002. For information regarding our proved oil and gas reserves, see the section of this prospectus supplement entitled "Business -- Oil and Gas Reserves."

     We and our predecessors have engaged in oil and gas exploration and production in the Gulf of Mexico and Gulf Coast region for more than 25 years with essentially the same team of geologists and geophysicists. As a result, we have an extensive geological and geophysical database, as well as significant technical and operational expertise in the Gulf of Mexico and Gulf Coast region. Our operations are focused on this region because

     - we have developed significant expertise and have extensive information about the geology and geophysics in this region;

     - we believe there are significant reserves in this region that have not yet been discovered; and

     - the necessary infrastructure for efficiently developing, producing and transporting oil and gas exists in this region, which allows an operator to reduce costs and the time that it takes to develop, produce and transport oil and gas.

     We believe that we have the opportunity to discover meaningful new oil and gas reserves. We have identified a number of deep gas prospects in shallow waters of the Gulf of Mexico that have great potential but also involve high risk. We plan to focus our efforts and resources on drilling these prospects over the next two years. Drilling has recently begun on two prospects, and drilling on a third prospect is scheduled to begin by the end of June 2002. We intend to drill, or have other exploration and production companies drill for us, four additional prospects during the second half of 2002.

     In May 2002, we entered into a major farm-out agreement with El Paso Production Company (El Paso) with respect to four of our prospects, including two that are currently drilling. A farm-out agreement is an arrangement under which a party with mineral rights, like us, gives up some of those rights to another party, who in return pays the owner's share of the costs of exploration, development and production. Our farm-out agreement with El Paso is described below. We intend to enter into additional farm-out or other exploration arrangements with other parties to provide funds for the exploration and development of our other prospects.

     Previously we had significant sulphur operations in addition to our oil and gas activities. On June 14, 2002, we sold substantially all of the assets used in our sulphur transportation and terminaling business. We also have agreements with a third party to dismantle and remove (or reclaim) our two former offshore sulphur mining facilities. For more detailed information regarding these activities, see the sections of this prospectus supplement entitled
"Business -- Sale of Sulphur Transportation and Terminaling Assets" and "Business -- Sulphur Reclamation Obligations."

OUR STRENGTHS

     We plan to aggressively explore and develop our prospects, which may potentially add significant reserves to our interests. We believe that our strengths are:

     - we possess one of the largest shallow water Gulf of Mexico exploration acreage portfolios of any independent company operating in the Gulf;

     - we acquired a significant portion of our prospects from two major oil companies; at the time of these transactions, we believed that these major oil companies considered the prospects to be high quality but did not meet their strategic objectives;

     - we are explorationists experienced in the use of structural geology augmented by 3-D technology;

     - we own an extensive seismic database, including 3-D data on substantially all of our acreage;

     - we substantially completed an intensive, two-year evaluation of our acreage, which has required significant expenditures for geological and geophysical data and analysis;

     - we identified more than 20 separate prospects, many of which are high-potential deep gas prospects; and

     - we have positive relationships with several oil and gas exploration and production companies that we believe will provide us with additional farm-out and other partnering opportunities.

OUR DRILLING PROSPECTS

     Our exploratory rights to approximately 500,000 gross acres and 300,000 net acres provide us with one of the largest undeveloped acreage positions held by any independent company in the Gulf of Mexico. Our acreage position includes approximately 100,000 gross acres (approximately 24,000 net to our interest) for our potential reversionary interests in prospects that we recently farmed out to El Paso and in properties that we sold effective January 1, 2002. Our exploration acreage is located primarily in federal and state waters offshore Louisiana and Texas where new oil and gas discoveries can generate production and cash flows relatively quickly and inexpensively because of the shallow water depth and close proximity to existing oil and gas production infrastructure.

     Over the past two years, our exploration team intensively evaluated our acreage, which required significant expenditures for geological and geophysical data and analysis. The analysis of our acreage is now substantially complete, and we identified more than 20 separate prospects, many of which are high-potential, high-risk exploratory prospects. These prospects are primarily deep gas structures in the shallow waters of the Gulf of Mexico's continental shelf.

     We believe our exploration prospects have attractive economic potential, and we plan to focus our resources on drilling these prospects over the next two years. As part of our business plan, drilling recently began on two prospects, and drilling on a third prospect is scheduled to begin by the end of June 2002. We intend to drill or have other companies drill for us, four additional prospects during the second half of

2002. Estimated exploratory drilling costs of these seven prospects total approximately $55 million, net to our interest. We anticipate funding approximately $40 million of these costs through our farm-out agreement with El Paso, and we intend to enter into additional farm-out or other exploration arrangements to fund the remaining costs. For more detailed information regarding our prospects, our producing properties and our exploration discoveries, see the section of this prospectus supplement entitled
"Business -- Oil and Gas Properties."

     In May 2002, we entered into a major farm-out agreement with El Paso with respect to four of our shallow water, deep gas prospects. Under this agreement, El Paso has committed to fund all of our exploratory drilling and development costs and will retain 100 percent of our interests in the prospects. If El Paso's share of aggregate production from the four prospects exceeds 100 Bcfe, 50 percent of the transferred ownership interests would revert to us. The following table sets forth approximate information with respect to the four exploration prospects subject to the El Paso agreement:

                                                                                      PLANNED
                                                                   NET                 TOTAL
                                                   WORKING       REVENUE     WATER    DEPTH OF
FIELD, LEASE OR WELL                             INTEREST(a)   INTEREST(a)   DEPTH     WELL(b)
--------------------                             -----------   -----------   ------   --------
                                                   (%)           (%)         (FEET)   (FEET)
Eugene Island Block 97/108/109 (Hornung
  Unit)(c).....................................      40.0         29.5         32      21,800
South Marsh Island Block 223 (JB
  Mountain)(d).................................     100.0         38.8         10      18,500
South Marsh Island Block 207 (Lighthouse Point
  Deep)(e).....................................      90.0         38.3         10      18,000
Louisiana State Lease 340 (Mound Point offset
  well)........................................      30.4         22.7         10      18,700

---------------

(a) Under our farm-out agreement, El Paso currently holds all of the working and net revenue interests reflected in this table. If El Paso's share of aggregate production from these four prospects exceeds 100 Bcfe, 50 percent of the working and net revenue interests reflected in this table would revert to us.

(b)  Reflects planned total measured depth, which is subject to change.

(c)  Based on our ownership interest in Eugene Island Block 108.

(d) The working interest would be reduced to 55 percent after casing point, or the point at which a well reaches its target depth and the operator decides whether to complete the well. The net revenue interest would remain unchanged.

(e) The working interest would be reduced to 57.0 percent after casing point. The net revenue interest would remain unchanged.

For more detailed information regarding our agreement with El Paso, see the section of this prospectus supplement entitled "Business -- Near-Term Exploration Activities; Arrangements with Industry Participants."

     We intend to enter into additional farm-out or other exploration arrangements with other oil and gas industry participants to provide funds for the exploration and development of additional prospects. Under these arrangements, we would expect to retain a significant reversionary interest in any prospects that are successfully developed.

RECENT AND ONGOING TRANSACTIONS

     Our business plan for the remainder of 2002 and 2003 is to drill, or have third parties drill, our high-potential, high-risk exploratory prospects. In order to enable us to accomplish our business plan and meet our financial obligations, we:

     - completed the sale of three oil and gas properties and repaid all of the debt outstanding under our previous oil and gas credit facility;

     - completed the sale of substantially all of the assets used in our sulphur transportation and terminaling business and repaid a substantial portion of the debt outstanding under our sulphur credit facility;

     - substantially completed reclamation activities at Caminada and have taken steps to resolve our sulphur reclamation obligations at Main Pass;

     - entered into a major farm-out agreement with El Paso to provide funding for our near-term prospects and plan to enter into additional farm-out or other exploration arrangements with other oil and gas industry participants; and

     - initiated this offering to raise additional capital to fund our working capital requirements and repay the remaining balance outstanding under our sulphur credit facility. We expect to have no debt outstanding immediately following the completion of this offering.

     Disposition of Oil and Gas Properties. Effective January 1, 2002, we sold interests in three of our oil and gas properties for $60.0 million, comprised of our ownership interests in Vermilion Block 196 and Main Pass Blocks 86/97 and 80 percent of our ownership interest in Ship Shoal Block 296. We retained certain exploratory rights and reversionary interests. We used the proceeds from the sale to repay the $51.7 million of debt outstanding under our previous oil and gas credit facility, which was then terminated, and to satisfy a portion of our working capital requirements. We recorded a $29.2 million gain on this transaction in the first quarter of 2002. See "Business -- Disposition of Oil and Gas Properties."

     Sale of Sulphur Business; Repayment of Sulphur Credit Facility. On June 14, 2002, we sold substantially all of the assets used in our sulphur transportation and terminaling business to Gulf Sulphur Services Ltd., LLP, a joint venture owned by Savage Industries, Inc. (Savage) and IMC Global, Inc.
(IMC). In connection with the sale, we also settled all pending litigation between us and IMC. We used the net proceeds from these transactions to reduce debt under our sulphur credit facility to $8.0 million and to satisfy working capital requirements relating to our sulphur operations. In the second quarter of 2002, we expect to record an approximate $2.0 million loss as a result of these transactions. For more detailed information, see the section of this prospectus supplement entitled "Business -- Sale of Sulphur Transportation and Terminaling Assets."

     Our Sulphur Reclamation Obligations. During the first quarter of 2002, we entered into contractual agreements with a third party for the dismantlement and removal (or reclamation) of our Caminada and Main Pass sulphur facilities. We entered into these agreements in order to resolve our sulphur reclamation obligations with the Minerals Management Service (MMS). The dismantlement and removal activities at Caminada have been substantially completed, and the initial phase at Main Pass is expected to commence during the third quarter of 2002. In the second quarter of 2002, we expect to record an approximate $5.0 million non-cash gain as a result of the resolution of our Caminada reclamation obligations and the conveyance of assets to the contractor. We ultimately expect to record an approximate $36.2 million non-cash gain upon the resolution of our Main Pass reclamation obligations, with approximately $18.3 million expected to be recorded in the next 12 months. For more detailed information regarding the steps we have taken to satisfy these reclamation obligations, see the section of this prospectus supplement entitled "Business -- Sulphur Reclamation Obligations."

     Agreements with Industry Participants; Funding Drilling Activities. As discussed above, we have entered into a major farm-out agreement with El Paso for the funding of exploratory drilling and development costs with respect to four of our deep gas prospects. We intend to enter into additional farm-out or other exploration arrangements with other oil and gas industry participants to provide funds for additional exploration and development activities. For more detailed information regarding our exploration arrangements, see the section of this prospectus supplement entitled "Business -- Near-Term Exploration Activities; Arrangements with Industry Participants."

     Working Capital and Other Liquidity Requirements. We need additional capital to fund our working capital requirements and to repay the $8.0 million of debt outstanding under our sulphur credit facility. The successful completion of this offering is expected to provide us sufficient financial resources to pursue our business plan during the remainder of 2002 and 2003. We expect to have no debt outstanding immediately following the completion of this offering. In June 2002, we expect to complete a loan agreement with Hibernia National Bank to provide a revolving credit facility with a one-year term. Amounts available under the facility will be subject to a borrowing base, which we expect will initially be established at $4.5 million. Amounts available may be increased to $6.5 million upon the establishment of hedging contracts covering a portion of our oil and gas production. For more detailed information regarding our use of the proceeds of this offering, see the section of this prospectus supplement entitled "Use of Proceeds."

     The address of our principal executive offices and our phone number are:

        1615 Poydras Street
        New Orleans, Louisiana 70112
        (504) 582-4000

                                  THE OFFERING

     The following is a brief summary description of some of the terms of this offering. For a more complete description of the terms of our convertible preferred stock, see the section of this prospectus supplement entitled "Description of 5% Convertible Preferred Stock."

Securities Offered............   1,400,000 shares of our 5% convertible
                                 preferred stock, or 1,610,000 shares if the underwriter exercises its over-allotment option in full

Dividends.....................   Cumulative annual dividends will accrue at the
                                 rate of $1.25 per share, and will be payable quarterly in cash on each March 31, June 30, September 30 and December 31, commencing
                                 September 30, 2002, if declared by our board of directors. Our board of directors is not required to declare these dividends, and holders of the convertible preferred stock cannot force it to do so. Dividends on our convertible preferred stock will be cumulative from the date of issuance. Accrued dividends on our convertible preferred stock will not bear interest.

Liquidation Preference........   $25.00 per share

Ranking.......................   Our convertible preferred stock will, with
                                 respect to dividend rights and rights upon our liquidation, winding-up or dissolution, rank senior to our common stock, our Series A participating cumulative preferred stock potentially issuable pursuant to our stockholder rights plan, and all of our other capital stock unless the terms of that other stock expressly provide that it ranks senior to or equal with our convertible preferred stock.

Optional Redemption...........   At any time on or after June 30, 2007, we may
                                 redeem at our option some or all of the shares of our convertible preferred stock for cash at the redemption prices listed in this prospectus supplement, plus accrued and unpaid dividends.
                                 If at any time less than 140,000 shares of our convertible preferred stock are outstanding, we may redeem all of the shares of our convertible preferred stock for cash at the redemption prices listed in this prospectus supplement, plus accrued and unpaid dividends.

Mandatory Redemption..........   On June 30, 2012, if we have funds legally
                                 available, the shares of our convertible preferred stock for cash at $25.00 per share, plus accrued and unpaid dividends.

Conversion Rights.............   At your option, at any time prior to
                                 redemption, you may convert our convertible preferred stock into our common stock at a conversion price of $4.81 per share of common stock, or a conversion rate of approximately
                                 5.1975 shares of common stock per share of our convertible preferred stock. You will also receive cash in lieu of any fractional share that remains after all the fractional shares to which you are entitled have been combined. The conversion price is subject to adjustment upon the occurrence of certain events and any adjustment to the conversion price will result in a change in the number of shares of our common stock issuable upon conversion.

Voting Rights.................   Except as required by Delaware law or our
                                 certificate of incorporation, which will include the certificate of designations for our convertible preferred stock, the holders of our convertible preferred stock will have no voting rights.

                                 If we fail to pay the full dividend payable on our convertible preferred stock for each of six dividend periods, then the holders of our convertible preferred stock, voting separately as a single class with the holders of any of our other securities having similar voting rights that are exercisable, will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors.

                                 The affirmative consent of holders of at least 66 2/3 percent of our outstanding convertible preferred stock will be required for the issuance of any class or series of stock (or security convertible into stock) ranking senior to our convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution and for amendments to our certificate of incorporation or by-laws that would materially and adversely affect the existing terms of our convertible preferred stock.

Change of Control.............   Upon a change of control event, you may require
                                 us to repurchase some or all of the convertible preferred stock that you hold at a repurchase price of $25.00 per share, plus accrued and unpaid dividends. The repurchase price is payable:

                                 - in cash, or

                                 - at our option, subject to the satisfaction of
                                   certain conditions, in our common stock. The number of shares of common stock will equal the repurchase price divided by 95 percent of the average of the closing sale prices of our common stock for the five consecutive trading days ending on and including the third day prior to the repurchase date.

Use of Proceeds...............   We estimate that we will receive net proceeds
                                 from this offering of $33.5 million. We will use a portion of the proceeds to repay the $8.0 million of debt outstanding under our sulphur credit facility, which will terminate that facility and eliminate all of our outstanding debt. We expect to use the remaining proceeds, together with cash flow from our operations, to fund our working capital requirements and operational activities during the remainder of 2002 and 2003.

Tax Consequences..............   United States federal income tax considerations
                                 relevant to the purchase, ownership and
                                 disposition of our convertible preferred stock and common stock issued upon its conversion are described in "United States Federal Income Tax
                                 Considerations." Prospective investors are advised to consult with their own tax advisors regarding the tax consequences of acquiring, holding or disposing of our convertible preferred stock and common stock issued upon conversion. Tax consequences will vary depending on current tax laws, the particular circumstances of the stockholder, and the application of state, local and other tax laws.

Trading.......................   We have not applied for the listing of our
                                 convertible preferred stock on any securities exchange or established trading market. Our common stock is traded on the New York Stock
                                 Exchange under the symbol MMR.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth our selected audited historical financial and unaudited operating data for each of the five years in the period ended December 31, 2001 and selected unaudited historical financial and operating data for the three-month periods ended March 31, 2002 and 2001. When McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. (Freeport Sulphur) combined their operations on November 17, 1998, the transaction was accounted for as a purchase, with McMoRan Oil & Gas as the acquiring entity. Accordingly, the information presented below for periods prior to November 17, 1998 reflects only the historical financial and operating data attributable to McMoRan Oil & Gas. Financial and operating data relating to the assets acquired from Freeport Sulphur, including Main Pass oil, are included on and after November 17, 1998.

     The information shown in the table below may not be indicative of our future results. You should read the information below together with our consolidated financial statements and the related notes in our quarterly report on Form 10-Q for the quarter ended March 31, 2002, our annual report on Form 10-K for the year ended December 31, 2001, and our current report on Form 8-K dated May 31, 2002, which are incorporated by reference into this prospectus supplement.

                                 THREE MONTHS ENDED
                                      MARCH 31,                       YEARS ENDED DECEMBER 31,
                                 -------------------   ------------------------------------------------------
                                   2002       2001       2001        2000        1999       1998       1997
                                 --------   --------   ---------   ---------   --------   --------   --------
                                           (FINANCIAL DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FINANCIAL DATA
Revenues.......................  $ 13,586   $ 15,798   $  72,942   $  58,468   $ 54,344   $ 21,626   $ 13,552
Exploration expenses...........     3,403     35,426      61,831      53,975      6,411     14,533     12,380
Operating income (loss)........    24,536    (36,019)   (104,917)        920     (4,019)   (18,664)    (9,904)
Income (loss) from continuing
  operations...................    24,031    (35,921)   (104,801)    (34,859)    (2,804)   (17,588)   (10,538)
Income (loss) from discontinued
  sulphur operations...........         8     (8,867)    (43,260)    (96,649)     2,913       (528)        --
Net income (loss)..............    24,039    (44,788)   (148,061)   (131,508)       109    (18,116)   (10,538)
Basic and diluted net income
  (loss) per share:(a)
  Income (loss) from continuing
    operations.................  $   1.51   $  (2.27)  $   (6.60)  $   (2.35)  $  (0.21)  $  (1.90)  $  (2.80)
  Income (loss) from
    discontinued sulphur
    operations.................        --      (0.56)      (2.73)      (6.53)      0.22      (0.06)        --
Basic and diluted net income
  (loss) per share.............      1.51      (2.83)      (9.33)      (8.88)      0.01      (1.96)     (2.80)
Basic and diluted average
  shares outstanding(a)........    15,916     15,851      15,869      14,806     13,385      9,230      3,769
At respective period-end:
Working capital (deficit),
  excluding debt...............  $(27,725)  $(26,527)  $ (31,145)  $  (4,024)  $ (3,108)  $ 20,980   $ 33,749(c)
Property, plant and equipment,
  net..........................    65,445    110,326      98,519     116,231     97,359     82,804     57,705(c)
Sulphur business assets........    53,961     70,728      54,607      72,977    114,254    122,391         --
Total assets...................   155,281    250,125     189,686     299,324    301,281    320,388    101,088(c)
Debt, including current
  portion......................    56,000(b)  57,000     104,657      46,000     14,000         --         --
Stockholders' equity
  (deficit)....................   (63,488)    14,248     (87,772)     59,177    155,071    178,800     90,698(c)
OTHER FINANCIAL DATA
Capital expenditures(d)........     8,822     34,610     107,092      86,009     60,101     49,362     59,682
EBITDAX(e).....................    34,667      2,864      23,263      89,613     33,421     14,343     13,185

                                 THREE MONTHS ENDED
                                      MARCH 31,                       YEARS ENDED DECEMBER 31,
                                 -------------------   ------------------------------------------------------
                                   2002       2001       2001        2000        1999       1998       1997
                                 --------   --------   ---------   ---------   --------   --------   --------
                                           (FINANCIAL DATA IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA
Sales volumes:
    Gas (MMcf).................     2,774(f)    1,666     11,137(f)     8,291    14,026      8,634      4,061
    Oil (MBbls)(g).............       349(f)      177      1,417(f)     1,152     1,354        304         34
Average realization:
    Gas (per Mcf)..............  $   2.43   $    6.90  $    3.59   $     3.52  $   2.30   $   2.14   $   2.62
    Oil (per barrel)(g)........     18.51       23.53      21.98        24.98     15.92      10.33      19.19

---------------

(a) McMoRan Oil & Gas' historical loss per share and average shares outstanding have been restated to reflect the effective reverse stock split of McMoRan Oil & Gas' shares as a result of the acquisition of Freeport Sulphur in November 1998.

(b) We reduced debt outstanding under our sulphur credit facility to $8 million upon consummation of the sale of substantially all of our sulphur transportation and terminaling assets.

(c) Includes issuance of McMoRan Oil & Gas' common stock in a rights offering, the proceeds of which were used to purchase producing property interests and repay borrowings, with the remainder held to fund exploration program commitments.

(d) Includes unproductive exploratory well drilling costs and property acquisition costs.

(e) EBITDAX represents earnings from continuing operations before interest expense, income taxes, depreciation, amortization, and exploration expenses. EBITDAX does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and EBITDAX does not necessarily indicate whether cash flow will be sufficient for cash requirements. EBITDAX may not necessarily be comparable to similarly titled measures reported by other companies because it is not calculated identically by all companies.

(f) Includes production associated with two fields that were sold effective January 1, 2002. Production from the fields totaled approximately 856 MMcf and 18,500 barrels of oil and condensate during the three months ended March 31, 2002, and 3,201 MMcf of gas and 196,100 barrels of oil and condensate during the year ended December 31, 2001. MMcf refers to one million cubic feet of gas.

(g) Main Pass oil sales for the three months ended March 31, 2002 and 2001 totaled 290,500 barrels at an average realization of $18.05 per barrel, and 143,400 barrels at an average realization of $22.31 per barrel, respectively. Main Pass oil sales totaled 993,300 barrels at an average realization of $21.07 in 2001, 961,500 barrels at an average realization of $23.85 per barrel in 2000 and 1,102,600 barrels at an average realization of $15.50 per barrel during 1999. Main Pass 1998 oil sales from November 17 to December 31, 1998 totaled 202,700 barrels at an average realization of $8.60 per barrel.

                  UNAUDITED CONDENSED PRO FORMA BALANCE SHEET

     The following unaudited condensed pro forma balance sheet presents our financial position as of March 31, 2002 as if each of the transactions referred to in the following unaudited condensed pro forma balance sheet, and discussed in greater detail in the footnotes below, had been completed as of March 31, 2002. This unaudited condensed pro forma balance sheet has been prepared for informational purposes only and does not necessarily indicate what our financial position would have been had these transactions been completed as of March 31, 2002, or which may result in the future.

                                                                     RESOLUTION OF
                                                                        CAMINADA       SALE OF     PROPOSED
                                                                      RECLAMATION      SULPHUR      EQUITY      PRO FORMA
                                                     HISTORICAL(A)   OBLIGATIONS(B)   ASSETS(C)   OFFERING(D)   TOTAL(E)
                                                     -------------   --------------   ---------   -----------   ---------
                                                         ASSETS

Cash and cash equivalents..........................    $  9,200         $    --       $     --     $     --     $  9,200
Accounts receivable................................       8,371              --             --           --        8,371
Inventories........................................         413              --             --           --          413
Prepaid expenses...................................         233              --             --           --          233
Current assets from discontinued sulphur
  operations, excluding cash.......................      13,892              --         (3,994)          --        9,898
                                                       --------         -------       --------     --------     --------
  Total current assets.............................      32,109              --         (3,994)          --       28,115
Property, plant and equipment, net.................      65,445              --             --           --       65,445
Sulphur business assets, net.......................      53,961          (1,861)       (51,745)          --          355
Other assets.......................................       3,766              --             --           --        3,766
                                                       --------         -------       --------     --------     --------
Total assets.......................................    $155,281         $(1,861)      $(55,739)    $     --     $ 97,681
                                                       ========         =======       ========     ========     ========

                                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable and accrued liabilities...........    $ 32,297         $    --       $     --     $(22,376)    $  9,921
Current portion of:
  Sulphur credit facility..........................      56,000              --        (48,000)      (8,000)          --
  Accrued oil and gas reclamation costs............         601              --             --           --          601
  Accrued sulphur reclamation costs................       7,486          (6,886)            --           --          600
Current liabilities from discontinued sulphur
  operations.......................................      18,761              --         (5,739)      (3,124)       9,898
Other..............................................         689              --             --           --          689
                                                       --------         -------       --------     --------     --------
  Total current liabilities........................     115,834          (6,886)       (53,739)     (33,500)      21,709
Accrued sulphur reclamation costs..................      48,801              --             --           --       48,801
Accrued oil and gas reclamation costs..............      18,245              --             --           --       18,245
Other long-term liabilities........................      35,889              --             --           --       35,889
Redeemable preferred stock.........................          --              --             --       33,500       33,500
Stockholders' equity (deficit).....................     (63,488)          5,025         (2,000)          --      (60,463)
                                                       --------         -------       --------     --------     --------
Total liabilities and stockholders' equity
  (deficit)........................................    $155,281         $(1,861)      $(55,739)    $     --     $ 97,681
                                                       ========         =======       ========     ========     ========

---------------

(a) Includes the February 2002 sale of interests in certain of our oil and gas properties for $60.0 million cash. We used the sales proceeds to repay all of the debt outstanding under our oil and gas credit facility, which was then terminated, and to satisfy a portion of our working capital requirements.

(b) Reflects the substantial completion of the dismantlement and removal of our Caminada sulphur facilities and the conveyance of assets to Offshore Specialty Fabricators Inc. (OSFI) in accordance with our agreement with OSFI. See "Business-Sulphur Reclamation Obligations."

(c) Reflects the June 2002 sale of substantially all of the assets used in our sulphur transportation and terminaling business. We used the proceeds to reduce the debt outstanding under our sulphur credit facility to $8.0 million and to repay outstanding accounts payable relating to our sulphur operations. See "Business -- Sale of Sulphur Transportation and Terminaling Assets."

(d) Reflects net proceeds from this offering of $33.5 million after related offering costs and expenses. We will use a portion of the net proceeds to repay the $8.0 million of debt outstanding under our sulphur credit facility. The remainder of the net proceeds is assumed to repay outstanding accounts payable.

(e) In addition to the transactions reflected in the above Pro Forma Balance Sheet, we have entered into a contract with OSFI to provide for the resolution of the reclamation obligations for our facilities at Main Pass. See "Business -- Sulphur Reclamation Obligations." Please see "Risk Factors" for a discussion about the material risks with respect to these activities and transactions.

     - We expect OSFI to commence its initial dismantlement and removal activities at the Main Pass sulphur facilities in the third quarter of 2002 and substantially complete this work in the near term, depending on equipment availability and weather conditions. Upon substantial completion of these initial activities, we expect to reduce our accrued sulphur reclamation obligation and record a related gain totaling approximately $18.3 million.

     - The timing of OSFI's remaining dismantlement and removal activities at the Main Pass sulphur facilities will depend on the timing and length of service of the planned non-hazardous oilfield waste disposal operations or other non-sulphur business services using the remaining facilities. Upon transfer of the remaining reclamation obligation to a third party or upon substantial completion of this second phase, we expect to reduce our remaining sulphur reclamation obligation and record a related gain totaling approximately $12.7 million.

     - We expect to dispose of our Main Pass oil facilities ($3.9 million of property, plant and equipment) and the related reclamation obligation ($9.1 million), either by a sale of those assets to a third party and payment of the related sales proceeds to OSFI, or by transferring to OSFI our oil lease rights and obligations. Upon completion of this transaction, we would expect to record an approximate $5.2 million gain. This transaction would serve as part of OSFI's compensation for its dismantlement and removal of the Main Pass sulphur facilities.

                              OIL AND GAS RESERVES

     The following unaudited pro forma reserves information as of March 31, 2002 is based on the estimated proved reserves information set forth in our annual report on Form 10-K for the year ended December 31, 2001 and the transactions and other events described in the table and footnotes below. This information has been prepared for informational purposes only and may not be indicative of the estimated proved reserves that would have been achieved had we actually commissioned our independent petroleum engineering firm, Ryder Scott Company, L.P. (Ryder Scott), to provide a report as of March 31, 2002.

     For purposes of this table, we have rolled forward our year-end 2001 reserves information as set forth in the reserve report prepared by Ryder Scott, and excluded reserves relating to fields that we have sold or expect to sell in the near future and reserves produced for the three months ended March 31, 2002. Except with respect to fields that we have sold and our production for the first quarter of 2002, we believe there have been no material changes in our year-end 2001 reserves information as set forth in the reserve report prepared by Ryder Scott as of December 31, 2001. The information below does not provide for any positive or negative extensions or revisions to this reserve information that might result from engineering analysis of proved reserves estimates, nor has the table below been reviewed by Ryder Scott other than for the inclusion of the year-end 2001 estimated proved reserves amounts set forth in its reserve report.

                                                                  TOTAL (MMFE)
                                                        ---------------------------------
                                                         PROVED       PROVED       TOTAL
                                                        DEVELOPED   UNDEVELOPED    MMCFE
                                                        ---------   -----------   -------
Reserves at December 31, 2001.........................    72,463      14,093       86,556
Reserves sold effective January 1, 2002...............   (12,661)     (7,786)     (20,447)
                                                         -------      ------      -------
  Subtotal............................................    59,802       6,307       66,109
Main Pass Block 299 reserves(a).......................   (31,887)         --      (31,887)
West Cameron Block 616 reserves(b)....................    (8,937)         --       (8,937)
                                                         -------      ------      -------
Pro forma at December 31, 2001........................    18,978       6,307       25,285
Production for the three months ended March 31,
  2002(c).............................................    (2,018)         --       (2,018)
                                                         -------      ------      -------
Pro forma at March 31, 2002...........................    16,960       6,307       23,267
                                                         =======      ======      =======

---------------

(a) Reflects Main Pass 299 reserves at December 31, 2001. Pursuant to the agreement to satisfy our Main Pass 299 sulphur reclamation obligations, OSFI will be entitled to the future economic interests associated with the oil operations at this field. See "Business-Sulphur Reclamation Obligations."

(b) Reflects our interest in all West Cameron Block 616 reserves at December 31, 2001. We farmed-out our interests in this field in June 2002 and have retained a five percent overriding royalty interest in this property that would increase to 10 percent after production of additional 12 Bcfe from the field. See "Business-Disposition of Oil and Gas Properties."

(c) The production figures for 2002 exclude the production amounts for the properties sold on February 22, 2002, effective January 1, 2002 (967 MMcfe); the oil production from Main Pass 299 (1,743 MMcfe); and the production from West Cameron Block 616 through February 26, 2002, when production ceased pending future recompletion efforts (140 MMcfe).

                                  RISK FACTORS

FORWARD-LOOKING STATEMENTS

     This report includes "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about our plans, strategies, expectations, assumptions and prospects. "Forward-looking statements" are all statements other than statements of historical fact, such as: statements regarding our financial plan to address our liquidity issues and our business plan for 2002; statements regarding the estimated net proceeds of this offering and the uses or sufficiency thereof; statements regarding our need for, and the availability of, financing; our proposed new credit facility; our plans with regards to the exploration and development of our prospects; the economic potential of our exploration prospects; the anticipated timing of, and potential arrangements with third parties regarding, the drilling and evaluation of our exploration prospects and the estimated costs thereof; the oil and gas reserve potential of our Gulf of Mexico exploration acreage; anticipated flow rates of producing wells; anticipated initial flow rates of new wells; the timing of production from our oil and gas properties; production and reserve estimates; reserve depletion rates; cash flow estimates with respect to the production and sale of our estimated proved reserves; general economic and business conditions; risks and hazards inherent in the production of oil and natural gas; demand and potential demand for oil and gas; trends in oil and gas prices; the payment of dividends on our common stock and preferred stock; the amounts and timing of our reclamation obligations and our plans and arrangements for satisfying such obligations; and other environmental issues.

     Forward-looking statements are based on our assumptions and analyses made in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including the risk factors discussed below and in our other filings with the Securities and Exchange Commission (SEC), general economic and business conditions, the business opportunities that may be presented to and pursued by us, changes in laws and other factors, many of which are beyond our control. We undertake no obligation to update or revise any forward-looking statements. Readers are cautioned that forward-looking statements are not guarantees of future performance, and the actual results or developments may differ materially from those projected in the forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others, the following:

FACTORS RELATING TO FINANCIAL MATTERS

     WE WILL REQUIRE ADDITIONAL CAPITAL TO FUND OUR OBLIGATIONS AND OUR FUTURE DRILLING ACTIVITIES. IF WE FAIL TO OBTAIN ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO CONTINUE OUR OPERATIONS. Historically, we have funded our operations and capital expenditures through

     - selling common stock,

     - borrowing money from banks,

     - selling oil and gas properties,

     - entering into exploration arrangements with other parties, and

     - our cash flow from operations.

Adverse business conditions with our sulphur operations and significant costs for unsuccessful exploratory drilling have resulted in liquidity needs for us. Our independent public accountants concluded in their audit of our 2001 financial statements that our significant debt maturities and other obligations due in 2002 created substantial doubt regarding our ability to continue as a going concern.

     We require additional funds to pay our obligations that become due in the coming months. We cannot assure you that the proceeds from this offering plus other sources of capital will be sufficient to conduct our operations through 2003 or that we will have sufficient other capital to fund our obligations and oil and gas exploration activities. If we do not have sufficient funds, our creditors may take actions that could be detrimental to our ability to continue to conduct our operations. In addition, you may disagree with how we use our operating cash flows and other funds for exploration and development and other expenses.

     We entered into a farm-out arrangement with El Paso to fund the exploration and development for four of our prospects. We are seeking to enter into additional farm-out or other arrangements with other companies but cannot assure you that we will succeed in entering into these arrangements. Farm-out or similar arrangements will reduce our share of any future revenues associated with our exploration prospects. Moreover, we will not have an interest in the prospect until specified production quantities have been achieved or specified net production proceeds have been received for the benefit of the other party. Consequently, even if exploration and development of the prospect are successful, we cannot assure you that they will result in an increase in our proved oil and gas reserves or, if they do result in an increase, when that might occur.

     In addition to farm-outs and similar arrangements, we may consider sales of interests in our properties, which in the case of producing properties would reduce future revenues, and in the case of exploration properties would reduce our prospects.

     WE HAVE INCURRED LOSSES FROM OUR OPERATIONS IN THE PAST AND OUR FAILURE TO ACHIEVE PROFITABILITY IN THE FUTURE COULD ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK AND CONVERTIBLE PREFERRED STOCK. We have incurred losses from our oil and gas operations of $104.8 million in 2001, $34.9 million in 2000, $2.8 million in 1999, $17.6 million in 1998 and $10.5 million in 1997. No assurances can be given that we will achieve profitability or positive cash flows from our operations in the future. Our failure to achieve profitability in the future could adversely affect the trading price of our common stock and convertible preferred stock and our ability to continue as a going concern.

     WE HAVE SIGNIFICANT RECLAMATION OBLIGATIONS AT MAIN PASS. We have entered into an agreement with OSFI to dismantle and remove (or reclaim) our sulphur facilities at Main Pass, which is intended to satisfy our significant reclamation obligations with respect to those facilities. If OSFI does not perform its obligations under the agreement and our reclamation obligations are not satisfied, we will remain liable for those reclamation obligations, which could be detrimental to our ability to continue to conduct our operations. For a more detailed discussion of our sulphur reclamation obligations, see the section of this prospectus supplement entitled "Business -- Sulphur Reclamation Obligations."

     IN ADDITION TO OUR MAIN PASS RECLAMATION OBLIGATIONS, WE ARE RESPONSIBLE FOR RECLAMATION OBLIGATIONS AS WELL AS OTHER OBLIGATIONS RELATING TO OUR FORMER SULPHUR OPERATIONS. In connection with its spin-off from Phosphate Resource Partners in December 1997, Freeport Sulphur assumed responsibility for potential liabilities, including environmental liabilities, associated with the prior conduct of the businesses contributed by Phosphate Resource Partners to Freeport Sulphur. Among these are potential liabilities arising from sulphur mines that were depleted and closed in the past in accordance with environmental laws in effect at the time, particularly in coastal or marshland areas that have experienced subsidence or erosion. Moreover, new laws or actions by governmental agencies could result in significant additional reclamation costs for us.

     We are subject to certain indemnification obligations with respect to the sulphur transportation and terminaling assets that we sold to a joint venture owned by Savage Industries, Inc. (Savage) and IMC Global, Inc. (IMC) in June 2002, including certain environmental issues. We are also subject to certain indemnification obligations with respect to the sulphur operations previously engaged in by us or our predecessor companies. In addition, we also assumed, and agreed to indemnify IMC from, certain potential obligations, including environmental obligations of IMC relating to historical oil and gas operations conducted by the Freeport-McMoRan companies prior to the merger of Freeport-McMoRan Inc. and IMC. Our liabilities with respect to these obligations could adversely affect our operations. For more information regarding these obligations, see the sections of this prospectus supplement entitled
"Business -- Sale of Sulphur Transportation and Terminaling Assets" and "Business -- Sulphur Reclamation Obligations."

     We could also be subject to potential liability for personal injury or property damage relating to wellheads and other materials at closed mines in coastal areas that have become exposed through coastal erosion. We cannot assure you that our insurance coverages would be sufficient to protect against these liabilities. We also cannot assure you that our current or future accruals for reclamation costs will be sufficient to fully cover the costs.

FACTORS RELATING TO CONVERTIBLE PREFERRED STOCK

     THERE HAS NOT BEEN A PRIOR MARKET FOR THE SHARES OF OUR CONVERTIBLE PREFERRED STOCK, AND AN ACTIVE TRADING MARKET FOR THE SHARES OF OUR CONVERTIBLE PREFERRED STOCK MAY NOT DEVELOP. The shares of our convertible preferred stock are a new issue of securities with no established trading market. In addition, we have not applied for the listing of the convertible preferred stock on any securities exchange or established trading market. We cannot assure you that a market for the convertible preferred stock will develop or that holders of our convertible preferred stock will be able to sell their shares of the convertible preferred stock easily. An inactive or illiquid trading market could adversely affect the trading price of the shares of our convertible preferred stock. In addition, the market price of shares of our convertible preferred stock could vary significantly in response to our operating results and other factors, including the size of the public float of the shares of the convertible preferred stock.

     WE MAY NOT BE PERMITTED TO PAY CASH DIVIDENDS ON OUR CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS CANNOT COMPEL US TO PAY THEM. UNPAID DIVIDENDS DO NOT EARN INTEREST. IN ADDITION, THE CONVERTIBLE PREFERRED STOCK WILL BE REDEEMED ON JUNE 30, 2012 ONLY IF WE HAVE FUNDS LEGALLY AVAILABLE. Our ability to pay cash dividends may depend on criteria set forth in future credit agreements. If there is a default under future credit agreements, we may not be able to pay dividends on the shares of convertible preferred stock. Even if future credit agreements permit us to pay cash dividends, we can make those payments only from our surplus (the excess of the fair value of our total assets over the sum of our liabilities plus our total paid-in share capital). In addition, we can pay cash dividends only if after paying those dividends we would be able to pay our liabilities as they become due. We cannot assure you that we will have any surplus. Holders cannot force us to pay accumulated dividends, but we must pay them before we are permitted to pay dividends on any junior stock, and we must pay them on an equal basis with any dividends that we pay on any stock with equal rights. Accumulations of dividends on shares of our convertible preferred stock will not bear interest. In addition, we cannot assure you that we will have funds legally available, as determined under Delaware law, on the mandatory redemption date, June 30, 2012.

     OUR CONVERTIBLE PREFERRED STOCK IS SUBORDINATED TO ALL OF OUR EXISTING LIABILITIES AND WILL NOT LIMIT OUR ABILITY TO INCUR FUTURE INDEBTEDNESS THAT WILL RANK SENIOR TO OUR CONVERTIBLE PREFERRED STOCK. The rights of holders of our convertible preferred stock to the payments of dividends and amounts distributable upon our dissolution, liquidation or winding up are inferior to the rights of all of our creditors to have our obligations paid to them. The terms of our convertible preferred stock will not limit the amount of debt or other obligations that we may incur.

     OUR ABILITY TO ISSUE PREFERRED STOCK IN THE FUTURE COULD ADVERSELY AFFECT THE RIGHTS OF HOLDERS OF OUR CONVERTIBLE PREFERRED STOCK AND OUR COMMON
STOCK. Our certificate of incorporation authorizes us to issue up to 50,000,000 shares of preferred stock in one or more series on terms determined by our board of directors. Accordingly, we may authorize, increase the authorized amount of, or issue any shares of any series of preferred stock that would rank senior to the convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution, although we would need the affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of our convertible preferred stock to do so. We would not need that vote or consent to authorize, increase the authorized amount of, or issue any series of preferred stock that ranks equal or junior to our convertible preferred stock as to such rights. Our future issuance of preferred stock could therefore effectively diminish or supersede dividends on, and the liquidation preference of, our convertible preferred stock and adversely affect our common stock.

     SALES, OR THE AVAILABILITY FOR SALE, OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK COULD ADVERSELY AFFECT THE VALUE OF OUR CONVERTIBLE PREFERRED STOCK AND IMPAIR OUR ABILITY TO RAISE EQUITY CAPITAL. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including shares of our common stock issuable upon the conversion of shares of our convertible preferred stock or upon exercise of outstanding options or other rights to acquire shares of our common stock, could adversely affect the prevailing market price of our common stock. This would adversely affect the value of our convertible preferred stock and could impair our future ability to raise capital through an offering of our equity securities.

     THE TRADING PRICES FOR OUR CONVERTIBLE PREFERRED STOCK WILL BE DIRECTLY AFFECTED BY THE TRADING PRICES FOR OUR COMMON STOCK. The initial public offering price for a share of our convertible preferred stock and the conversion price were determined by our board of directors and the underwriter after considering the likely cost of capital from other sources, historic and current trading prices for our common stock, and our need for capital in the near term. To the extent there is a secondary market for our convertible preferred stock, we believe that the trading prices of the convertible preferred stock will be directly affected by the trading prices of our common stock. We cannot predict how our common stock will trade, but it has been volatile, as described below.

     Trading prices of our common stock and our convertible preferred stock, if it trades at all, will be influenced by our consolidated operating results and financial condition and by economic, financial and other factors and market conditions that can affect the capital markets generally. These include our ability to pay dividends on, and ultimately to pay the redemption price of, our convertible preferred stock, and the level of, and fluctuations in, sales of our common stock in the market at the same time as, or subsequent to, the offering of the convertible preferred stock, or the perception that these sales may occur. If the trading price of our common stock declines, the shares of the convertible preferred stock can be expected to decline and may decline to a price that is less than the initial public offering price that you will pay for the shares offered by this prospectus supplement.

     DISTRIBUTIONS ON OUR CONVERTIBLE PREFERRED STOCK MAY HAVE DISADVANTAGEOUS TAX CONSEQUENCES TO HOLDERS. Distributions on our convertible preferred stock will be taxable for U.S. federal income tax purposes as ordinary dividend income (and eligible for the dividends-received deduction for certain U.S. corporate holders) only to the extent paid out of our current or accumulated earnings and profits as determined for federal income tax purposes and otherwise will be treated in the manner described under "United States Federal Income Tax Considerations." Absent current or accumulated earnings and profits, distributions on the convertible preferred stock will constitute tax-free returns of capital to the extent of holder's tax basis in the convertible preferred stock and thereafter capital gain and will not be eligible for the dividends-received deduction. Under some circumstances, holders of our convertible preferred stock or our common stock may be deemed to have received a taxable dividend, even though no payments were made to them.

     OUR COMMON STOCK PRICE HAS BEEN VOLATILE AND THAT VOLATILITY, AS WELL AS OTHER MARKET FACTORS, COULD MAKE IT DIFFICULT FOR INVESTORS TO BE ABLE TO RESELL OUR COMMON STOCK. The price at which our common stock will trade may continue to be volatile due to factors such as:

     - our exploratory drilling results;

     - changes in the market prices of oil and gas;

     - our historical and anticipated quarterly and annual operating results;

     - variations between our actual results and the expectations of investors and analysts;

     - announcements by us or others regarding developments affecting our business;

     - investor perceptions of our company and comparable public companies; or

     - conditions and trends in the oil and gas industry.

In particular, the stock market has from time to time experienced significant price and volume fluctuations affecting the stock of oil and gas companies. Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock.

FACTORS RELATING TO OUR OIL AND GAS OPERATIONS

     OUR FUTURE PERFORMANCE DEPENDS ON OUR ABILITY TO ADD RESERVES. Our future financial performance depends in large part on our ability to find, develop and produce oil and gas reserves. Without successful exploration and development activities, our reserves will be depleted. We cannot assure you that we will be able to find, develop or produce additional reserves on a profitable basis. Moreover, because an ownership interest in prospects subject to a farm-out or other exploration arrangement will revert to us only upon the achievement of a specified production threshold or the receipt of specified net production proceeds, significant discoveries on these prospects will be needed to increase our proved oil and gas reserves. We cannot assure you that any of our exploration arrangements will result in an increase in our proved oil and gas reserves, or if they do result in an increase, when that might occur.

     OUR EXPLORATION AND DEVELOPMENT ACTIVITIES MAY NOT BE COMMERCIALLY SUCCESSFUL. Oil and gas exploration and development involve a high degree of risk that hydrocarbons will not be found, that they will not be found in commercial quantities, or that the value produced will be less than the drilling, completion and operating costs. The 3-D seismic data and other technologies that we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or economically producible. The cost of drilling, completing and operating a well is often uncertain, especially when drilling offshore, and cost factors can adversely affect the economics of a project. Our drilling operations may be changed, delayed or canceled as a result of numerous factors, including

     - the market price of oil and gas;

     - unexpected drilling conditions;

     - unexpected pressure or irregularities in formations;

     - equipment failures or accidents;

     - title problems;

     - hurricanes, which are common in the Gulf of Mexico during certain times of the year, and other adverse weather conditions;

     - regulatory requirements; and

     - unavailability or high cost of equipment or labor.

Further, completion of a well does not guarantee that it will be profitable or even that it will result in recovery of drilling, completion and operating costs.

     THE FUTURE FINANCIAL RESULTS OF OUR OIL AND GAS BUSINESS ARE DIFFICULT TO FORECAST, PRIMARILY BECAUSE THE RESULTS OF OUR EXPLORATION STRATEGY ARE UNPREDICTABLE. We currently have six properties in production, excluding Main Pass. Most of our oil and gas business is devoted to exploration, the results of which are unpredictable. In addition, we use the successful efforts accounting method for our oil and gas exploration and development activities. This method requires us to expense geological and geophysical costs and the costs of unsuccessful exploration wells as they occur, rather than capitalizing these costs up to a specified limit as required by the full cost accounting method. Because the timing difference between incurring exploration costs and realizing revenues from successful properties can be significant, losses may be reported even though exploration activities may be successful during a reporting period. Accordingly, depending on our exploration results, we may incur future losses as we continue to pursue our exploration activities. We cannot assure you that our oil and gas operations will achieve or sustain positive earnings or cash flows from operations in the future.

     OUR REVENUES, PROFITS, GROWTH RATES AND COMMON STOCK AND CONVERTIBLE PREFERRED STOCK PRICES MAY VARY SIGNIFICANTLY WITH FLUCTUATIONS IN THE MARKET PRICES OF OIL AND GAS. In recent years, oil and gas prices have fluctuated widely. We have no control over the factors affecting prices, which include

     - the market forces of supply and demand,

     - regulatory and political actions of domestic and foreign governments, and

     - attempts of international cartels to control or influence prices.

Any significant or extended decline in oil and gas prices would have a material adverse effect on our profitability, financial condition and operations and the trading prices of our common stock and convertible preferred stock.

     THE AMOUNT OF OIL AND GAS THAT WE PRODUCE AND THE NET CASH FLOW THAT WE RECEIVE FROM THAT PRODUCTION MAY DIFFER MATERIALLY FROM THE AMOUNTS REFLECTED IN OUR RESERVE ESTIMATES. Our estimates of proved oil and gas reserves are based on reserve engineering estimates using guidelines established by the SEC. Reserve engineering is a subjective process of estimating recoveries from underground accumulations of oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of factors and assumptions, such as

     - historical production from the area compared with production from other producing areas;

     - assumptions concerning future oil and gas prices, future operating and development costs, workover, remedial and abandonment costs, severance and excise taxes; and

     - the assumed effects of government regulation.

     These factors and assumptions are difficult to predict and may vary considerably from actual results. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon varying interpretations of the same data. Also, estimates of proved reserves for wells with limited or no production history are less reliable than those based on production. Subsequent evaluation of the same reservoir may result in variations, which may be substantial, in our estimated reserves. As a result, all reserve estimates are imprecise.

     You should not consider the estimated present values of future net cash flows from proved oil and gas reserves as the current market value of our estimated proved oil and gas reserves. As required by the SEC, we have estimated the discounted future net cash flows from our proved reserves based on the prices and costs prevailing at December 31, 2001, without any adjustment to normalize those prices and costs based on variations over time either before or after that date. Actual future prices and costs may be materially higher or lower. Future net cash flows also will be affected by factors such as

     - the actual amount and timing of production,

     - changes in consumption by gas purchasers, and

     - changes in governmental regulations or taxation.

In addition, we have used a 10 percent discount factor, which the SEC requires all companies to use to calculate discounted future net cash flows for reporting purposes. That is not necessarily the most appropriate discount factor to be used in determining market value, since interest rates vary from time to time, and the risks associated with operating particular oil and gas properties can vary significantly.

     IF OIL AND GAS PRICES DECREASE OR OUR EXPLORATION EFFORTS ARE UNSUCCESSFUL, WE MAY BE REQUIRED TO WRITE DOWN THE CAPITALIZED COST OF INDIVIDUAL OIL AND GAS PROPERTIES. This could occur when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved oil and gas reserves, increases in our estimates of development costs or deterioration in our exploration results. A writedown could adversely affect the prices of our common stock and convertible preferred stock.

     We follow the successful efforts accounting method. All property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending the determination of whether proved reserves have been discovered. If proved reserves are not discovered within an exploratory well, the costs of drilling the well are expensed. All geological and geophysical costs on exploratory prospects are expensed as incurred.

     The capitalized costs of our oil and gas properties, on a field-by-field basis, may exceed the estimated future net cash flows of that field. If so, we record impairment charges to reduce the capitalized costs of each such field to our estimate of the field's fair market value. Unproved properties are evaluated at the lower of cost or fair market value. This type of charge will reduce our stockholders' equity.

     We assess our properties for impairment periodically, based on future estimates of proved and risk-assessed probable reserves, oil and gas prices, production rates and operating, development and reclamation costs based on operating budget forecasts. Once incurred, any such impairment charge is not reversible at a later date even if oil or gas prices increase.

     SHORTAGES OF SUPPLIES, EQUIPMENT AND PERSONNEL MAY ADVERSELY AFFECT OUR OPERATIONS. Our ability to conduct operations in a timely and cost effective manner depends on the availability of supplies, equipment and personnel. The offshore oil and gas industry is cyclical and experiences periodic shortages of drilling rigs, work boats, tubular goods, supplies and experienced personnel. Shortages can delay operations and materially increase operating and capital costs.

     THE OIL AND GAS EXPLORATION BUSINESS IS VERY COMPETITIVE, AND MOST OF OUR COMPETITORS ARE MUCH LARGER AND FINANCIALLY STRONGER THAN WE ARE. The business of oil and gas exploration, development and production is intensely competitive, and we compete with many companies that have significantly greater financial and other resources than we have. Our competitors include the major integrated oil companies and a substantial number of independent exploration companies. We compete with these companies for supplies, equipment, labor and prospects. These competitors may, for example, be better able to

     - access less expensive sources of capital;

     - obtain equipment, supplies and labor on better terms;

     - develop or buy, and implement new technologies; and

     - access more information relating to prospects.

     BECAUSE A SIGNIFICANT PART OF OUR CURRENT RESERVES AND PRODUCTION IS CONCENTRATED IN A SMALL NUMBER OF OFFSHORE PROPERTIES, PRODUCTION PROBLEMS OR SIGNIFICANT CHANGES IN RESERVE ESTIMATES RELATED TO ANY ONE OF THOSE PROPERTIES COULD HAVE A MATERIAL IMPACT ON OUR BUSINESS. Our current reserves and production primarily come from our six properties in the shallow waters of the Gulf of Mexico. If mechanical problems, storms or other events reduced a substantial portion of this production, our cash flows would be adversely affected. If the actual reserves associated with our fields are less than our estimated reserves, our results of operations and financial condition could be adversely affected.

     OFFSHORE OPERATIONS ARE HAZARDOUS, AND THE HAZARDS ARE NOT FULLY INSURABLE. Our operations are subject to the hazards and risks inherent in drilling for, producing and transporting oil and gas. These hazards and risks include

     - fires,

     - natural disasters,

     - abnormal pressures in formations,

     - blowouts,

     - cratering,

     - pipeline ruptures, and

     - spills.

If any of these or similar events occur, we could incur substantial losses as a result of death, personal injury, property damage, pollution and lost production. Moreover, our drilling, production and transportation operations in the Gulf of Mexico are subject to operating risks peculiar to the marine environment. These risks include

     - hurricanes, which are common in the Gulf of Mexico during certain times of the year, and other adverse weather conditions,

     - more extensive governmental regulation (including regulations that may, in certain circumstances, impose strict liability for pollution damage), and

     - interruption or termination of operations by governmental authorities based on environmental, safety or other considerations.

In addition, in view of the terrorist attacks in the United States on September 11, 2001, it is possible that further acts of terrorism may be directed against United States properties of companies such as ours.

     Our liability, property damage, business interruption and other insurance coverages do not provide protection against all potential liabilities incident to the ordinary conduct of our business and do not provide coverage for damages caused by war or acts of terrorism. Moreover, our insurance coverages are subject to coverage limits, deductibles and other conditions. The occurrence of an event that is not fully covered by insurance could adversely affect our financial condition and results of operations.

     WE ARE VULNERABLE TO RISKS ASSOCIATED WITH THE GULF OF MEXICO BECAUSE WE CURRENTLY EXPLORE AND PRODUCE EXCLUSIVELY IN THAT AREA. Our strategy of concentrating our activities in the Gulf of Mexico makes us more vulnerable to the risks associated with operating in that area than our competitors with more geographically diverse operations. These risks include

     - hurricanes, which are common in the Gulf of Mexico during certain times of the year, and other adverse weather conditions;

     - difficulties securing oil field services; and

     - compliance with regulations.

In addition, production in the Gulf of Mexico generally declines more rapidly than in many other producing regions of the world. This results in recovery of a relatively high percentage of reserves during the initial years of production, and a corresponding need to replace these reserves with discoveries at new prospects at a rapid rate.

     IF OUR FARM-OUT PARTNERS OR THIRD-PARTY OPERATORS HAVE FINANCIAL PROBLEMS, THE EXPLORATION AND DEVELOPMENT OF OUR PROSPECTS MAY BE ADVERSELY AFFECTED. We recently entered into a farm-out arrangement with an oil and gas industry participant to fund the exploration and development costs for four of our prospects and we are currently seeking to enter into similar arrangements with other companies. In addition, other companies operate some of the other properties in which we have an ownership interest. If oil and gas prices were to decline significantly, some of our farm-out partners and working interest owners, particularly the smaller ones, may undergo liquidity and cash flow problems. These problems may lead to their attempting to delay or slow down the pace of drilling or project development to a point that may be detrimental to the project.

     In addition, our farm-out partners and working interest owners may be unwilling or unable to pay their share of the costs of projects as they become due. In the case of a farm-out partner, we would have to obtain alternative funding in order to complete the exploration and development of the prospects subject to the farm-out agreement. In the case of a working interest owner, we could be required to pay the working interest owner's share of the project costs.

     WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE. Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over the operation of these properties or their associated costs. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including

     - timing and amount of capital expenditures;

     - the operator's expertise and financial resources;

     - approval of other participants in drilling wells; and

     - selection of technology.

     HEDGING OUR PRODUCTION MAY RESULT IN LOSSES. We may enter into hedging arrangements to reduce our exposure to fluctuations in the market prices of oil and natural gas. Under our proposed new credit facility, we may enter into oil and gas hedging contracts in order to increase credit availability. See "Use of Proceeds." Hedging will expose us to risk of financial loss in some circumstances, including if

     - production is less than expected;

     - the other party to the contract defaults on its obligations; or

     - there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, hedging may limit the benefit we would otherwise receive from increases in the prices of oil and gas. Further, if we do not engage in hedging, we may be more adversely affected by changes in oil and gas prices than our competitors who engage in hedging.

     COMPLIANCE WITH ENVIRONMENTAL AND OTHER GOVERNMENT REGULATIONS COULD BE COSTLY AND COULD NEGATIVELY IMPACT PRODUCTION. Our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

     - require the acquisition of a permit before drilling commences,

     - restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities,

     - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas,

     - require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells, and

     - impose substantial liabilities for pollution resulting from our operations.

     The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulation could have a significant impact on our operating costs, as well as on the oil and gas industry in general.

     Our operations could result in liability for personal injuries, properly damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous properly owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden and accidental environmental damages, but we do not believe that insurance coverage for environmental damages that occur over time or complete coverage for sudden and accidental environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose the privilege to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur.

     The Oil Pollution Act of 1990 imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act of 1990, could have a material adverse impact on us.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of March 31, 2002, and as adjusted to reflect the sale by us of our convertible preferred stock and the application of the estimated net proceeds of this offering as described in "Use of Proceeds." This table does not reflect transactions and other events that have occurred since March 31, 2002. See "Summary -- Unaudited Condensed Pro Forma Balance Sheet."

                                                                   MARCH 31, 2002
                                                              -------------------------
                                                               ACTUAL       AS ADJUSTED
                                                              ---------     -----------
                                                                   (IN THOUSANDS)
Cash and cash equivalents...................................  $   9,200      $   9,200
                                                              =========      =========
Freeport Sulphur credit facility............................     56,000(a)      56,000(a)
5% Convertible Preferred Stock represented by shares offered
  hereby....................................................         --         33,500
Stockholders' equity:
  Preferred stock, par value $0.01, 50,000,000 shares
     authorized and unissued................................         --             --
  Common stock, par value $0.01, 150,000,000 shares
     authorized; 18,232,922 shares issued and outstanding...        182            182
  Capital in excess of par value of common stock............    302,699        302,699
  Accumulated deficit.......................................   (323,772)      (323,772)
  Common stock held in treasury -- 2,295,900 shares, at
     cost...................................................    (42,597)       (42,597)
                                                              ---------      ---------
     Total stockholders' deficit............................    (63,488)       (63,488)
                                                              ---------      ---------
     Total capitalization...................................  $  (7,488)     $  26,012
                                                              =========      =========

---------------

(a) Proceeds from June 2002 sale of sulphur assets were used to reduce debt outstanding. See "Business -- Sale of Sulphur Transportation and Terminaling Assets." As of June 17, 2002, we owed $8.0 million under this credit facility, which we expect will be repaid using proceeds from this offering.

                                USE OF PROCEEDS

     We estimate that we will receive net proceeds from this offering of approximately $33.5 million. We will use a portion of the proceeds to repay the $8.0 million of debt outstanding under our sulphur credit facility, which will terminate that facility and eliminate all of our outstanding debt. We expect to use the remaining proceeds, together with cash flow from our operations, to fund our working capital requirements and operational activities during the remainder of 2002 and 2003.

     We anticipate that we will require additional capital in the future to further pursue our business plan, including our exploration and development activities. In June 2002, we expect to complete a loan agreement with Hibernia National Bank to provide a revolving credit facility with a one-year term. Amounts available under the facility will be subject to a borrowing base, which we expect will initially be established at $4.5 million. Amounts available may be increased to $6.5 million upon the establishment of hedging contracts covering a portion of our oil and gas production. In addition, we entered into a major farm-out agreement, which we anticipate will fund $40 million of exploration and development costs on four prospects. We are also discussing with oil and gas industry participants the funding of exploration and development of additional prospects. We may also consider the sale of interests in our oil and gas properties.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the New York Stock Exchange (NYSE) under the symbol MMR. The following table sets forth the quarterly high and low sales prices for our common stock as reported by NYSE for the periods indicated.

                                                               HIGH     LOW
                                                              ------   ------
Fiscal Year 2000
  First Quarter.............................................  $21.00   $17.25
  Second Quarter............................................   19.50    11.63
  Third Quarter.............................................   16.63     9.81
  Fourth Quarter............................................   13.25     9.50
Fiscal Year 2001
  First Quarter.............................................   17.50    12.15
  Second Quarter............................................   15.00    12.50
  Third Quarter.............................................   14.75     4.80
  Fourth Quarter............................................    7.53     4.60
Fiscal Year 2002
  First Quarter.............................................    6.15     3.30
  Second Quarter (through June 17, 2002)....................    4.50     3.35

     We have not in the past paid, and do not anticipate paying in the foreseeable future, cash dividends on our common stock. We have agreements currently in place that restrict the payment of dividends on our common stock. Any future decision to pay a dividend and the amount of any dividend paid, if permitted, will be made at the discretion of our board of directors. For information regarding dividends on our convertible preferred stock, see the section of this prospectus supplement entitled "Description of Our Convertible Preferred Stock -- Dividends."

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges was as follows for the periods presented:

FOR THE THREE
MONTHS ENDED
  MARCH 31,       FOR YEARS ENDED DECEMBER 31,
-------------   --------------------------------
2002    2001    2001   2000   1999   1998   1997
-----   -----   ----   ----   ----   ----   ----
9.6x...   --(a)  --(a) 1.1x    --(a)  --(a)   --(a)

---------------

(a) We sustained a net loss from continuing operations of $35.9 million during the three months ended March 31, 2001, $104.8 million in 2001, $2.8 million in 1999, $17.6 million in 1998 and $10.5 million in 1997. These losses were inadequate to cover our fixed charges of $2.2 million for the three months ended March 31, 2001, $9.4 million in 2001, $8.5 million in 1999 and $1.3 million in 1998 and 1997.

                             ---------------------

     For this calculation, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include interest and that portion of interest deemed representative of interest.

                                    BUSINESS

     We explore for, develop and produce oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast region of the United States. We have rights to explore approximately 500,000 gross acres and 300,000 net acres, which is one of the largest exploration acreages held by any independent company in the Gulf of Mexico. Our gross acreage is the total number of acres in which we have a working interest, potential reversionary interest or other ownership interest. Our net acreage is determined by multiplying our gross acreage by our percentage working interest, potential reversionary interest or other ownership interest. Our acreage position includes approximately 100,000 gross acres (approximately 24,000 net to our interest) for our potential reversionary interests in prospects that we recently farmed-out and in properties that we recently sold.

     On a pro forma basis our estimated proved reserves at March 31, 2002 were approximately 19.1 billion cubic feet (or Bcf) of natural gas and 0.7 million barrels (or MMBls) of oil and condensate, or approximately 23.3 billion cubic feet of gas equivalent (or Bcfe). Our estimated proved reserves are the quantities of oil and gas that our data indicates are likely to be recoverable from our oil and gas properties, and a Bcfe is determined using a ratio of 6,000 cubic feet of gas to one barrel of crude oil, condensate, or natural gas liquids. We calculated our pro forma estimated proved reserves by taking our estimated proved reserves at December 31, 2001 and then adjusting them for actual and proposed 2002 transactions involving the sale of our reserves and our actual production during the first quarter of 2002. For information regarding our proved oil and gas reserves, see the section of this prospectus supplement entitled "-- Oil and Gas Reserves."

     We and our predecessors have engaged in oil and gas exploration and production in the Gulf of Mexico and Gulf Coast region for more than 25 years with essentially the same team of geologists and geophysicists. As a result, we have an extensive geological and geophysical database, as well as significant technical and operational expertise in the Gulf of Mexico and Gulf Coast region. Our operations are focused on this region because

     - we have developed significant expertise and have extensive information about the geology and geophysics in this region;

     - we believe there are significant reserves in this region that have not yet been discovered; and

     - the necessary infrastructure for efficiently developing, producing and transporting oil and gas exists in this region, which allows an operator to reduce costs and the time that it takes to develop, produce and transport oil and gas.

     We believe that we have the opportunity to discover meaningful new oil and gas reserves. We have identified a number of deep gas prospects in shallow waters of the Gulf of Mexico that have great potential but also involve high risk. We plan to focus our efforts and resources on drilling these prospects over the next two years. Drilling has recently begun on two prospects, and drilling on a third prospect is scheduled to begin by the end of June 2002. We intend to drill, or have other exploration and production companies drill for us, four additional prospects during the second half of 2002.

     In May 2002, we entered into a major farm-out agreement with El Paso with respect to four of our prospects. A farm-out agreement is an arrangement under which a party with mineral rights, like us, gives up some of those rights to another party, who in return pays the owner's share of the costs of exploration, development and production. Our farm-out agreement with El Paso is described below. We intend to enter into additional farm-out or other exploration arrangements with other parties to provide funds for the exploration and development of our other prospects.

     Previously we had significant sulphur operations in addition to our oil and gas activities. On June 14, 2002, we sold substantially all of the assets used in our sulphur transportation and terminaling business. We also have agreements with a third party to dismantle and remove (or reclaim) our two former offshore sulphur mining facilities. For more detailed information regarding these activities, see the sections below entitled "-- Sale of Sulphur Transportation and Terminaling Assets" and
"-- Sulphur Reclamation Obligations."

NEAR-TERM EXPLORATION ACTIVITIES; ARRANGEMENTS WITH INDUSTRY PARTICIPANTS

     We continually evaluate our undeveloped properties to identify prospects with attractive economic potential. The table below sets forth approximate information with respect to exploration prospects we have identified to drill during the remainder of 2002, including two prospects where drilling recently commenced. Estimated exploratory drilling costs of these seven prospects total approximately $55 million, net to our interest. We anticipate funding approximately $40 million of these costs under our farm-out agreement with El Paso, and we intend to enter into additional farm-out or other arrangements with other oil and gas industry participants to fund the remaining exploration costs for the other three prospects.

     In May 2002, we entered into a major farm-out agreement with El Paso with respect to four of our shallow-water, deep-gas prospects on approximately 100,000 acres in the Gulf of Mexico as indicated in the table below. The four prospects are Hornung at Eugene Island Block 108, JB Mountain at South Marsh Island Block 223, Lighthouse Point Deep at South Marsh Island Block 207, and Mound Point at Louisiana State Lease 340. Under this agreement, El Paso will fund all exploratory drilling and development costs and will retain 100 percent of our interests in the prospects until El Paso's share of aggregate production from the four prospects reaches 100 Bcfe. If El Paso's share of aggregate production from the four prospects exceeds 100 Bcfe, 50 percent of the transferred ownership interests would revert to us. Two of the prospects (Hornung and JB Mountain) are drilling. The third prospect (Lighthouse Point
Deep) is scheduled to begin drilling by the end of June 2002, and the fourth prospect (Mound Point) is scheduled to begin drilling during the second half of 2002. See "-- Oil and Gas Properties" below regarding current exploratory drilling activities.

     We also intend to enter into additional farm-out or other exploration arrangements with other oil and gas industry participants to provide funding for the exploration and development of additional prospects. Under these arrangements, we would expect to retain a significant reversionary interest in any prospects that are successfully developed.

                                                                                                PLANNED
                                                                            NET                  TOTAL
                                                            WORKING       REVENUE     WATER     DEPTH OF
FIELD, LEASE OR WELL                                      INTEREST(A)   INTEREST(A)   DEPTH     WELL(B)
--------------------                                      -----------   -----------   ------   ----------
                                                              (%)           (%)       (FEET)     (FEET)
PROSPECTS SUBJECT TO EL PASO AGREEMENT(a)
Eugene Island Block 97/108/109 (Hornung Unit)(c)........      40.0         29.5         32       21,800
South Marsh Island Block 223 (JB Mountain) (d)..........     100.0         38.8         10       18,500
South Marsh Island Block 207 (Lighthouse Point
  Deep)(e)..............................................      90.0         38.3         10       18,000
Louisiana State Lease 340 (Mound Point offset well).....      30.4         22.7         10       18,700
OTHER NEAR-TERM PROSPECTS
Eugene Island Blocks 212/213 (Phoenix)..................      33.3         23.7        100       22,000
Vermilion Block 208 (Lombardi Deep).....................      75.0         60.3        115       19,000
Eugene Island Block 193 (Deep Tern Miocene).............      53.4         42.3         90       20,000

---------------

(a) Reflects working and net revenue interests as of June 1, 2002. Under our farm-out agreement with El Paso, El Paso currently holds all of the working and net revenue interests reflected in this table in the Hornung, JB Mountain, Lighthouse Point Deep and Mound Point prospects. If El Paso's share of aggregate production from these four prospects exceeds 100 Bcfe, 50 percent of the working and net revenue interest reflected in this table would revert to us.

(b)  Reflects planned total measured depth, which is subject to change.

(c)  Based on ownership interest in Eugene Island Block 108.

(d) The working interest would be reduced to 55 percent after casing point. The net revenue interest would remain unchanged.

(e) The working interest would be reduced to 57.0 percent after casing point. The net revenue interest would remain unchanged.

OIL AND GAS PROPERTIES

     As of June 1, 2002, we owned or controlled interests in oil and gas leases in the Gulf of Mexico and onshore in Louisiana and Texas covering approximately 500,000 gross acres (approximately 300,000 acres net to us). Our acreage position includes approximately 100,000 gross acres (approximately 24,000 net to our interests) for our potential reversionary interests in the prospects farmed-out to El Paso in May 2002 and in properties sold effective January 1, 2002.

     Current Exploratory Drilling. The following three wells are part of our farm-out arrangement with El Paso (see "Near-Term Exploration Activities; Arrangements with Industry Participants").

     - EUGENE ISLAND BLOCK 108 (HORNUNG). On April 30, 2002, drilling commenced at the No. 14 exploratory well. The well has a total planned measured depth of approximately 21,800 feet. Any discovery at Hornung could be developed and placed on production quickly because of the infrastructure and facilities we have for our Eugene Island Block 97 prospect (see "Producing Properties" below).

     - SOUTH MARSH ISLAND BLOCK 223 (JB MOUNTAIN). On June 10, 2002, drilling commenced at the No. 2 exploratory well. The well has a total planned measured depth of approximately 18,500 feet. El Paso is the operator of the well.

     - SOUTH MARSH ISLAND BLOCK 207 (LIGHTHOUSE POINT DEEP). A rig is moving on location at the exploratory well, and drilling is expected to commence by the end of June 2002. El Paso will be the operator of the well.

     Producing Properties. The table below sets forth approximate information, as of June 1, 2002, with respect to our principal producing properties and our exploration discoveries. Following the table is a summary of recent activities on these properties.

                                                      NET                             LOCATION
                                         WORKING    REVENUE                 WATER     OFFSHORE     GROSS
FIELD, LEASE OR WELL                     INTEREST   INTEREST   OPERATOR     DEPTH     LOUISIANA   ACREAGE
--------------------                     --------   --------   --------   ---------   ---------   -------
                                           (%)        (%)                 (IN FEET)    (MILES)
Eugene Island Block 97.............        38.0       27.2       OEI(a)       27          25       5,000
Eugene Island Block 193............        42.2(b)    33.4(b)    MMR(c)       90          50          --
Eugene Island Blocks 193/208/215...        53.4       41.7       MMR         100          50      10,000
West Cameron Block 624.............        95.0       66.8       CVX(d)      365         130       5,000
Vermilion Block 160 Field Unit.....        41.8       35.8(e)    MMR         100          42       2,813
Ship Shoal Block 296...............        12.4        8.7       MMR         260          62       5,000
Main Pass Block 299(f).............       100.0       83.3(e)    MMR         210          32       1,125

---------------

(a)  Ocean Energy Inc.

(b) Reflects the election of a third party to participate in 20 percent of our interests in the well; amounts will increase to 50.1 percent working interest and 39.6 percent net revenue interest at payout.

(c)  MMR is our New York Stock Exchange ticker symbol.

(d)  ChevronTexaco Corp.

(e) Subject to net profits interests of approximately 2.6 percent at the Vermilion Block 160 field unit and 50 percent at Main Pass 299.

(f) Pursuant to the agreement to satisfy our Main Pass 299 sulphur reclamation obligations, OSFI will be entitled to the future economic interests associated with the oil operations at this field.

                             ---------------------

     - EUGENE ISLAND BLOCK 97 (THUNDERBOLT). In October 2000, drilling of the Eugene Island Block 97 No. 1 exploratory well commenced and was drilled to a total depth of 17,030 feet. During the fourth quarter of 2000, the well encountered 75 feet of net hydrocarbon pay in three pay sands logged between measured depths of 14,000 feet and 14,290 feet. This discovery was developed rapidly with production commencing in March 2001, approximately four months subsequent to its discovery. In February 2001, drilling commenced at the Thunderbolt No. 2 exploratory well. The well encountered 110 feet of net pay through a true vertical depth (TVD) of 14,880 feet and subsequently logged an additional 50 feet of pay at 15,530 feet to bring the net pay encountered by the well to approximately 160 feet. The well was completed and developed, with initial production from the well commencing in mid-June 2001, approximately three months after its discovery. In September 2001, drilling commenced at the Thunderbolt No. 3 exploratory well. The well explored zones not encountered by the No. 1 and No. 2 wells. The No. 3 well encountered 7 sand intervals with approximately 340 net feet of highly resistive sands indicating potential hydrocarbons between 13,938 feet and 15,159 feet TVD. The well was drilled to a total measured depth of 18,300 feet or 16,300 TVD. The No. 3 well was developed rapidly, and initial production commenced from the well in January 2002, approximately two months following its discovery. During the second quarter of 2002, the three wells that comprise the Thunderbolt field are producing at an average gross daily rate of 13.2 MMcfe/d, 3.6 MMcfe/d net to us.

     - EUGENE ISLAND BLOCK 193 (NORTH TERN DEEP). During the fourth quarter of 2000, we commenced drilling the Eugene Island Block 193 No. 3 (C-1) exploratory well. The well was drilled to a total measured depth of approximately 17,200 feet. The well encountered 230 feet of net gas pay in two sands, the first between 16,460 feet and 16,613 feet and the second between 16,790 feet and 16,952 feet. The well commenced production in June 2001. The C-1 well's production utilizes the production facilities on the Eugene Island Block 193-A platform acquired in early 2000 (see Eugene Island Blocks 193/208/215 below). The well's average current gross production rate during the second quarter of 2002 has totaled approximately 7.8 MMcfe/d, 2.6 MMcfe/d net to us.

     - EUGENE ISLAND BLOCKS 193/208/215. We acquired our interest in this prospect from Texaco for approximately $0.3 million and the assumption of an abandonment obligation associated with existing wells and platforms at the location. We re-established production from the field during the second quarter of 2000 and subsequently drilled a deep exploratory well (see discussion of Eugene Island Block 193 (North Tern Deep) above), which commenced production in June 2001. During the fourth quarter of 2000, we performed remedial and recompletion work on other wells at the field, which identified additional proved reserves. During the second quarter of 2002, the average gross production associated with the field, including the North Tern Deep well, has approximated 2.8 MMcfe/d, 1.2 MMcfe/d net to us.

     - WEST CAMERON BLOCK 624 (BARITE). In August 2001, the West Cameron Block 624 No. B-3ST exploratory well reached a total measured depth of 9,900 feet. The Barite well was drilled at an average 75-degree angle and, the pay section has a true vertical thickness of approximately 90 feet at a TVD of approximately 4,100 feet. The well was subsequently completed and flow tested in November 2001. Initial production from the well commenced in December 2001. During the second quarter of 2002, the average gross production for the well totaled approximately 7.4 MMcfe/d, 4.9 MMcfe/d net to us.

     - VERMILION BLOCK 160 FIELD UNIT. We began production from two wells at this unit in 1995. In 1997, we discovered additional pay sands with three additional development wells. During the second quarter of 2001, as operator, we commenced recompletion activities at the field unit. The field currently has one producing well. A second well is temporarily shut-in while we evaluate its future production capabilities. The average gross production from the field unit during the second quarter of 2002 has totaled approximately 16.2 MMcfe/d, 5.8 MMcfe/d net to us.

     - SHIP SHOAL BLOCK 296 (RAPTOR). In June 2000, drilling of the Ship Shoal Block 296 No. 1 exploratory well commenced. The well reached a total depth of 12,800 feet and encountered 67 feet of net gas pay in two zones. During the third quarter of 2000 we drilled the No. 2 well, which delineated the reserves previously discovered by the No. 1 well. Development of the Raptor prospect was completed during the second quarter of 2001, with initial production of the well commencing in late June 2001. During the second quarter of 2002, the average current gross production for the wells have totaled approximately 19.3 MMcfe/d, 1.7 MMcfe/d net to us. See "-- Disposition of Oil and Gas Properties" below regarding the sale of 80 percent of our ownership interest in this property.

     - MAIN PASS BLOCK 299. We acquired the Main Pass Block 299 (Main Pass) oil operations as part of our acquisition of Freeport Sulphur in November 1998. As of December 31, 2001, cumulative gross production from the Main Pass oil operations totaled approximately 42.6 MMBbls. In June 2001, we acquired Homestake Sulphur Company LLC's 16.7 percent working interest and 13.8 percent net revenue interest in Main Pass in exchange for assuming their portion of the remaining reclamation obligations associated with the related oil facilities as well as the remaining reclamation obligations associated with the Main Pass sulphur mine. During the second quarter of 2002, gross daily production at Main Pass has averaged approximately 3,500 barrels of oil, 2,500 barrels net to our interest after considering the effects of the net profits interest (see table above).

     Other. The following summarizes our drilling activities on the Louisiana State Lease 340 No. 2 well that we drilled during 2001 and early 2002:

     - LOUISIANA STATE LEASE 340 NO. 2 (MOUND POINT). In February 2001, drilling commenced on the Louisiana State Lease 340 No. 2 exploratory well. The well reached a TVD of 18,704 feet in August 2001 and logged a gross 50-foot interval between 18,560 feet and 18,610 feet, which by wireline log analysis was interpreted to be a potentially hydrocarbon-bearing accumulation with no indicated water level. In addition to this 50-foot interval, the well also encountered a laminated sand section in an interval from 16,890 feet to 17,275 feet, which by log calculations indicate may contain hydrocarbons. In January 2002, the well was perforated between 18,558 and 18,600 feet measured depth and flowed at various rates from 10 to 20 MMcf/d. The well was initially flowing free of water; however, the cement that isolates the hydrocarbon-bearing sands apparently failed, and the water from the sands above the perforated zone quickly encroached the well. The flow testing confirms the 50-foot interval that had been logged as potentially hydrocarbon bearing contains natural gas and has excellent porosity. The well was shut-in while we evaluated alternatives. In late March 2002, we commenced remedial operations at the well. The procedure was completed as planned; however, the well continued to produce significant amounts of water. The well has been temporarily abandoned while we evaluate further alternatives.

DISPOSITION OF OIL AND GAS PROPERTIES

     Effective January 1, 2002, we sold certain interests in three oil and gas properties for $60.0 million, comprised of our ownership interests in Vermilion Block 196 and Main Pass Blocks 86/97 and 80 percent of our ownership interests in Ship Shoal Block 296. We retained our interests in exploratory prospects lying 100 feet below the deepest currently producing area at both Vermilion Block 196 and Ship Shoal Block 296. The sale was consummated on February 22, 2002. We used the proceeds from the sale to repay the $51.7 million of borrowings outstanding under our oil and gas credit facility, which was then terminated, and to satisfy a portion of our working capital requirements.

     The properties were sold subject to a reversionary interest after "payout," which would occur at the point the purchaser receives aggregate cumulative proceeds from the properties of $60.0 million plus an agreed upon annual rate of return. After payout, 75 percent of the interests sold would revert to us. Whether or not payout ultimately occurs will depend upon future production from the field, as well as future market prices of both natural gas and oil, among other factors.

     In June 2002, we conveyed our 100 percent working interest in West Cameron Block 616 to a third party in exchange for a five percent overriding royalty interest that will increase to 10 percent after an additional 12 Bcfe of production from this field.

OIL AND GAS RESERVES

     The following unaudited pro forma reserves information as of March 31, 2002 is based on the estimated proved reserve information set forth in our annual report on Form 10-K for the year ended December 31, 2001 and the transactions and other events described in the table and footnotes below. This information has been prepared for informational purposes only and may not be indicative of the estimated proved reserves that would have been achieved had we actually commissioned Ryder Scott to provide a report as of March 31, 2002.

     For purposes of this table, we have rolled forward our year-end 2001 reserves information as set forth in the reserve report prepared by Ryder Scott, and excluded reserves relating to fields that we have sold or expect to sell in the near future and reserves produced for the three months ended March 31, 2002. Except with respect to fields that we have sold and our production for the first quarter of 2002, we believe there have been no material changes in our year-end 2001 reserves information as set forth in the reserve report prepared by Ryder Scott. The information below does not provide for any positive or negative extensions or revisions to this reserve information that might result from engineering analysis of proved reserves estimates, nor has the table below been reviewed by Ryder Scott other than for the inclusion of the year-end 2001 estimated proved reserves amounts set forth in its reserve report. MMcf refers to one million cubic feet of gas and Bbl refers to barrels of oil.

                                               GAS (MMCF)                 OIL (BBL)
                                         -----------------------   ------------------------
                                          PROVED       PROVED        PROVED       PROVED
                                         DEVELOPED   UNDEVELOPED   DEVELOPED    UNDEVELOPED
                                         ---------   -----------   ----------   -----------
Reserves at December 31, 2001..........    35,872      12,445       6,098,561     274,623
Reserves sold effective January 1,
  2002.................................   (11,492)     (6,990)       (194,836)   (132,633)
                                          -------      ------      ----------    --------
     Subtotal..........................    24,380       5,455       5,903,725     141,990
Main Pass Block 299 reserves (a).......        --          --      (5,314,513)         --
West Cameron Block 616 reserves (b)....    (8,937)         --              --          --
                                          -------      ------      ----------    --------
Pro forma at December 31, 2001.........    15,443       5,455         589,212     141,990
Production for the three months ended
  March 31, 2002(c)....................    (1,778)         --         (40,000)         --
                                          -------      ------      ----------    --------
Pro forma at March 31, 2002............    13,665       5,455         549,212     141,990
                                          =======      ======      ==========    ========

---------------

(a) Reflects Main Pass 299 reserves at December 31, 2001. Pursuant to the agreement to satisfy our Main Pass sulphur reclamation obligations, OSFI will be entitled to the future economic interests associated with the oil operations at this field. See "-- Sulphur Reclamation Obligations."

(b) Reflects our interest in all West Cameron Block 616 reserves at December 31, 2001. We farmed-out our interests in this field in June 2002 and have retained a five percent overriding royalty interest in this property that will increase to 10 percent after an additional 12 Bcfe of production from this field. See "-- Disposition of Oil and Gas Properties."

(c) The production figures for 2002 exclude the production amounts for the properties sold on February 22, 2002, effective January 1, 2002 (967 MMcfe); the oil production from Main Pass (1,743 MMcfe); and the production from West Cameron Block 616 through February 26, 2002, when production ceased pending future recompletion efforts (140 MMcf).

     A large portion of our oil and gas reserves as of December 31, 2001 consisted of our 2000 discoveries, which were developed and placed on production in mid-2001. Estimates of proved reserves for wells with little or no production history are less reliable than those based on a long production history. Subsequent evaluation of the properties may result in variations, which may be substantial, in estimates of proved reserves.

     The following table presents the estimated future net cash flows before income taxes, and the present value of estimated future net cash flows before income taxes, from the production and sale of our estimated proved reserves as determined by Ryder Scott at December 31, 2001. Present value is calculated using a 10 percent per annum discount rate as required by the SEC. In preparing these estimates, Ryder Scott used prices of $15.96 per barrel of oil and $2.81 per Mcf of gas as of December 31, 2001, which are the weighted average market prices for all our properties as of that date, assuming production from all of our properties with proved reserves. The oil price reflects the lower market value associated with sour crude oil reserves produced at Main Pass.

                                                       PROVED       PROVED       TOTAL
                                                      DEVELOPED   UNDEVELOPED    PROVED
                                                      ---------   -----------   --------
                                                                (IN THOUSANDS)
Estimated undiscounted future net cash flows before
  income taxes:
  At December 31, 2001..............................  $ 63,791      $11,793     $ 75,584
  Associated with reserves sold effective January 1,
     2002...........................................   (28,612)      (4,016)     (32,628)
                                                      --------      -------     --------
     Subtotal.......................................    35,179        7,777       42,956
  Reserves associated with Main Pass 299............      (498)          --         (498)
  Reserves associated with West Cameron Block
     616(a).........................................    (7,370)          --       (7,370)
                                                      --------      -------     --------
Pro forma at December 31, 2001......................  $ 27,311      $ 7,777     $ 35,088
                                                      ========      =======     ========

---------------

(a) Reflects the cash flows associated with our interest in all West Cameron Block 616 reserves at December 31, 2001. We farmed-out an interest in this field in June 2002 and have retained a five percent overriding royalty interest in the property that will increase to 10 percent after an additional 12 Bcfe of production from this field. See "-- Disposition of Oil and Gas Properties" above.

                                                       PROVED       PROVED       TOTAL
                                                      DEVELOPED   UNDEVELOPED    PROVED
                                                      ---------   -----------   --------
                                                                (IN THOUSANDS)
Present value of estimated future net cash flows
  before income taxes:
  At December 31, 2001..............................  $ 60,015      $8,619      $ 68,634
  Associated with reserves sold effective January 1,
     2002...........................................   (24,403)     (3,084)      (27,487)
                                                      --------      ------      --------
     Subtotal.......................................    35,612       5,535        41,147
  Reserves associated with Main Pass 299............    (4,087)         --        (4,087)
  Reserves associated with West Cameron Block
     616(a).........................................    (6,239)         --        (6,239)
                                                      --------      ------      --------
Pro forma at December 31, 2001......................  $ 25,286      $5,535      $ 30,821
                                                      ========      ======      ========

---------------

(a) Reflects the cash flows associated with our interest in all West Cameron Block 616 reserves at December 31, 2001. We farmed-out an interest in this field in June 2002 and have retained a five percent overriding royalty interest in the property that will increase to 10 percent after an additional 12 Bcfe of production from this field. See "-- Disposition of Oil and Gas Properties" above.

     You should not assume that the present value of estimated future net cash flows shown in the preceding table represents the current market value of our estimated natural gas and oil reserves as of the date shown or any other date. For additional information regarding the uncertainty of reserve estimates, see the section of this prospectus supplement entitled "Risk Factors."

     We are periodically required to file estimates of our oil and gas reserves with various governmental authorities. The basis for reporting reserve estimates in some of these cases is different from the basis used for the estimated reserves discussed above. Therefore, all reserve estimates may not be comparable. The major variations include differences in when the estimates are made, in the definition of proved reserves, in the requirement to report in some instances on a gross, net or total operator basis and in the requirements to report in terms of smaller geographical units.

PRODUCTION, UNIT PRICES AND COSTS

     The following table shows production volumes, average sales prices and average production costs for our oil and gas sales for each period indicated. The relationship between our sales prices and production (lifting) costs depicted by the table is not necessarily indicative of our present or future results of operations.

                                                        YEARS ENDED DECEMBER 31,
                                                 --------------------------------------
                                                    2001          2000         1999
                                                 -----------   ----------   -----------
Net gas production (Mcf)(a)....................   11,137,000    8,291,000    14,026,000
Net crude oil and condensate
  production(Bbls)(a)(b).......................    1,417,200    1,151,600     1,353,600
Sales prices:
  Natural gas (per Mcf)........................  $      3.59   $     3.52   $      2.30
  Crude oil and condensate (per Bbl)(c)........  $     21.98   $    24.98   $     15.92
Production (lifting) costs(d)
  Per barrel for Main Pass(e)..................  $     19.66   $    10.69   $      7.88
  Per Mcfe for other properties(f).............  $      1.13   $     1.52   $      0.50

---------------

(a) Includes production from properties sold effective January 1, 2002, which totaled approximately 3,200,800 Mcf of gas and 196,100 barrels of oil and condensate in 2001.

(b) Includes production from the Main Pass oil operations, which totaled approximately 993,300 barrels in 2001, 961,500 barrels in 2000 and 1,102,600 barrels in 1999. The amount during 2001 also includes approximately 81,100 equivalent barrels of oil associated with $3.0 million of plant product revenues received from processing of our natural gas production.

(c) Realization does not include the effect of the plant product revenues discussed in (b) above.

(d) Production costs exclude all depreciation and amortization associated with property and equipment. The components of production costs may vary substantially among wells depending on the production characteristics of the particular producing formation, method of recovery employed, and other factors. Production costs include charges under transportation agreements as well as all lease operating expenses.

(e) Main Pass production costs in 2001 included an unusual amount of platform and equipment repair and maintenance costs that totaled $4.9 million. These costs contributed $4.97 per barrel to its lifting costs.

(f) Production costs were converted to an Mcf equivalent on the basis of one barrel of oil being equivalent to six Mcf of natural gas. The production costs included workover expenses totaling $6.5 million in 2001, or $0.47 per Mcfe and $2.7 million, or $0.29 per Mcfe in 2000.

ACREAGE

     The following table shows the oil and gas acreage in which we held interests as of June 1, 2002. The table does not include approximately 308,000 gross acres, including the approximate 209,000 gross acres associated with the ChevronTexaco transaction, on which we have rights to conduct exploration activities. We acquire ownership interests in this acreage when we drill wells that are capable of producing reserves and commit to developing such wells. The table also does not include approximately 100,000 gross acres associated with properties where we retain a potential revisionary interest.

                                                      DEVELOPED         UNDEVELOPED
                                                   ---------------   -----------------
                                                   GROSS     NET      GROSS      NET
                                                   ACRES    ACRES     ACRES     ACRES
                                                   ------   ------   -------   -------
Offshore (federal waters)........................  44,876   28,757   155,131   113,118
Onshore Louisiana and Texas......................      --       --     2,030     1,236
                                                   ------   ------   -------   -------
Total at June 1, 2002............................  44,876   28,757   157,161   114,354
                                                   ======   ======   =======   =======

OIL AND GAS DRILLING ACTIVITY

     The following table shows the gross and net number of productive, dry, in-progress and total exploratory and development wells that we drilled in each of the periods presented:

                                                2001            2000            1999
                                            -------------   -------------   -------------
                                            GROSS    NET    GROSS    NET    GROSS    NET
                                            -----   -----   -----   -----   -----   -----
EXPLORATORY
Productive................................     3    1.710      6    3.669      1    0.285
Dry.......................................     4    2.234      5    4.258      1    0.438
In-progress...............................     1    0.304      3    1.721      1    0.466
                                            ----    -----   ----    -----   ----    -----
Total.....................................     8    4.248     14    9.648      3    1.189
                                            ====    =====   ====    =====   ====    =====
DEVELOPMENT
Productive................................    --       --      2    1.330     --       --
Dry.......................................    --       --     --       --     --       --
                                            ----    -----   ----    -----   ----    -----
Total.....................................    --       --      2    1.330     --       --
                                            ====    =====   ====    =====   ====    =====

MARKETING

     We currently sell our natural gas in the spot market at prevailing prices. Prices on the spot market fluctuate with demand and for other reasons. We generally sell our crude oil and condensate one month at a time at prevailing prices.

OUR EXPLORATION TEAM

     Our Gulf of Mexico exploration efforts have been supported for more than 25 years by an experienced group of geophysicists and geologists, who are now principals in CLK Company, L.L.C. (CLK). We have a technical services contract with CLK, under which they provide us with geological and geophysical services to evaluate prospects in the Gulf of Mexico. The six most senior CLK geologists and geophysicists have been a part of our exploration team for an average of 25 years, and the average experience of CLK's 12 geologists and geophysicists in evaluating prospects in the Gulf of Mexico is 25 years.

     CLK has been instrumental in every major field discovery that we and our predecessors have made in the Gulf of Mexico since our discovery of the Vermilion Block 25 field in 1977. Together, we were responsible for numerous discoveries during the 1970s and 1980s that ultimately resulted in gross proved reserves (including interests owned by others) estimated at approximately 3.0 Tcfe. Working closely with our technical staff and our Co-Chairman James R. Moffett, who is also an experienced geologist, CLK continues to develop exploration opportunities for us on an essentially exclusive basis, although they have the right to pursue separately exploration prospects that we decline to pursue.

     Effective January 1, 2002, we reduced the annual retainer we pay to CLK to $2.0 million, with $1.0 million of these fees paid in our common stock, plus certain expenses and an overriding royalty interest of up to 3 percent in prospects that we accept. For the year ended December 31, 2001, we paid fees and expenses to CLK totaling $3.4 million.

SALE OF SULPHUR TRANSPORTATION AND TERMINALING ASSETS

     On June 14, 2002, we sold to Gulf Sulphur Services Ltd., LLP, a joint venture owned by Savage and IMC, substantially all of the assets used in our sulphur transportation and terminaling business. In connection with this transaction, we and IMC also settled all outstanding litigation and disputes between us and our respective subsidiaries. These transactions provided us with approximately $58.0 million in gross proceeds, which we used to fund the remaining working capital requirements of our sulphur operations, excluding sulphur reclamation obligations, pay transaction costs and reduce debt under our sulphur credit facility to $8.0 million. In the second quarter of 2002, we expect to record an approximate $2.0 million loss as a result of these transactions.

     In connection with the sale of substantially all of our sulphur transportation and terminaling assets, we agreed to be responsible for any environmental obligations relating to those assets and also agreed to indemnify Gulf Sulphur Services and IMC from any liabilities with respect to the historical sulphur operations engaged in by Freeport Sulphur and its predecessor companies, including reclamation obligations. In addition, we assumed, and agreed to indemnify IMC from, any obligations, including environmental obligations, other than liabilities existing as of the closing of the sale, associated with historical oil and gas operations undertaken by the Freeport-McMoRan companies prior to the 1997 merger of Freeport-McMoRan Inc. and IMC.

     Several sulphur assets were not included in the sale transaction with Gulf Sulphur Services, including our Port Sulphur facility and certain leased railcars. Our Port Sulphur facility is a combined liquid storage tank farm and stockpile area for solid sulphur with capacity to store 100,000 long tons of liquid sulphur and 1.3 million long tons of solid sulphur. The Port Sulphur facility served our former Main Pass sulphur mine and is now inactive. Our balance sheet reflects an estimated obligation of $8.3 million of reclamation costs for the Port Sulphur facility as a result of its use in our former sulphur operations. We are marketing the Port Sulphur facility and intend to seek subleases for, or sales of, our remaining leased railcars.

SULPHUR RECLAMATION OBLIGATIONS

     We must restore our sulphur mines and related facilities to a condition that complies with environmental and other regulations. We have fully accrued the estimated reclamation costs associated with our sulphur mines and related facilities. The estimated future expenditures for our oil and gas reclamation obligations are accrued over the estimated lives of each of the individual properties using the unit-of-production method.

     We are parties to a trust agreement with the MMS, which requires us to provide financial assurances regarding the future costs associated with the Main Pass reclamation activities by June 27, 2002. Described below are our efforts to satisfy the MMS' reclamation requirements.

     In the first quarter of 2002, we and OSFI entered into an agreement for the dismantlement and removal (or reclamation) of the Main Pass and Caminada sulphur mines and related facilities located offshore in the Gulf of Mexico. OSFI has substantially completed its dismantlement and removal activities at Caminada. During the second quarter of 2002, we expect to record an approximate $5.0 million gain as a result of the resolution of our Caminada reclamation obligations and the related conveyance of assets to OSFI, as further discussed below. We expect OSFI to commence its initial reclamation work at Main Pass during the third quarter of 2002 and substantially complete this work in the near term depending on equipment availability and weather conditions.

     As payment of our share of reclamation costs, we conveyed certain assets to OSFI, including a supply boat, our dock facilities in Venice, Louisiana, and certain assets previously salvaged during a prior reclamation phase at Main Pass. In addition to the assets conveyed, OSFI will be entitled to our economic interests in the assets relating to our oil operations at Main Pass, as further discussed below.

     We expect to dispose of our Main Pass oil facilities and related reclamation obligation either by a sale of those assets to a third party and payment of the sales proceeds to OSFI, or by transferring to OSFI our oil lease rights and obligations.

     OSFI will also receive any initial payments relating to the establishment of a business enterprise using certain of the Main Pass sulphur facilities for the disposal of non-hazardous oilfield waste and other business services in support of the offshore petroleum industry, possibly including the storage of oil and gas. We are seeking final regulatory approval from the MMS for this new enterprise's non-hazardous oilfield waste disposal operations. If this enterprise is successfully established, we and OSFI would share equally in the profits of the enterprise, which would be operated by another company.

HISTORICAL BACKGROUND

     Our immediate predecessor, McMoRan Oil & Gas Co., commenced operations in May 1994 following the distribution of all of its common stock to the stockholders of Freeport-McMoRan Inc., its former parent company. The purpose of that transaction was to allow McMoRan Oil & Gas to rebuild, with essentially the same management and exploration team, the oil and gas exploration business previously conducted by Freeport-McMoRan Inc. Freeport-McMoRan Inc. and its predecessors had engaged in oil and gas exploration, development and production activities since the early 1970s, and during the 1980s it was among the most active drillers in the Gulf of Mexico. As part of an asset restructuring program to raise new capital to exploit other significant business opportunities (including the development of a world class copper and gold deposit in Indonesia discovered in 1988), Freeport-McMoRan Inc. sold numerous assets in various transactions during the late 1980s and early 1990s. These asset sales included the vast majority of its producing oil and gas properties. Sales proceeds from these properties totaled approximately $1.3 billion.

     As a result, McMoRan Oil & Gas commenced operations in 1994 with an extensive geological and geophysical data base, as well as extensive technical and operational expertise, but with only a small group of exploration prospects and limited financial resources. Following its separation from Freeport-McMoRan Inc., McMoRan Oil & Gas pursued a business plan of exploring for and producing oil and gas, primarily in the Gulf of Mexico and onshore in the Gulf Coast area.

     We were created on November 17, 1998 when McMoRan Oil & Gas and Freeport-McMoRan Sulphur Inc. combined their operations. As a result, McMoRan Oil & Gas LLC and Freeport-McMoRan Sulphur LLC (Freeport Sulphur), the successors to those companies, became our wholly owned subsidiaries. A principal purpose of the combination was to use cash flow from Freeport Sulphur as a source of funding for the expansion of our oil and gas exploration and development program. The combination of McMoRan Oil & Gas and Freeport Sulphur was treated for accounting purposes as a purchase, with McMoRan Oil & Gas as the acquiring entity. As a result, our financial information for periods prior to the combination reflect only the historical operations of McMoRan Oil & Gas. The operations of Freeport Sulphur are included on and after November 17, 1998.

     In August 2000, we announced the closure of our sulphur mining operations at Main Pass and our plans to sell our sulphur transportation and terminaling assets. In March 2002, we entered into agreements from the dismantlement and removal of our sulphur platforms at Main Pass and Caminada. In June 2002, as discussed above in the section entitled "-- Sale of Sulphur Transportation and Terminaling Assets," we sold substantially all of our sulphur transportation and terminaling assets.

                 DESCRIPTION OF 5% CONVERTIBLE PREFERRED STOCK

     The following is a summary of certain provisions of the certificate of designations for our convertible preferred stock. A copy of the certificate of designations for our convertible preferred stock is available upon request by writing or telephoning us at the address or telephone number set forth in the section of this prospectus supplement entitled "Where You Can Find More Information." The following summary of the terms of the certificate of designations does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the certificate of designations. As used in this section, the terms "we," "us" and "our" refer to McMoRan Exploration Co., and not to any of our subsidiaries.

GENERAL

     Under our amended and restated certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 50,000,000 shares of preferred stock, $0.01 par value per share, in one or more series, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions, as shall be set forth in the resolutions of our board of directors providing for the issue of any such series of preferred stock. Under this authority, our board of directors has created a new series of preferred stock for purposes of this offering and has authorized us to issue up to 1,610,000 shares of this new series. In this prospectus supplement, we refer to this new series as our convertible preferred stock. Its terms are described below.

     In this offering, we will issue 1,400,000 shares of our convertible preferred stock. In addition, we have granted the underwriter an option to purchase up to 210,000 additional shares of our convertible preferred stock to cover over-allotments. Our board of directors has previously authorized the issuance of up to 1,000,000 shares of our Series A participating cumulative preferred stock in connection with our adoption of our stockholder rights plan, commonly called a poison pill, in November 1998. No shares of our Series A participating cumulative preferred stock are outstanding, nor do we have shares of any other series of preferred stock outstanding.

     When issued, our convertible preferred stock and any common stock issued upon the conversion of our convertible preferred stock will be fully paid and nonassessable. This means that once you have paid the price for it to be issued, we cannot require you or any future holder to pay more. The holders of our convertible preferred stock will have no preemptive or preferential right to purchase or subscribe to any additional shares of common stock that we may issue.

     The transfer agent, registrar, redemption, conversion and dividend disbursing agent for shares of our convertible preferred stock and any common stock issued upon conversion and for any dividends paid on our convertible preferred stock will be Mellon Investor Services LLC.

     Our convertible preferred stock will be subject to optional redemption, as described below under "-- Redemption at Our Option," and mandatory redemption, as described below under "-- Mandatory Redemption."

RANKING

     Our convertible preferred stock will, with respect to dividend rights and rights upon our liquidation, winding-up or dissolution, rank senior to our junior stock, described below; equal to our parity stock, described below; and junior to our senior stock, described below:

     - junior stock means our common stock and our Series A participating cumulative preferred stock and each other class of capital stock or series of preferred stock established by our board of directors after the original issue date of our convertible preferred stock (the issue date), the terms of which do not expressly provide that such class or series ranks senior to or equal with our convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution;

     - parity stock means any class of capital stock or series of preferred stock established by our board of directors after the issue date, the terms of which expressly provide that such class or series will rank on parity with our convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution; and

     - senior stock means each class of capital stock or series of preferred stock established after the issue date by our board of directors, the terms of which expressly provide that such class or series will rank senior to our convertible preferred stock as to dividend rights or rights upon our liquidation, winding-up or dissolution.

     So long as any shares of our convertible preferred stock remain outstanding, we may not authorize, increase the authorized amount of or issue any shares of any class or series of senior stock (or any security convertible into or exchangeable or exercisable for senior stock), or adopt amendments to our certificate of incorporation (which includes the certificate of designations for our convertible preferred stock) or by-laws that would materially and adversely affect the existing terms of our convertible preferred stock, without the affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of our convertible preferred stock. The certificate of designations will provide that, except as otherwise required by law, the authorization of, the increase in the authorized amount of or the issuance of any class or series of parity stock or junior stock does not require the consent of any holder of our convertible preferred stock and is not deemed to adversely affect the existing terms of our convertible preferred stock as to dividend rights or rights upon liquidation or otherwise. See "-- Voting Rights" below.

DIVIDENDS

     Subject to the rights of any holders of senior stock or parity stock, holders of shares of our convertible preferred stock will be entitled to receive, when, as and if declared by our board of directors out of our assets legally available, cumulative cash dividends at the annual rate of 5 percent of the liquidation preference of $25.00 per share of our convertible preferred stock. This is equivalent to $1.25 per share annually.

     Cumulative dividends on our convertible preferred stock will be payable quarterly in cash on the dividend payment dates, which are March 31, June 30, September 30 and December 31 of each year, commencing September 30, 2002. Unpaid dividends will accumulate from the date of issuance, whether or not we have funds legally available for the payment of such dividends in any dividend period or periods. Accumulations of dividends on shares of our convertible preferred stock will not bear interest. Holders cannot force us to pay accumulated dividends except upon redemption of the shares, but we must pay them before we are permitted to pay dividends on any junior stock, and we must pay them on an equal basis with any dividends that we pay on any parity stock. Dividends payable on our convertible preferred stock for any period less than a full quarterly dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We refer to each period for which a dividend is payable as a dividend period.

     Each dividend will be payable to holders of record as they appear on our stock records at the close of business on such other record date designated by our board of directors with respect to the relevant dividend payment date. If a partial dividend is declared with respect to any dividend period, it will be distributed on a pro rata basis with respect to the outstanding shares of our convertible preferred stock.

     No dividend will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of our convertible preferred stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of our convertible preferred stock.

     No dividends or other distributions (other than a dividend or distribution payable solely in shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock) and cash in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any parity stock or junior stock, nor may any parity stock or junior stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any parity stock or junior stock) by or on behalf of the company (except by conversion into or exchange for shares of parity stock or junior stock (in the case of parity stock) or junior stock (in the case of junior stock)) unless all accumulated and unpaid dividends have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on our convertible preferred stock and any parity stock for all dividend payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

Notwithstanding the foregoing, if full dividends have not been paid on our convertible preferred stock and any parity stock, dividends may be declared and paid on our convertible preferred stock and such parity stock so long as the dividends are declared and paid pro rata so that the amounts of dividends declared per share on our convertible preferred stock and such parity stock will in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of our convertible preferred stock and such parity stock bear to each other. Holders of shares of our convertible preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends.

     Our ability to declare and pay cash dividends and make other distributions with respect to our capital stock, including our convertible preferred stock, may be limited from time to time by the terms of any future debt. In addition, our ability to declare and pay dividends may be limited by applicable Delaware law. See "Risk Factors -- Risks Relating to Convertible Preferred Stock."

REDEMPTION AT OUR OPTION

     Our convertible preferred stock may be redeemed for cash, in whole or in part, at our option on or after June 30, 2007, or in whole at our option at any time if less than 140,000 shares of convertible preferred stock are outstanding, at the redemption prices set forth below, together with all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the redemption date. If eligible for redemption prior to June 30, 2007, the redemption price will be $25.6250. The redemption prices are as follows for shares of our convertible preferred stock redeemed during the twelve-month period beginning on June 30 of the years indicated:

YEAR                                                   REDEMPTION PRICE
----                                                   ----------------
2007.................................................      $25.6250
2008.................................................       25.4688
2009.................................................       25.3125
2010.................................................       25.1563
2011 and thereafter..................................       25.0000

     No optional redemption may be authorized or made unless, prior to giving the applicable redemption notice, all accumulated and unpaid dividends for periods ended prior to the date of such redemption notice shall have been paid in cash. In the event of partial redemptions of our convertible preferred stock, the shares to be redeemed will be determined either pro rata or by lot, as we choose. Your option to convert shares of our convertible preferred stock into our common stock will terminate at the close of business on the business day preceding the redemption date for such shares unless we default in making payment of any cash payable upon redemption.

MANDATORY REDEMPTION

     On June 30, 2012, subject to the legal availability of funds, we will be required to redeem all outstanding shares of our convertible preferred stock at a redemption price in cash equal to the liquidation preference of our convertible preferred stock, which is $25.00 per share, plus accrued and unpaid dividends. The certificate of designations for our convertible preferred stock will provide that we will take all actions required or permitted under Delaware law to permit the redemption.

     Your option to convert shares of our convertible preferred stock into our common stock will terminate at the close of business on the business day preceding the mandatory redemption date, unless we default in making payment of any cash payable upon mandatory redemption.

REDEMPTION NOTICES

     We will give you notice of any redemption:

     - by issuing a press release for publication if then required by and in accordance with the federal securities laws or the rules of any stock exchange on which our convertible preferred stock or our common stock is listed or traded; and

     - by mail or publication (with subsequent prompt notice by mail), at least 30 but not more than 90 days in advance of the redemption date.

     In addition to any information required by applicable law or regulation, the press release and notice of redemption will state, as appropriate:

     - the redemption date;

     - the total number of shares of our convertible preferred stock to be redeemed;

     - the amount of cash for which each outstanding share of our convertible preferred stock will be redeemed;

     - that dividends, other than accrued and unpaid dividends, on our convertible preferred stock to be redeemed will cease to be payable on the redemption date, unless we default in making payment of any cash payable upon redemption;

     - that your option to convert shares of our convertible preferred stock into common stock will terminate at the close of business on the business day preceding the redemption date, unless we default in making payment of any cash payable upon redemption;

     - the conversion ratio then in effect; and

     - that you must surrender any convertible preferred stock certificates to us or our transfer agent.

LIQUIDATION PREFERENCE

     In the event of our voluntary or involuntary liquidation, winding-up or dissolution, each holder of our convertible preferred stock will, subject to the prior rights of any holders of senior stock, be entitled to receive and to be paid out of our assets available for distribution to our stockholders, before any payment or distribution is made to holders of junior stock (including common stock), a liquidation preference in the amount of $25.00 per share of our convertible preferred stock, plus accrued and unpaid dividends.

     If, upon our voluntary or involuntary liquidation, winding-up or dissolution, the amounts payable with respect to the liquidation preference of our convertible preferred stock are not paid in full, the holders of our convertible preferred stock and any parity stock on parity with our convertible preferred stock with respect to rights upon liquidation, winding-up or dissolution will share equally and ratably in any distribution of our assets in proportion to the full liquidation preference and any accumulated and unpaid dividends to which they are entitled. After payment of the full amount of the liquidation preference and accumulated and unpaid dividends to which they are entitled, the holders of our convertible preferred stock will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all of our assets or business (other than in connection with the liquidation, winding-up or dissolution of our business), nor our merger or consolidation into or with any other person, will be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution.

     The certificate of designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of our convertible preferred stock even though it is substantially in excess of the one cent par value.

VOTING RIGHTS

     The shares of our convertible preferred stock have no voting rights except as described below and otherwise required by Delaware law.

     So long as any shares of our convertible preferred stock remain outstanding, we may not authorize, increase the authorized amount of, or issue any shares of any class or series of senior stock (or any security convertible into senior stock), or adopt amendments to our certificate of incorporation (which includes the certificate of designations for our convertible preferred stock) or by-laws that would materially and adversely affect the existing terms of our convertible preferred stock, without the affirmative vote or consent of the holders of at least 66 2/3 percent of the outstanding shares of our convertible preferred stock. The certificate of designations will provide that, except as otherwise required by law, the authorization of, the increase in the authorized amount of or the issuance of any shares of any class or series of parity stock or junior stock does not require the consent of any holder of our convertible preferred stock, and is not deemed to materially and adversely affect the existing terms of our convertible preferred stock.

     If, for each of six dividend periods, whether or not consecutive, we fail to pay the full dividend payable to the holders of our convertible preferred stock with respect to such dividend period, then the holders of our convertible preferred stock, voting as a single class with the holders of any of our other securities having similar voting rights that are exercisable, will be entitled at our next regular or special meeting of stockholders to elect two additional directors to our board of directors. Upon the election of any additional directors, the number of directors that compose our board of directors will be increased by such number of additional directors. Such voting rights and the term of any director so elected will continue until such time as the dividend arrearage on our convertible preferred stock has been paid in full, such time as the outstanding shares of our convertible preferred stock have been converted or redeemed, or our liquidation, winding-up or dissolution, whichever is earliest.

     In all cases in which the holders of our convertible preferred stock are entitled to vote, each share of our convertible preferred stock shall be entitled to one vote.

CONVERSION RIGHTS

     Each share of our convertible preferred stock will be convertible at your option at any time prior to the close of business on the business day preceding the redemption date into:

     - 5.1975 shares of our common stock, which is calculated by dividing the liquidation preference per share of our convertible preferred stock, $25.00, by the conversion price, which is initially $4.81 per share of our common stock; plus

     - cash in lieu of any fractional share that remains after aggregating all fractional shares into which the converting holder is entitled. See
       "-- Fractional Shares" below.

     The initial conversion price is subject to adjustment as described below under "-- Conversion Price Adjustment" (such price or adjusted price being referred to as the conversion price).

     Your option to convert shares of our convertible preferred stock into common stock will terminate at the close of business on the business day preceding the redemption date, unless we default in making payment of any cash payable upon redemption. See "-- Redemption at Our Option" and "-- Mandatory Redemption" above. All shares of our common stock distributed upon conversion of our convertible preferred stock will be freely transferable without restriction under the Securities Act, except for restrictions applicable to holders who are our affiliates.

     If a dividend is declared by our board of directors for any dividend period, the holders of shares of our convertible preferred stock at the close of business on a record date will be entitled to receive the dividend payment on those shares on the corresponding dividend payment date notwithstanding the conversion of such shares following that record date or our default in payment of the dividend due on that dividend payment date. However, shares of our convertible preferred stock surrendered for conversion during the period between the close of business on any record date and the close of business on the business day immediately preceding the applicable dividend payment date must be accompanied by payment of an amount in cash equal to the cash dividend payable on such shares on that dividend payment date. A holder of shares of our convertible preferred stock on a record date who (or whose transferee) tenders any shares for conversion on the corresponding dividend payment date will receive any dividend payable by us on our convertible preferred stock on that date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of our convertible preferred stock for conversion. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of our common stock issued upon conversion.

FRACTIONAL SHARES

     No fractional shares of our common stock or securities representing fractional shares of our common stock will be issued upon conversion. Any fractional share of common stock that remains after aggregating all fractional shares to which the converting holder is entitled will be paid in cash based on the last reported sale price of our common stock on the New York Stock Exchange (or such other national securities exchange or automated quotation system on which our common stock is then listed or authorized for quotation or, if not so listed or authorized for quotation, an amount determined in good faith by our board of directors to be the fair value of our common stock) at the close of business on the trading day immediately preceding the date of conversion.

CONVERSION PRICE ADJUSTMENT

     The initial conversion price will be adjusted for certain events, including:

     - the issuance of our common stock as a dividend or distribution on our common stock;

     - certain subdivisions and combinations of our common stock like stock splits or reverse splits;

     - the issuance to all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the then-current market price of our common stock;

     - the dividend or other distribution to all holders of our common stock or shares of our capital stock (other than common stock) of evidences of indebtedness or assets (including securities, but excluding (A) those rights and warrants referred to above, (B) dividends and distributions in connection with a reclassification, change, consolidation, merger, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the third paragraph that follows these bullets or (C) dividends or distributions paid exclusively in cash);

     - dividends or other distributions consisting exclusively of cash to all holders of our common stock to the extent that such distributions, combined together with (A) all other such all-cash distributions made within the preceding 12 months for which no adjustment has been made plus
       (B) any cash and the fair market value of other consideration paid for any tender offers by us or any of our subsidiaries for our common stock concluded within the preceding 12 months for which no adjustment has been made, exceeds 15 percent of our market capitalization on the record date for such distribution; market capitalization is the product of the then-current market price of our common stock times the number of shares of our common stock then outstanding; and

     - the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with (A) any cash and the fair market value of any other consideration paid in any other tender offer by us or any of our subsidiaries for our common stock expiring within the 12 months preceding such tender offer for which no adjustment has been made plus
       (B) the aggregate amount of any all-cash distributions referred to in the immediately preceding bullet above to all holders of our common stock within 12 months preceding the expiration of the tender offer for which no adjustments have been made, exceeds 15 percent of our market capitalization on the expiration of the tender offer.

     No adjustment in the conversion rate will be required unless such adjustment would require a change of at least one percent in the conversion price then in effect. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

     Under our rights plan, upon conversion of our convertible preferred stock into our common stock, to the extent that our rights plan is still in effect upon conversion, you will receive, in addition to our common stock, the rights under our rights plan whether or not the rights have separated from our common stock at the time of conversion, subject to certain limited exceptions.

     In the case of:

     - any reclassification or change of our common stock (other than changes resulting from a subdivision or combination) or

     - a consolidation, merger or combination involving us or a sale or conveyance to another corporation of all or substantially all of our property and assets,

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, the holders of our convertible preferred stock then outstanding will be entitled to convert that stock into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, combination, sale or conveyance had such convertible preferred stock been converted into our common stock immediately prior to such reclassification, change, consolidation, merger, combination, sale or conveyance.

     We may not become a party to any such transaction unless its terms are consistent with the foregoing.

     If a taxable distribution to holders of our common stock or another transaction occurs which results in any adjustment of the conversion price, the holders of our convertible preferred stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may cause the holders of our common stock to be deemed to have received a taxable dividend. See "United States Federal Income Tax Considerations."

CHANGE OF CONTROL

     If a change of control (as defined below) occurs, each holder of our convertible preferred stock will have the right to require us to repurchase all or any portion of that holder's shares of our convertible preferred stock not previously called for redemption on the date that is 45 days after the date we give notice of a change of control at a repurchase price equal to the liquidation preference of $25.00 per share, together with all accrued and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the repurchase date.

     Instead of paying the repurchase price in cash, we may pay the repurchase price in shares of our common stock if we so elect in the notice referred to below. The number of shares of our common stock a holder will receive will equal the repurchase price divided by 95 percent of the average of the closing sale prices of our common stock for the five trading days immediately preceding and including the third day prior to the repurchase date. However, we may not pay the repurchase price in shares of our common stock unless we satisfy certain conditions prior to the repurchase date as provided in the certificate of designations for our convertible preferred stock and described below.

     Within 30 days after the occurrence of a change of control, we are required to give notice to all holders of our convertible preferred stock, as provided in the certificate of designations, of the occurrence of the change of control and of their resulting repurchase right. To exercise the repurchase right, a holder of our convertible preferred stock must deliver, prior to or on the repurchase date, written notice to our transfer agent of the holder's exercise of its repurchase right, together with any certificates evidencing the shares of our convertible preferred stock with respect to which the right is being exercised. A holder of convertible preferred stock may withdraw its written notice of exercise by complying with the procedures set forth in our notice to holders. A "change of control" will be deemed to have occurred if after the original issuance of our convertible preferred stock:

     - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires the beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, through a purchase, merger or other acquisition transaction, of 50% or more of the total voting power of our total outstanding voting stock, other than in an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

     - we consolidate with, or merge with or into, another person or convey, transfer, lease or otherwise dispose of all or substantially all of our assets to any person, or any person consolidates with or merges with or into us, other than:

      - any transaction (A) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock and (B) pursuant to which holders of our capital stock immediately prior to the transaction are entitled to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after the transaction; or

      - any merger solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity;

     - during any consecutive two-year period, individuals who at the beginning of that two-year period constituted our board of directors (together with any new directors whose election to our board of directors, or whose nomination for election by our stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of our board of directors then in office; or

     - our stockholders adopt a resolution approving a plan of liquidation or dissolution, and no additional approvals of our stockholders are required under applicable law to cause a liquidation or dissolution.

     The definition of change of control includes a phrase relating to the lease, transfer, conveyance or other disposition of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of our convertible preferred stock to require us to repurchase shares of our convertible preferred stock as a result of a lease, transfer, conveyance or other disposition of less than all of our assets is uncertain.

     Our right to pay the repurchase price in shares of our common stock is subject to our satisfying various conditions. The most significant of these conditions are:

     - the registration of our common stock under the Securities Act and the Exchange Act, if required; and

     - any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

     If these conditions are not satisfied with respect to a holder prior to the close of business on the repurchase date, we will pay the repurchase price for our convertible preferred stock entirely in cash.

Except as described in the preceding sentence, we may not change the form of consideration to be paid for our convertible preferred stock once we have given the notice that we are required to give to holders.

     We will comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable, and will file any schedule required under the Exchange Act in connection with any offer by us to repurchase our convertible preferred stock upon a change of control. In some circumstances, the change of control purchase feature of our convertible preferred stock may make more difficult or discourage a takeover of us and the removal of our management. The change of control purchase feature, however, is not the result of our management's knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by our management to adopt a series of anti-takeover provisions.

     We may at any time purchase shares of our convertible preferred stock in the open market or by tender at any price or by private agreement. Any shares of our convertible preferred stock so purchased by us may be reissued, resold or cancelled.

     These change of control provisions would not necessarily protect holders of our convertible preferred stock if highly leveraged or other transactions involving us occur in connection with the change of control. Such transactions may adversely affect holders. Our ability to repurchase our convertible preferred stock upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of indebtedness that we may incur in the future. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all of the shares of our convertible preferred stock that might be delivered by holders seeking to exercise the repurchase right.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may, without the consent of any holder of the outstanding shares of our convertible preferred stock, consolidate with or merge into any other person or convey, transfer or lease all or substantially all of our assets to any person or permit any person to consolidate with or merge into, or transfer or lease all or substantially all its properties to us if:

     - the shares of our convertible preferred stock will become shares of such successor, transferee or lessee, having with respect to such successor, transferee or lessee the same powers, preferences and relative participating, optional or other special rights and the qualification, limitations or restrictions thereon, that our convertible preferred stock had immediately prior to such transaction; and

     - we deliver to the transfer agent an officers' certificate and an opinion of counsel stating that such transaction complies with the certificate of designations.

     Upon our consolidation with, or merger into, any other person or any conveyance, transfer or lease of all or substantially all of our assets as described in the preceding paragraph, the successor resulting from such consolidation or into which we are merged or the transferee or lessee to which such conveyance, transfer or lease is made, will succeed to, and be substituted for, and may exercise every right and power of ours under the shares of our convertible preferred stock, and thereafter, except in the case of a lease, we will be released from our obligations with respect to our convertible preferred stock.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material U.S. Federal income tax consequences to U.S. holders (as defined below) of the purchase, ownership, and disposition of our convertible preferred stock and any of our common stock received upon the conversion of our convertible preferred stock. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This summary does not purport to deal with all aspects of U.S. Federal income taxation that may be relevant to an investor's decision to purchase shares of our convertible preferred stock, nor any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This summary is not intended to be applicable to all categories of investors, such as dealers in securities, banks, insurance companies, tax-exempt organizations, foreign persons, persons that hold our convertible preferred stock or our common stock as part of a straddle or conversion transaction, or holders subject to the alternative minimum tax, which may be subject to special rules. In addition, this discussion is limited to persons who hold our convertible preferred stock or our common stock as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code. As used in this section, a "U.S. holder" is a beneficial owner of our convertible preferred stock or our common stock that is for U.S. Federal income tax purposes:

     - an individual U.S. citizen or resident alien;

     - a corporation, or entity taxable as a corporation that was created under U.S. law (federal or state); or

     - an estate or trust whose world-wide income is subject to U.S. Federal income tax.

     If a partnership holds our convertible preferred stock or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION, AND DISPOSITION OF OUR CONVERTIBLE PREFERRED STOCK AND OUR COMMON STOCK RECEIVED AS A RESULT OF A CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK.

DISTRIBUTIONS

     The amount of any distribution to you with respect to our convertible preferred stock or our common stock will be treated as a dividend, taxable as ordinary income to you, to the extent of our current or accumulated earnings and profits as determined under U.S. Federal income tax principles. To the extent the amount of such distribution exceeds our earnings and profits, if any, the excess will be applied against and will reduce your tax basis (on a dollar-for-dollar basis) in our convertible preferred stock or our common stock, as the case may be. Any amount in excess of your tax basis will be treated as capital gain. If we are not able to pay dividends on our convertible preferred stock, the liquidation preference of our convertible preferred stock will increase by the amount of the unpaid dividends, and such increase may give rise to a constructional distribution to holders of our convertible preferred stock in the amount of all, or a portion of, such increase. See "-- Constructive Distributions" below.

DIVIDENDS TO CORPORATE SHAREHOLDERS

     In general, a distribution which is treated as a dividend for U.S. Federal income tax purposes and is made to a corporate shareholder with respect to our convertible preferred stock or our common stock will qualify for the 70 percent dividends-received deduction under Section 243 of the Code. Corporate shareholders should note, however, there can be no assurance that the amount of distributions made with respect to our convertible preferred stock or our common stock will not exceed the amount of our earnings and profits in the future. To the extent that any distribution exceeds our earnings and profits, the excess will be applied against and will reduce your tax basis (on a dollar-for-dollar basis) in our convertible preferred stock or our common stock. Any amount in excess of your tax basis will be treated as capital gain. The dividends-received deduction is not available for distributions that result in capital gain.

     In addition, there are many exceptions and restrictions relating to the availability of such dividends-received deduction such as restrictions relating to:

     - the holding period of stock the dividends on which are sought to be deducted;

     - debt-financed portfolio stock, which means stock financed with debt and held for investment;

     - dividends treated as "extraordinary dividends" for purposes of Section 1059 of the Code; and

     - taxpayers that pay corporate alternative minimum tax.

     Corporate shareholders are urged to consult their own tax advisors regarding the extent, if any, to which such exceptions and restrictions may apply to their particular factual situation.

CONSTRUCTIVE DISTRIBUTIONS

     If the liquidation preference of the convertible preferred stock exceeds the initial offering public price of the convertible preferred stock by more than a de minimis amount, the excess will be treated as a redemption premium on the stock. The redemption premium will be treated as a constructive distribution to the holder of the stock over the ten year term of the convertible preferred stock on an economic accrual basis. The constructive distribution will have the tax consequences specified above under "-- Distributions." Accordingly, in this situation, you could be considered to have received distributions taxable as dividends to the extent of our earnings and profits even though you did not receive any cash or property. Any amount taxable as a dividend will be added to your tax basis in your convertible preferred stock. We will be required to determine whether there is a constructive distribution, and our determination will be binding upon you unless you explicitly disclose to the Internal Revenue Service that your determination on this issue is different from ours.

SALE OR OTHER DISPOSITION; REDEMPTION

     Upon a sale or other disposition of our convertible preferred stock or our common stock (other than an exchange of our convertible preferred stock for our common stock pursuant to a holder's conversion privilege or a holder's repurchase option following a change of control (see below)), you generally will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property you receive on the sale or other disposition and your adjusted tax basis in our convertible preferred stock or our common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for our convertible preferred stock or our common stock, as applicable, is more than one year.

     If, following a change of control, a holder of our convertible preferred stock exercises the option described in "Description of Our Convertible Preferred Stock -- Change of Control" and we elect to pay cash in lieu of issuing shares of our common stock, the transaction will generally be treated as a redemption for U.S. Federal income tax purposes. The U.S. Federal income tax treatment of such a redemption to a holder will depend on the particular facts relating to such holder at the time of the redemption. The receipt of cash in connection with such redemption will be treated as gain or loss from the sale or other disposition of our convertible preferred stock (as discussed in the preceding paragraph), if, taking into account stock that is actually owned by you or is deemed to be owned by you under the constructive ownership rules of
Section 318 of the Code:

     - your interest in our common and our convertible preferred stock is completely terminated as a result of such redemption;

     - your percentage ownership in our voting stock immediately after such redemption is less than 80 percent of your percentage ownership immediately before such redemption; or

     - such redemption is "not essentially equivalent to a dividend" (within the meaning of Section 302(b)(1) of the Code).

     If none of the above tests giving rise to sale treatment is satisfied, then a payment made in redemption of our convertible preferred stock will be treated as a distribution that is taxable in the same manner as described above under "-- Distributions," and your adjusted tax basis in the redeemed shares of our convertible preferred stock will be transferred to any remaining shares you hold in us. If you do not retain any stock ownership in us following such redemption, then you may lose any tax advantage from your basis completely.

CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK IN EXCHANGE FOR OUR COMMON STOCK

     You generally will not recognize gain or loss by reason of receiving our common stock in exchange for our convertible preferred stock upon the conversion or repurchase following a change of control of our convertible preferred stock, except gain will be recognized with respect to any cash received in lieu of fractional shares. The adjusted tax basis of our common stock (including fractional share interests) so acquired will be equal to the tax basis of the shares of our convertible preferred stock exchanged, and the holding period of our common stock received will include the holding period of our convertible preferred stock exchanged.

ADJUSTMENT OF CONVERSION PRICE

     Holders of our convertible preferred stock may, in certain circumstances, be deemed to have received constructive distributions of stock if the conversion price for our convertible preferred stock is adjusted. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of our convertible preferred stock, however, generally will not be considered to result in a constructive distribution of stock. Certain of the possible adjustments provided in the anti-dilution provisions of our convertible preferred stock, including, without limitation, adjustments in respect of stock dividends or the distribution of rights to subscribe for our common stock should qualify as being pursuant to a bona fide reasonable adjustment formula and should not result in a constructive distribution. In contrast, adjustments in respect of distributions of our indebtedness or assets to our stockholders, for example, will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the holders generally will be deemed to have received constructive distributions in amounts based upon the value of such holders' increased interests in our equity resulting from such adjustments. The amount of the distribution will be treated as a distribution to a holder with the tax consequences specified above under "Distributions." Accordingly, you could be considered to have received distributions taxable as dividends to the extent of our earnings and profits even though you did not receive any cash or property as a result of such adjustments.

CONVERSION OF OUR CONVERTIBLE PREFERRED STOCK AFTER DIVIDEND RECORD DATE

     If a holder exercises its right to convert our convertible preferred stock into shares of our common stock after a dividend record date but before payment of the dividend, then upon conversion, the holder generally will be required to pay to us in cash an amount equal to the portion of such dividend attributable to the current quarterly dividend period, which amount would increase the tax basis of our common stock received. When the dividend is received, the holder would recognize the dividend payment in accordance with the rules described under "-- Distributions" above.

BACKUP WITHHOLDING

     Under the backup withholding provisions of the Code and applicable Treasury Regulations, you may be subject to backup withholding at a maximum rate of 30 percent with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, our convertible preferred stock or our common stock unless:

     - you are a corporation or come within certain other exempt categories and when required demonstrate this fact, or

     - within a reasonable period of time, you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with applicable requirements of the backup withholding rules.

     The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO YOU IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM YOUR PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CONVERTIBLE PREFERRED STOCK, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                                  UNDERWRITING

     Under an underwriting agreement, Hibernia Southcoast Capital, Inc., as underwriter, has agreed to purchase from us all of the 1,400,000 shares of our convertible preferred stock being offered pursuant to this prospectus supplement.

     The underwriting agreement provides that Hibernia Southcoast Capital's obligation to purchase the shares of the convertible preferred stock depends on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the shares of convertible preferred stock are purchased by Hibernia Southcoast Capital, all of the shares of convertible preferred stock must be purchased, except those shares that Hibernia Southcoast Capital has an option to purchase to cover over-allotments, as described below. The conditions contained in the underwriting agreement include the condition that all of the representations and warranties made by us to Hibernia Southcoast Capital are true, that there has been no material adverse change in our condition or in the financial markets, and that we deliver to Hibernia Southcoast Capital customary closing documents.

     The following table shows the underwriting fees to be paid to Hibernia Southcoast Capital by us in connection with this offering. These amounts are shown separately to reflect both no exercise and full exercise of Hibernia Southcoast Capital's option to purchase additional shares of convertible preferred stock, except those shares that Hibernia Southcoast Capital has an option to purchase to cover over-allotments, as described below. This underwriting fee is the difference between the initial price to the public and the amount Hibernia Southcoast Capital pays to us to purchase the shares from us. On a per share basis, the underwriting fee is 3.25 percent of the initial price to public.

                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share...................................................  $     0.81     $     0.81
Total.......................................................  $1,134,000     $1,304,100

     We have been advised by Hibernia Southcoast Capital that it proposes to offer the convertible preferred stock directly to the public at the initial price to the public set forth on the cover page of this prospectus supplement. After the offering, Hibernia Southcoast Capital may change the offering price and other selling terms. In connection with this offering, members of our management provided assistance to the underwriter, including identifying prospective purchasers who expressed interest in participating in our capital raising activities disclosed in our public filings. A significant number of shares of the convertible preferred stock will be sold to persons so identified, including to some of our directors, officers and significant stockholders.

     We have agreed to indemnify Hibernia Southcoast Capital against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to be made in respect of these liabilities.

     We have granted to Hibernia Southcoast Capital an option to purchase up to an aggregate of 210,000 additional shares of convertible preferred stock at the initial price to the public less the underwriting discount set forth on the cover page of this prospectus supplement, exercisable solely to cover over-allotments, if any, in the offer and sale of the 1,400,000 shares that are being sold in this offering. Such option may be exercised at any time until 30 days after the date of this prospectus supplement.

     We have agreed that, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Hibernia Southcoast Capital, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Hibernia Southcoast Capital in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

     Until the distribution of the convertible preferred stock is completed, rules of the SEC may limit the ability of Hibernia Southcoast Capital to bid for and purchase shares of our convertible preferred stock. As an exception to these rules, Hibernia Southcoast Capital is permitted to engage in transactions that stabilize the price of the convertible preferred stock. These transactions may consist of bids or purchases for the purposes of pegging, fixing or maintaining the price of the convertible preferred stock.

     Hibernia Southcoast Capital may create a short position in the convertible preferred stock in connection with the offering. This means that they may sell more shares than are shown on the cover page of this prospectus supplement. If Hibernia Southcoast Capital creates a short position, then they may reduce that short position by purchasing shares of the convertible preferred stock in the open market. Hibernia Southcoast Capital also may elect to reduce any short position by exercising all or part of the over-allotment option.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of these purchases. Hibernia Southcoast Capital also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when Hibernia Southcoast Capital, in conveying syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member. The position of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

     Neither we nor Hibernia Southcoast Capital make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the convertible preferred stock. In addition, neither we nor Hibernia Southcoast Capital makes any representation that Hibernia Southcoast Capital will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     Hibernia Southcoast Capital and its affiliates, including Hibernia National Bank, have engaged in, and may in the future engage in, investment banking and other commercial dealings with us in the ordinary course of business. They have received customary fees and commissions for these transactions. In particular, Hibernia National Bank is a lender under our sulphur credit facility, with a loan to us of approximately $1.2 million outstanding as of June 17, 2002. In addition, Hibernia National Bank is expected to enter into a revolving credit facility with us by the end of June 2002. See "Use of Proceeds." Hibernia National Bank will benefit from the proceeds of this offering to the extent that we use proceeds to repay the balance of our sulphur credit facility, and to the extent that such proceeds enhance our ability to repay any future loans from Hibernia National Bank.

                                 LEGAL MATTERS

     Certain legal matters with respect to our convertible preferred stock will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana. Certain legal matters in connection with this offering will be passed upon for Hibernia Southcoast Capital by Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., New Orleans, Louisiana.

                                 OTHER MATTERS

     On March 14, 2002, our independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. and, on June 15, 2002, the jury found Arthur Andersen guilty of one count of obstruction of justice. Arthur Andersen announced that unless the jury verdict is set aside, a judgment of conviction could be entered as early as August 31, 2002, which will effectively end the firm's audit practice. These events may adversely affect your ability to seek or obtain remedies against Arthur Andersen, which has served as our independent public accountant since 1998. Our audit committee and board of directors have asked other firms with the capability to serve as our independent auditor to submit proposals to conduct the audit of our financial statements for 2002.

     As a public company, we are required to file with the SEC periodic financial statements audited or reviewed by an independent public accountant. The SEC has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients concerning audit quality controls. Arthur Andersen has made the required representations to us.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

     We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our securities. You may read the registration statement and exhibits without charge at the SEC's Internet site or at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus supplement.

     We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 2001 (filed April 16, 2002);

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 (filed May 10, 2002);

     - Current Reports on Form 8-K dated January 29, 2002, February 1, 2002, March 11, 2002, March 12, 2002, April 1, 2002, May 31, 2002, and June 7,
       2002; and

     - Our Definitive Proxy Statement, dated April 17, 2002, with respect to our 2001 Annual Meeting of Stockholders held on May 10, 2002.

     The preceding list supersedes and replaces the documents listed in the accompanying prospectus under the heading "Where You Can Find More Information."

     We are also incorporating by reference into this prospectus supplement all of the documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to its termination of this offering.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

        McMoRan Exploration Co.
        1615 Poydras Street
        New Orleans, Louisiana 70112
        (504) 582-4000

     YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

PROSPECTUS

                                  $300,000,000

                            McMoRan Exploration Co.

--------------------------------------------------------------------------------

     We may use this Prospectus to offer the following securities for sale:

     - Common stock

     - Preferred stock

     - Depositary shares

     - Debt securities

     - Warrants

We will provide the specific terms of the securities we are offering in supplements to this Prospectus. A supplement may also update or change information contained in this Prospectus. This Prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. If any underwriters, dealers or agents are involved in the sale of securities, the accompanying prospectus supplement will set forth their names, the principal amounts, if any, to be purchased by underwriters, any applicable fees, commissions or discounts, and the net proceeds to be received by us.

Our common stock is traded on the New York Stock Exchange under the symbol
"MMR."

         YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER THE CAPTION
                      "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                The date of this Prospectus is February 8, 2000.

                                  THE COMPANY

     We engage in the exploration, development and production of oil and gas offshore in the Gulf of Mexico and onshore in the Gulf Coast region, and in the mining, purchasing, transporting, terminaling, processing and marketing of sulphur.

     Oil and gas operations. We (and our predecessors) have conducted oil and gas exploration, development and production operations principally in the Gulf of Mexico and the Gulf Coast region for more than 25 years with virtually the same team of geologists and geophysicists. These operations have provided us with an extensive geological and geophysical database, as well as significant technical and operational expertise. We believe there are significant opportunities to discover meaningful oil and gas reserves in these areas as well as to acquire oil and gas properties through transactions with larger companies seeking to divest properties in the Gulf of Mexico continental shelf.

     Using our extensive geophysical, technical and operational expertise, our strategy is to

     - acquire large, active exploration positions in the Gulf of Mexico and Gulf Coast region,

     - identify prospects using 3-D seismic data and other state-of-the-art technology, and

     - increase reserves through exploration and development.

     As part of our strategy, effective January 1, 2000, we acquired from Texaco Exploration and Production Inc. the right to explore and earn assignments of operating rights in 89 oil and gas properties. The properties cover about 391,000 gross acres and are located in water depths ranging from 10 to 2,600 feet in federal and state waters offshore Louisiana and Texas. We have agreed to commit $110 million for exploration through June 30, 2003. If we drill wells to specified depths that are capable of producing and commit to install facilities to develop the oil and gas we discover, we will earn varying interests in the prospects, depending on the options that Texaco elects. Generally, we will earn at least a majority of Texaco's working interest in the property, and Texaco can elect to retain either a working interest or an overriding royalty.

     On January 14, 2000, we purchased from Shell Offshore Inc. its interest in 56 exploratory leases containing approximately 260,000 gross acres located primarily in the Louisiana offshore Gulf of Mexico area for a total of $37.7 million. These leases represent a substantial portion of Shell's remaining inventory of undeveloped lease acreage in the Louisiana offshore Gulf of Mexico shelf area. Shell retained an overriding royalty interest in the properties. The leases are located in water depths up to about 2,000 feet. Shell's ownership interests in the leases acquired ranged from 25 to 100 percent. Four of the leases are subject to preferential rights, which if exercised would exclude these four leases from the purchase and result in a $2.6 million reduction of the purchase price.

     The Texaco and Shell transactions significantly enhance our presence on the continental shelf of the Gulf of Mexico. These two transactions, along with our current lease inventory, give us exploratory rights to over 170 blocks covering approximately 750,000 gross acres. We now have a substantial foundation for an aggressive exploration program with a broad exploration acreage position in the Gulf of Mexico.

     Sulphur operations. We are the largest sulphur supplier in the U.S. and operate the largest molten sulphur handling system in the world. Our unique molten sulphur handling and transportation system includes five sulphur terminals located across the Gulf Coast and has all permits required by environmental laws. We own an 83.3 percent interest in an operating sulphur mine known as Main Pass, located 32 miles offshore Louisiana. We also own an 83.3 percent interest in oil production operations at Main Pass, where we produce oil from the same geologic formation from which we mine sulphur.

     Our sulphur operations consist of sulphur services and sulphur mining. Our sulphur services primarily involve the purchase and resale of sulphur recovered as a by-product of hydrocarbon refining and processing, and the handling and transportation of sulphur. Our sulphur strategy is to

     - provide a reliable source of sulphur to our customers,

     - increase our recovered sulphur sales and provide other value added services to by-product sulphur producers,

     - capitalize on our leadership position as the U.S.'s largest sulphur transporter, discretionary sulphur producer, buyer of U.S. recovered sulphur and sulphur supplier, and

     - increase utilization of our sulphur handling and transportation system, which is currently approximately 60 percent utilized.

     Combination of McMoRan Oil & Gas and Freeport Sulphur. Our company was created on November 17, 1998 when McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. combined their operations. As a result, McMoRan Oil & Gas LLC and Freeport-McMoRan Sulphur LLC (Freeport Sulphur) became our wholly owned subsidiaries. The transaction was treated for accounting purposes as a purchase, with McMoRan Oil & Gas as the acquiring entity. As a result, our financial information for periods prior to the transaction reflect only the historical operations of McMoRan Oil & Gas. The operations of Freeport Sulphur are included on and after November 17, 1998. For the year ended December 31, 1999, approximately 81 percent of our earnings before interest, taxes, depreciation and amortization, excluding exploration expenses, were from oil and gas operations and 19 percent were from sulphur operations.

     The address and telephone number of our principal executive offices are:

        1615 Poydras Street
        New Orleans, Louisiana 70112
        (504) 582-4000

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes (or incorporates by reference) "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about our plans, strategies, expectations, assumptions and prospects. "Forward-looking statements" are all statements other than statements of historical fact, such as statements regarding drilling potential and results; anticipated flow rates of producing wells; reserve estimates and depletion rates; general economic and business conditions; risks and hazards inherent in the production of oil, natural gas and sulphur; demand and potential demand for oil and gas and for sulphur; trends in commodity prices; amounts and timing of capital expenditures and abandonment, closure and reclamation costs; the need for and availability of financing; our reliance on IMC-Agrico as a customer; competitive trends; and environmental issues.

     We caution you that our forward-looking statements are not guarantees of future performance, and our actual results may differ materially from those projected, anticipated or assumed in the forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include those described below under "Risk Factors."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should carefully consider the following factors in evaluating our company and our business before purchasing any securities.

FACTORS RELATING TO OUR OIL AND GAS OPERATIONS

  THE FUTURE FINANCIAL RESULTS OF OUR OIL AND GAS BUSINESS ARE DIFFICULT TO FORECAST PRIMARILY BECAUSE THE BUSINESS HAS A LIMITED OPERATING HISTORY AND THE RESULTS OF OUR EXPLORATION STRATEGY ARE INHERENTLY UNPREDICTABLE.

     McMoRan Oil & Gas commenced operations in 1994. We currently have six fields in production. Much of our oil and gas business is devoted to exploration, the results of which are inherently unpredictable. We use the successful efforts accounting method for our oil and gas exploration and development activities. This method requires us to expense geological and geophysical costs and the costs of exploration wells as they occur, rather than capitalize these costs as required by the full cost accounting method. Because of the timing in incurring exploration costs and realizing revenues from successful properties, losses may be reported even though exploration activities may be successful during a reporting period. Accordingly, depending on the results of our exploration program, we may continue to incur losses as we pursue significantly expanded exploration activities. We cannot assure you that our oil and gas operations will achieve or sustain positive earnings or cash flows from operations in the future.

  OUR EXPLORATION AND DEVELOPMENT ACTIVITIES MAY NOT BE COMMERCIALLY SUCCESSFUL.

     Oil and natural gas exploration and development involve a high degree of risk that hydrocarbons will not be found, that they will not be found in commercial quantities, or that their production will be insufficient to recover drilling, completion and operating costs. The 3-D seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas are present or economically producible. The cost of drilling, completing and operating a well is often uncertain, especially when drilling offshore, and cost factors can adversely affect the economics of a project. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including (1) unexpected drilling conditions, (2) unexpected pressure or irregularities in formations, (3) equipment failures or accidents, (4) title problems, (5) adverse weather conditions, (6) regulatory requirements and (7) unavailability of equipment or labor. Furthermore, completion of a well does not guarantee that it will be profitable or even that it will result in recovery of drilling, completion and operating costs.

  OUR FUTURE PERFORMANCE DEPENDS ON OUR ABILITY TO ADD RESERVES.

     Our future financial performance depends in large part on our ability to find, develop and produce oil and gas reserves that are economically recoverable. Without successful exploration and development activities or reserve acquisitions, our reserves will be depleted. We cannot assure you that we will be able to find, develop, produce or acquire additional reserves on an economic basis.

     Although we are currently emphasizing reserve growth through exploratory drilling, we may from time to time acquire producing properties and/or properties with proved undeveloped reserves. Evaluation of recoverable reserves of oil and natural gas, which is an integral part of the property selection process, depends on the assessment of geological, engineering and production data, some or all of which may prove to be unreliable and not indicative of future performance. Accordingly, we cannot assure you that we will make a profit or fully recover our cost on any reserves that we purchase.

  OUR REVENUES, PROFITS AND GROWTH RATES MAY VARY SIGNIFICANTLY WITH FLUCTUATIONS IN THE MARKET PRICES OF OIL AND NATURAL GAS.

     Approximately $54.3 million of our revenues for the year ended December 31, 1999 were derived from the sale of oil and natural gas. In recent years, oil and natural gas prices have fluctuated widely. We have no control over the factors affecting prices, which include the market forces of supply and demand, as well as the regulatory and political actions of domestic and foreign governments, and the attempts of international cartels to control or influence prices. Any significant or extended decline in oil and gas prices will have a material adverse effect on our profitability, financial condition and operations.

  IF WE ARE UNABLE TO GENERATE SUFFICIENT CASH FROM OPERATIONS OR OBTAIN FINANCING WHEN NEEDED, WE MAY FIND IT NECESSARY TO CURTAIL OUR OPERATIONS.

     We must make substantial expenditures to conduct exploratory activities and to develop oil and gas reserves. We cannot assure you that we will generate sufficient cash from operations or obtain financing when needed to conduct our exploration program and develop our properties. Our future cash flow from operations will depend on our ability to locate and produce hydrocarbons in commercial quantities and on market prices for oil and gas, among other things.

  THE AMOUNT OF OIL AND GAS THAT WE ACTUALLY PRODUCE, AND THE NET CASH FLOW THAT WE RECEIVE FROM THAT PRODUCTION, MAY DIFFER MATERIALLY FROM THE AMOUNTS REFLECTED IN OUR RESERVE ESTIMATES.

     Our estimates of proved oil and gas reserves reflected in our Form 10-K reports are based on reserve engineering estimates using Securities and Exchange Commission (SEC) guidelines. Reserve engineering is a subjective process of estimating recoveries from underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions, such as (1) historical production from the area compared with production from other producing areas, (2) assumptions concerning future oil and gas prices, future operating and development costs, workover, remedial and abandonment costs, severance and excise taxes, and (3) the assumed effects of government regulation. All of these factors and assumptions are difficult to predict and may vary considerably from actual results. In addition, different reserve engineers may make different estimates of reserve quantities and cash flows based upon varying interpretations of the same available data. Also, estimates of proved reserves for wells with limited or no production history are less reliable than those based on actual production history. Subsequent evaluation of the same reserves may result in variations, which may be substantial, in our estimated reserves. As a result, all reserve estimates are inherently imprecise.

     You should not construe the estimated present values of future net cash flows from proved oil and gas reserves incorporated by reference into this Prospectus as the current market value of our estimated proved oil and gas reserves. In accordance with applicable SEC requirements, we have estimated the discounted future net cash flows from proved reserves based on prices and costs generally prevailing at or near the date of the estimate. Actual future prices and costs may be materially higher or lower. Future net cash flows also will be affected by factors such as the actual amount and timing of production, curtailments or increases in consumption by gas purchasers, and changes in governmental regulations or taxation. In addition, we have used a 10 percent discount factor, which the SEC requires all companies to use to calculate discounted future net cash flows for reporting purposes. That is not necessarily the most appropriate discount factor to be used in determining market value, since interest rates vary from time to time, and the risks associated with operating particular oil and gas properties can vary significantly.

  SHORTAGES OF SUPPLIES, EQUIPMENT AND PERSONNEL MAY ADVERSELY AFFECT OUR OPERATIONS.

     Our ability to conduct operations in a timely and cost effective manner depends on the availability of supplies, equipment and personnel. The offshore oil and gas industry is cyclical and experiences periodic shortages of drilling rigs, work boats, tubular goods, supplies and experienced personnel. Shortages can delay operations and materially increase operating and capital costs.

  THE OIL AND GAS EXPLORATION BUSINESS IS VERY COMPETITIVE, AND MOST OF OUR COMPETITORS ARE LARGER AND FINANCIALLY STRONGER THAN WE ARE.

     The business of oil and gas exploration, development and production is intensely competitive, and we compete with many companies that have significantly greater financial and other resources than we have. Our competitors include the major integrated oil companies and a substantial number of independent exploration companies. We compete with these companies for property acquisitions, supplies, equipment and labor. These competitors may, for example, be better able to (1) pay more for exploratory prospects, (2) purchase a greater number of properties, (3) access less expensive sources of capital,
(4) access more information relating to prospects, (5) develop or buy, and implement, new technologies, and (6) obtain equipment and supplies on better terms.

  BECAUSE A SIGNIFICANT PART OF OUR RESERVES AND PRODUCTION IS CONCENTRATED IN A SMALL NUMBER OF OFFSHORE PROPERTIES, ANY PRODUCTION PROBLEMS OR SIGNIFICANT CHANGES IN RESERVE ESTIMATES RELATED TO ANY ONE OF THOSE PROPERTIES COULD HAVE A MATERIAL IMPACT ON OUR BUSINESS.

     All of our reserves and production come from our six fields in the shallow waters of the Gulf of Mexico. If mechanical problems, storms or other events curtailed a substantial portion of this production, our cash flow would be adversely affected. If the actual reserves associated with these six fields are less than our estimated reserves, our results of operations and financial condition could be adversely affected. Our Brazos Block A-19 field commenced production on October 16, 1999, and during a shutdown on November 15, 1999, the operator detected a pressure buildup in the production casing and subsequently found significant damage to the production tubing. The well currently remains shut-in, and the operator is formulating a plan to restore the well back onto production. While the estimates of proved reserves for the well remain unchanged, additional costs will be required to restore production, and revenues from the well will be delayed.

  WE ARE VULNERABLE TO RISKS ASSOCIATED WITH THE GULF OF MEXICO BECAUSE WE CURRENTLY EXPLORE AND PRODUCE EXCLUSIVELY IN THAT AREA.

     We believe that concentrating our activities in the Gulf of Mexico is advantageous because of our extensive experience operating in that area. However, this strategy makes us more vulnerable to the risks associated with operating in that area than those of our competitors with more geographically diverse operations. These risks include (1) adverse weather conditions, (2) difficulties securing oil field services, and (3) compliance with regulations. In addition, production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial years of production, and, as a result, our reserve replacement needs from new prospects are greater.

  WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE.

     Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including (1) timing and amount of capital expenditures, (2) the operator's expertise and financial resources, (3) approval of other participants in drilling wells, and (4) selection of technology.

FACTORS RELATING TO OUR SULPHUR OPERATIONS

  OUR REVENUES, PROFITS AND GROWTH RATES MAY VARY SIGNIFICANTLY WITH FLUCTUATIONS IN THE MARKET PRICE OF SULPHUR; THE LONG-TERM ECONOMIC FEASIBILITY OF OUR MAIN PASS SULPHUR MINE MAY BE IMPAIRED IF THERE WERE A SUSTAINED DECLINE IN SULPHUR PRICES FROM RECENT LEVELS.

     Sulphur prices have declined in recent months to the lower range of prices experienced in the 1990s. As a result, we are currently unable to generate positive cash flow from our Main Pass sulphur mining operations. In response to declining prices, we announced on June 30, 1998 that we would permanently discontinue sulphur production at our Culberson mine, and we discontinued those operations on June 30, 1999. Although we are currently pursuing cost reductions at our Main Pass sulphur operations, a sustained decline in the price of sulphur from recent levels could make continued operation of the mine uneconomical. Because of the costs associated with closing and re-opening this mine site, we could decide to operate at Main Pass for some period even if those operations did not generate positive cash flow. If our Main Pass operations were suspended, it could be difficult and expensive to subsequently re-open the mine.

  WE RELY HEAVILY ON IMC-AGRICO AS A CONTINUING CUSTOMER UNDER THE TERMS OF A LONG-TERM SULPHUR SUPPLY AGREEMENT, AND WE ARE INVOLVED IN A DISPUTE WITH THEM ABOUT THE PRICING TERMS OF THAT AGREEMENT.

     Approximately 73 percent of sulphur sales for the year ended December 31, 1999 were made to IMC-Agrico under a long-term sulphur supply agreement, and we expect that sales to IMC-Agrico under that agreement will continue to represent a substantial percentage of our sulphur sales. Sales of sulphur to IMC-Agrico are based on market prices and include a premium with respect to approximately 40 percent of the sales. The agreement requires IMC-Agrico to purchase approximately 75 percent of its annual sulphur consumption from us as long as it has a requirement for sulphur. The loss of, or a significant decline in, sales of sulphur to IMC-Agrico could have a material adverse effect on our financial condition and results of operations.

     In the fourth quarter of 1999, several domestic phosphate fertilizer producers announced production curtailments, including a 20 percent reduction by IMC-Agrico. These curtailments resulted primarily from global price decreases for phosphate fertilizers. As a result, IMC-Agrico curtailed its sulphur purchases from us in the fourth quarter. We expect that our future sulphur sales to IMC-Agrico will also be curtailed, at least in the near term.

     Our sulphur supply agreement with IMC-Agrico contains a provision that requires good faith renegotiation of the pricing provisions if a party can prove that fundamental changes in IMC-Agrico's operations or the sulphur and sulphur transportation markets invalidate certain assumptions and result in the performance by that party becoming "commercially impracticable" or "grossly inequitable." In the fourth quarter of 1998, IMC-Agrico attempted to invoke this contract provision in an effort to renegotiate the pricing terms of the sulphur supply agreement. After careful review of the agreement, IMC-Agrico's operations and the referenced markets, we determined that there is no basis for renegotiation of the pricing provisions under the terms of the agreement. After discussions failed to resolve this dispute, we filed suit against IMC-Agrico seeking a judicial declaration that no basis exists under the agreement for a renegotiation of its pricing terms.

  IN THE FOURTH QUARTER OF 1999, THREE OF OUR MAJOR CUSTOMERS ANNOUNCED PLANS TO BUILD A SOLID SULPHUR HANDLING AND MELTING FACILITY IN TAMPA, FLORIDA WITH A DESIGN CAPACITY OF UP TO 2.0 MILLION LONG TONS OF LIQUID SULPHUR ANNUALLY. WE CANNOT PREDICT WHAT EFFECT, IF ANY, THE FACILITY WOULD HAVE ON OUR SULPHUR SALES, IF AND WHEN IT BECOMES OPERATIONAL.

     The facility would allow these customers and potentially others to import solid sulphur. Thus, customers would have new sources of sulphur supply that, depending on its ultimate costs compared to our costs, could be more cost-competitive than our sulphur. The announcement stated that the plant is not expected to be operational until mid-2001. Solid sulphur handling is widely recognized as inferior from an environmental standpoint to molten sulphur handling, which is currently used throughout Florida. The plant will need to obtain appropriate permits and meet stringent state and federal environmental law requirements. If the appropriate permits are received and the plant is constructed, we believe that, based on current sulphur costs, associated transportation and handling costs, melting costs and the cost of capital, this type of facility will not be cost competitive.

     We cannot predict when or if the plant will be operational or what impact it will have, if any, on our sulphur sales, although it is possible that our sulphur sales could be adversely affected. We currently have solid sulphur melting capabilities in Galveston, Texas and Port Sulphur, Louisiana, and these facilities have all permits required under current environmental laws. All of our sulphur is currently handled in molten form; however, we intend to remain competitive in sourcing and handling sulphur in whatever form is commercially preferable.

  OUR MINORITY JOINT VENTURE PARTNER IN THE MAIN PASS MINE CLAIMS THAT IT HAS EXERCISED ITS CONTRACTUAL RIGHT TO ELECT NOT TO RECEIVE ITS SHARE OF SULPHUR PRODUCED AT THE MINE DURING 2000, NOT TO PAY ITS SHARE OF OPERATING EXPENSES FOR 2000 AND NOT TO PAY US ANY FEES FOR 2000 UNDER OUR PROCESSING AND MARKETING AGREEMENT.

     Homestake Sulphur Company LLC is our 16.7 percent partner in the Main Pass mine. Under our agreements with Homestake, Homestake may elect to waive its right to produce its share of sulphur for one year at a time if conditions described in the agreements are met. In that event, Homestake would be relieved of its obligation to pay some of its share of operating expenses during that year. Homestake claims that it has made this election for 2000 and that, as a result, it is also not obligated to pay us any fees for 2000 under our processing and marketing agreement.

     We have advised Homestake that in our opinion the conditions precedent to its right to make the election do not exist. Homestake has filed suit seeking a declaratory judgment supporting its position and has not paid the first two monthly installments of its operating expenses for 2000. We believe that the election, even if effectively made, will not have a material adverse effect on our financial condition or results of operations, except that we may lose approximately $500,000 per quarter of operating income from fees in 2000 under our processing and marketing agreement with Homestake unless we are successful in the litigation.

  THE COMPETITIVE CONDITIONS IN OUR SULPHUR BUSINESS ARE COMPLEX, BOTH IN TERMS OF FACTORS AFFECTING SUPPLY AND FACTORS AFFECTING DEMAND; SULPHUR PRICES ARE INFLUENCED BY (1) WORLD AGRICULTURAL CONDITIONS, (2) THE PHOSPHATE FERTILIZER MARKET, (3) THE RATE OF RECOVERY OF SULPHUR FROM OIL AND NATURAL GAS REFINING, AND (4) THE HANDLING AND TRANSPORTATION COSTS REQUIRED TO MOVE SULPHUR TO MARKET.

     There are two principal sources of elemental sulphur: (1) mined sulphur and
(2) recovered sulphur, which is a by-product of oil refining and gas processing. Recovered sulphur from domestic and foreign sources is the major source for most sulphur customers and is our major source of competition. Because recovered sulphur is a by-product of the producer's refining or processing operations, its cost to customers depends in large part on handling and transportation costs. Production of recovered sulphur in the United States has increased at an average rate of approximately 150,000 long tons per year for the last three years.

     Because the supply of U.S. recovered sulphur alone cannot meet total domestic demand, mined sulphur, along with imported recovered sulphur obtained principally from Canada and Mexico, is required to supply the balance. Canadian recovered sulphur producers have facilities for storing excess sulphur production in solid form for unlimited periods of time, and thus can wait for favorable market conditions to sell this sulphur. Nearly all of the Western Hemisphere's sulphur inventories currently consist of sulphur stored in solid form in the province of Alberta in western Canada.

     Since the early 1990s, the sulphur price at Tampa, Florida has generally moved in the range of $55-$75 per long ton. We believe market forces that define this range will continue for the foreseeable future, absent a major supply disruption or a substantial increase in demand. On the low end of the price range, overland freight rates from western Canada to central Florida tend to set a price floor. On the high end, the amount of supply that can profitably access the market effectively sets a price cap. Accordingly, depending on prices in the other foreign markets they supply, Canadian producers can be expected to progressively increase sulphur shipments to U.S. markets as price levels in U.S. sulphur markets rise within the $55-$75 per long ton range.

     The principal competitive risks to our ability to mine sulphur profitably are (1) decreased domestic demand for sulphur, (2) increased production from domestic recovered sulphur producers, and (3) increases in imported recovered sulphur, including increases in the rate at which stored sulphur, particularly in Canada, is released into the market. In addition, the current levels of Canadian sulphur production and inventories limits our potential to realize significant price increases for our sulphur even if demand improves.

  THE MARKET FOR SULPHUR IS SEASONAL AND CYCLICAL, AND MARKET PRICES FOR SULPHUR CAN FLUCTUATE WIDELY.

     Because the principal use of sulphur is in the manufacture of phosphate fertilizers, our ability to successfully market our sulphur is materially dependent on prevailing agricultural conditions and the worldwide demand for fertilizers. Although phosphate fertilizer sales are fairly constant month-to-month, seasonal increases occur in the domestic market prior to the fall and spring planting season. Generally, domestic phosphate fertilizer sales are at reduced levels after the spring planting season, although the decline in domestic sales generally coincides with the time when major commercial and governmental buyers in China, India and Pakistan purchase product for mid-year delivery in those countries.

     Fertilizer sales are also cyclical, as they are influenced by current and projected grain inventories and prices, quantities of fertilizers imported to and exported from North America, domestic fertilizer consumption and the agricultural policies of foreign governments. Currently, the market for phosphate fertilizers is soft, which we believe is primarily the result of three factors: (1) a world oversupply of grain, which has led to falling grain prices and a decreased demand for phosphate fertilizers, (2) an oversupply of fertilizer worldwide and (3) an anticipated increase in worldwide fertilizer production capacity from two new plants under construction in India and Australia. We continue to believe that the long-term fundamentals of the phosphate fertilizer business remain sound. These fundamentals include expected growth in world population and increased meat consumption in many undeveloped countries.

     Market prices for sulphur will likely continue to fluctuate. For example, in 1999 U.S. sulphur prices fluctuated between $62.50 and $71.50 per long ton and dropped to $57.50 per long ton for the first quarter of 2000. The operating margins and cash flow from our sulphur business are subject to substantial fluctuations in response to changes in supply and demand for sulphur, conditions in the U.S. and international agriculture industry, market uncertainties and other factors beyond our control. Any significant or extended decline in sulphur prices will have a material adverse effect on our financial condition and operations.

  OUR SULPHUR MINING OPERATIONS ARE SENSITIVE TO CHANGES IN NATURAL GAS PRICES.

     In the year ended December 31, 1999, we sold approximately 14.0 Bcf of natural gas in our oil and gas operations and consumed approximately 7.6 Bcf of natural gas in our sulphur mining operations. Natural gas is our most significant variable cost in operating our sulphur mine. We estimate that a 10 cent increase in natural gas prices would have resulted in a $1.4 million increase in our gas sales revenue and a $0.8 million increase in our cost of mining sulphur for the year ended December 31, 1999. A 10 cent decrease in natural gas prices would result in a corresponding decrease in gas sales revenue and decrease in mining costs.

  THE AMOUNT OF SULPHUR THAT WE ACTUALLY PRODUCE MAY DIFFER MATERIALLY FROM THE AMOUNTS THAT WE EXPECT BASED ON OUR RESERVE ESTIMATES. IN ADDITION, OUR RESERVE ESTIMATES CAN CHANGE SIGNIFICANTLY BASED ON CHANGES IN THE FACTORS UNDERLYING THE ASSUMPTIONS WE USE IN DETERMINING THE RESERVES. WE RECENTLY REDUCED OUR PROVED RESERVES FOR OUR MAIN PASS MINE FROM 52.4 MILLION LONG TONS AT DECEMBER 31, 1998 TO 13.7 MILLION LONG TONS AT DECEMBER 31, 1999.

     Proved reserves are estimated quantities of commercially recoverable minerals that geological, geophysical and engineering data can demonstrate with a reasonably high degree of certainty to be recoverable in the future from known mineral deposits by conventional operating methods. Our estimates of proved sulphur reserves at Main Pass are based on engineering estimates and assumptions about future economic and operating conditions. All of our sulphur reserves are considered physically producible because of our extensive drilling and production experience. However, reserve engineering is a subjective process of estimating the recovery from underground accumulations of sulphur that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. In addition, estimates of economically recoverable reserves depend upon a number of variable factors and assumptions, such as assumptions concerning future (1) sulphur prices and production rates, (2) operating and development costs, including natural gas prices, (3) processing, transportation and handling costs, (4) workover, remedial and abandonment costs,
(5) severance and excise taxes, and (6) government regulation. Variations in these items can cause reserve estimates to change even in the absence of changes in assumptions regarding the size or physical characteristics of the reservoirs. In particular, the sulphur and oil reservoirs at our Main Pass mine are highly sensitive to product prices and production volumes because of their relatively high level of fixed production costs.

     We recently reduced our proved reserves for our Main Pass mine from 52.4 million long tons at December 31, 1998 to 13.7 million long tons at December 31, 1999. Although our estimated physically producible sulphur reserves have not changed, we have reduced our estimates of commercially recoverable reserves primarily based on our expectations of decreased production rates at the mine, partially offset by an anticipated decrease in costs. These factors have also caused us to reduce the expected useful life of the mine from 30 years to 10 years. The reduction in the anticipated mine life will require us to accelerate accruals of our estimated $59.5 million abandonment and reclamation costs for the mine, resulting in an increase in accruals by approximately $3.0 million per year. We will be required to fund these costs once we permanently close the mine. The price of sulphur is a critical factor in the determination of commercially recoverable reserves. A future increase in sulphur prices could result in a restoration of the reserves being reduced at year-end 1999.

FACTORS RELATING TO OUR OPERATIONS GENERALLY

  OUR HISTORICAL FINANCIAL INFORMATION MAY BE OF LIMITED RELEVANCE BECAUSE OUR SULPHUR OPERATIONS ARE INCLUDED IN OUR HISTORICAL FINANCIAL INFORMATION ONLY FOR PERIODS ON AND AFTER NOVEMBER 17, 1998.

     Our company was created on November 17, 1998 when McMoRan Oil & Gas Co. and Freeport-McMoRan Sulphur Inc. combined their operations in a merger. The merger was treated for accounting purposes as a purchase, with McMoRan Oil & Gas as the acquiring entity. As a result, our financial information for periods prior to the merger reflect the historical operations of McMoRan Oil & Gas. The operations of Freeport Sulphur are included only on and after November 17, 1998.

  OFFSHORE OPERATIONS ARE HAZARDOUS, AND THE HAZARDS ARE NOT FULLY INSURABLE.

     Our operations are subject to the hazards and risks inherent in drilling for, producing and transporting sulphur, oil and natural gas. These hazards and risks include fires, natural disasters, abnormal pressures in formations, blowouts, cratering, pipeline ruptures and spills. If any of these or similar events occur, we could incur substantial losses as a result of death, personal injury, property damage, pollution and lost production. Moreover, our drilling, production and transportation operations in the Gulf of Mexico are subject to operating risks peculiar to the marine environment. These risks include hurricanes and other adverse weather conditions, more extensive governmental regulation (including regulations that may, in certain circumstances, impose strict liability for pollution damage) and interruption or termination of operations by governmental authorities based on environmental, safety or other considerations.

     We have in place liability, property damage, business interruption and other insurance coverages in types and amounts that we consider reasonable and believe to be customary in our business. This insurance provides protection against loss from some, but not all, potential liabilities incident to the ordinary conduct of our business. Our insurance includes coverage for some types of damages associated with environmental and other liabilities that arise from sudden, unexpected and unforeseen events, with coverage limits, retentions, deductibles and other features as we deem appropriate. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

  OUR OPERATIONS ARE SUBJECT TO EXTENSIVE GOVERNMENTAL REGULATION, COMPLIANCE WITH WHICH IS VERY EXPENSIVE; CHANGES IN THE REGULATORY ENVIRONMENT CAN OCCUR AT ANY TIME AND GENERALLY INCREASE OUR COSTS.

     Our operations are subject to extensive regulation under federal and state law, and can be affected materially by political developments and resulting changes in laws and regulations. The operations and economics of oil and natural gas exploration, production and development and sulphur production are, or historically have been, affected by price controls, tax policy and environmental regulation. We cannot predict how existing laws and regulations may be interpreted by enforcement agencies or the courts, whether additional laws and regulations will be adopted, or the effect these changes may have on our business or financial condition, but changes that have occurred in the past generally have been more restrictive and have increased our cost of operation.

     In particular, our operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations (1) require us to acquire permits before we begin drilling, (2) restrict the types, quantities and concentrations of substances that we can release into the environment, (3) limit or prohibit drilling on some lands lying within wilderness, wetlands and other protected areas, and (4) impose substantial liabilities for pollution that could result from our operations. We have incurred, and may in the future incur, capital expenditures and operating expenses to comply with these laws and regulations, some of which may be significant. Continued governmental and public emphasis on environmental issues may result in increased capital and operating costs in the future, although we cannot predict or quantify the impact of future laws and regulations or future changes to existing laws and regulations.

     The recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify some crude oil and natural gas exploration and production wastes as "hazardous wastes," which would make the wastes subject to significantly more stringent handling, disposal and clean-up requirements. If this or similar legislation is enacted, it could have a significant impact on our operating costs. Initiatives to further regulate the disposal of crude oil and natural gas wastes are also pending in some states and could have a similar impact. In addition to compliance costs, government entities and other third parties may assert claims for substantial liabilities against owners and operators of sulphur mining and oil and gas properties for oil spills, discharges of hazardous materials, remediation and clean-up costs and other environmental damages, including damages caused by previous property owners. If such claims arise, we could be held liable in legal proceedings, which could have a material adverse effect on our financial condition and results of operations.

     Federal legislation (sometimes referred to as "Superfund" legislation) imposes liability, without regard to fault, for clean-up of waste sites, even though waste management activities at the site were in compliance with regulations applicable at the time of disposal. Under the Superfund legislation, one responsible party may be required to bear more than its proportional share of clean-up costs if adequate payments cannot be obtained from other responsible parties. In addition, federal and state regulatory programs and legislation mandate clean-up of specified wastes at operating sites. Governmental authorities have the power to enforce compliance with these regulations and permits, and violators are subject to civil and criminal penalties, including fines, injunctions or both. Third parties also have the right to pursue legal actions to enforce compliance. Liability under these laws can be significant and unpredictable.

     We may in the future receive notices from governmental agencies that we are a potentially responsible party under relevant federal and state environmental laws, although we are not aware of any pending notices. Some of these sites may involve significant clean-up costs. The ultimate settlement of liability for the clean-up of these sites usually occurs many years after the receipt of notices identifying potentially responsible parties because of the many complex technical, legal and financial issues associated with site clean-up. We cannot predict our potential liability for clean-up costs that we may incur in the future.

     The Oil Pollution Act of 1990 (the "OPA") imposes a variety of regulations on "responsible parties" related to the prevention of oil spills. We could be materially and adversely affected by the implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the OPA.

     In connection with its spin-off from Phosphate Resource Partners (formerly named Freeport-McMoRan Resource Partners, Limited Partnership) in December 1997, Freeport Sulphur assumed responsibility for potential liabilities, including environmental liabilities, associated with the prior conduct of the businesses contributed by Phosphate Resource Partners to Freeport Sulphur. Among these are potential liabilities arising from sulphur mines that were depleted and closed in the past in accordance with reclamation and environmental laws in effect at the time, particularly in coastal or marshland areas that have experienced subsidence or erosion. We believe that we are in compliance with existing laws regarding these closed operations, and we have implemented controls in some areas that we believe exceed our legal responsibilities. Nevertheless, it is possible that new laws or actions by governmental agencies could result in significant unanticipated additional reclamation costs.

     We could also be subject to potential liability for personal injury or property damage relating to wellheads and other materials at closed mines in coastal areas that have become exposed through coastal erosion. Although we have insurance in place to protect against some of these liabilities, we cannot assure you that this insurance coverage would be sufficient. There can also be no assurance that our current or future accruals for reclamation costs will be sufficient to fully cover the costs.

  HEDGING OUR PRODUCTION MAY RESULT IN LOSSES.

     Our hedging has to date been limited to natural gas option contracts related to our Main Pass sulphur operations and forward oil sales contracts related to our Main Pass oil operations. We may in the future enter into these and other types of hedging arrangements to reduce our exposure to fluctuations in the market prices of natural gas and oil. Hedging exposes us to risk of financial loss in some circumstances, including if (1) production is less than expected, (2) the other party to the contract defaults on its obligations, or
(3) there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. In addition, hedging may limit the benefit we would have otherwise received on a consolidated basis from increases in the prices for natural gas and oil. Furthermore, if we do not engage in hedging, we may be more adversely affected by changes in natural gas and oil prices than our competitors who engage in hedging.

  OUR HOLDING COMPANY STRUCTURE MAY LIMIT OUR FINANCIAL FLEXIBILITY.

     We conduct our business through wholly owned subsidiaries. As a result, we depend on the cash flow of our subsidiaries and distributions from them to meet our financial obligations. Future agreements with lenders to our subsidiaries may contain restrictions or prohibitions on the payment of dividends by the subsidiaries to us.

                                USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges was as follows for the years and period indicated:

    YEARS ENDED DECEMBER 31,
---------------------------------
1995   1996   1997   1998   1999
----   ----   ----   ----   -----
--(a)  --(a)  --(a)  --(a)  1.02x

---------------

(a) There were no fixed charges during 1995. During 1996, 1997 and 1998, we recorded net losses of $9.8 million, $10.5 million and $18.1 million, respectively. These losses were inadequate to cover our fixed charges of $0.4 million in 1996, $1.3 million in 1997 and $1.3 million in 1998.

     For this calculation, earnings consist of (1) income from continuing operations before income taxes, (2) minority interests and (3) fixed charges. Fixed charges include interest and that portion of rent we believe to be representative of interest. Information for periods prior to November 17, 1998 reflect only the historical operations of McMoRan Oil & Gas Co. The operations of Freeport Sulphur are included on and after November 17, 1998. See "The Company."

                          DESCRIPTION OF COMMON STOCK

GENERAL

     As of the date of this Prospectus, our certificate of incorporation authorized us to issue up to 150,000,000 shares of common stock, par value $0.01 per share and up to 50,000,000 shares of preferred stock, par value $0.01 per share. As of January 31, 2000, 12,550,603 shares of common stock and no shares of preferred stock were outstanding. Our common stock is listed on the New York Stock Exchange under the symbol "MMR."

VOTING RIGHTS

     Each holder of our common stock is entitled to one vote for each share of common stock held of record on all matters as to which stockholders are entitled to vote. Holders of our common stock may not cumulate votes for the election of directors.

DIVIDENDS

     Subject to any preferences accorded to the holders of our preferred stock, if and when issued by the board of directors, holders of our common stock are entitled to dividends at such times and amounts as the board of directors may determine. We do not intend to pay dividends for the foreseeable future.

OTHER RIGHTS

     In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held by them, in our remaining assets, if any.

     Shares of our common stock are not redeemable and have no subscription, conversion or preemptive rights.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION

     Our certificate of incorporation contains provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of our company unless they pay a required value to our stockholders. Some provisions also are intended to make it more difficult for a person to obtain control of our board of directors. These provisions reduce the vulnerability of our company to an unsolicited takeover proposal. On the other hand, these provisions may have an adverse effect on the ability of stockholders to influence the governance of our company. You should read our certificate of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

     Classified Board of Directors. Our certificate of incorporation divides the members of our board of directors into three classes serving three-year staggered terms. The classification of directors has the effect of making it more difficult for our stockholders to change the composition of our board. At least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a majority of our stockholders believes that this change would be desirable.

     Supermajority Voting/Fair Price Requirements. Our certificate of incorporation provides that a supermajority vote of our stockholders and the approval of our directors as described below are required for:

     - any merger, consolidation or share exchange of our company or any of our subsidiaries with any person or entity, or any affiliate of that person or entity, who was within the two years prior to the transaction a beneficial owner of 15% or more of our common stock or any class of our common stock (an "interested party");

     - any sale, lease, transfer, exchange, mortgage, pledge, loan, advance or other disposition of assets of our company or any of our subsidiaries having a market value of 5% or more of the total market value of our company's outstanding common stock or our company's net worth as of the end of its most recently ended fiscal quarter, whichever is less, in one or more transactions with or for the benefit of an interested party;

     - the adoption of any plan or proposal for liquidation or dissolution of our company or any of our subsidiaries;

     - the issuance or transfer by our company or any of our subsidiaries of securities having a fair market value of $1 million or more to any interested party, except for the exercise of warrants or rights to purchase securities offered pro rata to all holders of our voting stock;

     - any recapitalization, reclassification, merger, consolidation or similar transaction of our company or any of our subsidiaries that would increase an interested party's voting power in our company or any of our subsidiaries;

     - any loans, advances, guarantees, pledges or other financial assistance or any tax credits or advantages provided by our company or any of our subsidiaries to any interested party; or

     - any agreement providing for any of the transactions described above.

     To effect the transactions described above, the following shareholder and director approvals are required:

     - the vote of the holders of 80% of our outstanding common stock;

     - the vote of the holders of 75% of our outstanding common stock, excluding stock owned by interested parties;

     - a majority of our directors currently in office; and

     - a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became an interested party or directors appointed by these board members.

     However, the requirements for approval of our directors and supermajority vote of our stockholders described above are not applicable if:

     - the transactions described above are between our company and any of our subsidiaries, any person who owned shares of our common stock prior to the date our certificate of incorporation was first filed with the Delaware Secretary of State, any of our employee benefit plans, or a trustee or custodian of one of our employee stock ownership plans or other benefit plans; or

     - our board approves the transaction prior to the time the interested party becomes an interested party and the vote includes the affirmative vote of a majority of our directors who are not affiliates of the interested party and who were members of our board prior to the time the interested party became the interested party; or

     - all of the following conditions are met:

        - the aggregate amount of consideration received by our stockholders in the transaction meet the "fair price" criteria described in our certificate of incorporation; and

        - after an interested party becomes an interested party and prior to the completion of the transaction:

           - our company has not failed to declare or pay dividends on any outstanding preferred stock

           - the interested party has not received benefits (except proportionately as a stockholder) of any loans, advances or other financial assistance or tax advantage provided by our company

           - our company has not reduced the annual rate of dividends paid on our common stock, except as necessary to reflect adjustments or stock splits, and has not failed to increase the annual rate of dividends to adjust for any recapitalization, reclassification, reorganization or similar transaction; and

           - the interested party has not become the beneficial owner of additional shares of our voting stock except as part of the transaction that resulted in the interested party becoming an interested party or as a result of a pro rata stock dividend.

     No Stockholder Action by Written Consent. Under Delaware law, unless a corporation's certificate of incorporation specifies otherwise, any action that could be taken by its stockholders at an annual or special meeting may be taken without a meeting and without notice to or a vote of other stockholders, if a consent in writing is signed by holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation provides that stockholder action may be taken only at an annual or special meeting of stockholders. As a result, our stockholders may not act upon any matter except at a duly called meeting.

     Advance Notice of Stockholder Nominations and Stockholder Business. Our bylaws permit stockholders to nominate a person for election as a director or bring other matters before a stockholders' meeting only if written notice of an intent to nominate or bring business before a meeting is given a specified time in advance of the meeting.

     Supermajority Voting/Amendments to Certificate of Incorporation. The affirmative vote of at least 80% of our company's outstanding common stock is required to amend, alter, change or repeal the provisions in our certificate of incorporation providing for the following:

     - the fair price requirements described above;

     - the restriction on shareholder action by written consent;

     - limitation of liability and indemnification for officers and directors;

     - the supermajority vote required to amend our certificate of incorporation;

     - the amendment of our bylaws. Our bylaws also may be amended by the vote of a majority of our directors currently in office and a majority vote of our directors who were members of our board prior to the time an interested party, as described above, became an interested party;

     - the classification of our board of directors; and

     - removal of directors and filing vacancies on our board of directors as described below.

     However, the 80% stockholder vote described above will not be required if:

     - our directors adopt resolutions amending, altering or repealing the provisions in our certificate of incorporation described above, and the vote of directors adopting these resolutions includes:

      - a majority of our board of directors; and

      - a majority of our board of directors in office prior to the time an interested party became an interested party or directors appointed by these directors; and

     - the amendment, alteration or repeal of the provisions described above is approved by the vote of holders of a majority of our outstanding common stock.

     Delaware Section 203. We are subject to Section 203 of the Delaware General Corporation Law, which imposes a three-year moratorium on the ability of Delaware corporations to engage in a wide range of specified transactions with any interested stockholder. An interested stockholder includes, among other things, any person other than the corporation and its majority-owned subsidiaries who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors. However, the moratorium will not apply if, among other things, the transaction is approved by:

     - the corporation's board of directors prior to the date the interested stockholder became an interested stockholder; or

     - the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

     Removal of Directors; Filling Vacancies on Board of Directors; Size of the Board. Directors may be removed, with cause, by the vote of 80% of the holders of all classes of stock entitled to vote at an election of directors, voting together as a single class. Directors may not be removed without cause by stockholders. Vacancies in a directorship may be filled only by the vote of a majority of the remaining directors and a majority of all directors who were members of our board at the time an interested party became an interested party. A newly created directorship resulting from an increase in the number of directors may only be filled by the board. Any director elected to fill a vacancy on the board serves for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred. The number of directors is fixed from time to time by the board.

     Special Meetings of the Stockholders. Our bylaws provide that special meetings of stockholders may be called only by either (1) our Chairman, Co-Chairman or any Vice Chairman of our board of directors,

(2) our President and Chief Executive Officer, or (3) by a vote of the majority of our board of directors. Our stockholders do not have the power to call a special meeting.

     Limitation of Directors' Liability. Our certificate of incorporation contains provisions eliminating the personal liability of our directors to our company and our stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Under Delaware law and our certificate of incorporation, our directors will not be liable for a breach of his or her duty except for liability for:

     - a breach of his or her duty of loyalty to our company or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - dividends or stock repurchases or redemptions that are unlawful under Delaware law; and

     - any transaction from which he or she receives an improper personal benefit.

     These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

     As a result of these provisions in our certificate of incorporation, our stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our stockholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might have benefitted our company.

     We believe that these provisions are necessary to attract and retain qualified individuals to serve as our directors. In addition, these provisions will allow directors to perform their duties in good faith without concern for monetary liability if a court determines that their conduct was negligent or grossly negligent.

SHAREHOLDER RIGHTS PLAN

     Our board of directors adopted a shareholder rights plan in November 1998. The rights plan was amended on December 30, 1998. Under the rights plan, we distributed one preferred stock purchase right to each holder of record of common stock at the close of business on November 13, 1998. Once exercisable, each right will entitle stockholders to buy one one-hundredth of a share of Series A participating cumulative preferred stock, par value $0.01 per share, at a purchase price of $80 per one one-hundredth of a share of Series A participating cumulative preferred stock. Prior to the time the rights become exercisable, the rights will be transferred with our common stock.

     The rights do not become exercisable until a person or group acquires 25% or more of our common stock or announces a tender offer which would result in that person or group owning 25% or more of our common stock. However, if the person or group that acquires 25% or more of our common stock agrees to "standstill" arrangements described in the rights plan, the rights will not become exercisable until the person or group acquires 35% or more of our common stock.

     Once a person or group acquires 25% or more (or 35% or more under the conditions described above) of our common stock, each right will entitle its holder (other than the acquirer) to purchase, for the $80 purchase price, the number of shares of common stock having a market value of twice the purchase price. The rights will also entitle holders to purchase shares of an acquirer's common stock under specified circumstances. In addition, the board may exchange rights (other than the acquirer's) for shares of our common stock.

     Prior to the time a person or group acquires 25% or more (or 35% or more under the conditions described above) of our common stock, the rights may be redeemed by our board of directors at a price of

$0.01 per right. As long as the rights are redeemable, our board of directors may amend the rights agreement in any respect. The terms of the rights are set forth in a rights agreement between us and ChaseMellon Shareholder Services, L.L.C., as rights agent. The rights expire on November 13, 2008 (unless extended).

     The rights may cause substantial dilution to a person that attempts to acquire our company, unless the person demands as a condition to the offer that the rights be redeemed or declared invalid. The rights should not interfere with any merger or other business combination approved by our board of directors because our board may redeem the rights as described above. The rights are intended to encourage any person desiring to acquire a controlling interest in our company to do so through a transaction negotiated with our board of directors rather than through a hostile takeover attempt. The rights are intended to assure that any acquisition of control of our company will be subject to review by our board to take into account, among other things, the interests of all of our stockholders.

                         DESCRIPTION OF PREFERRED STOCK

     Each series of preferred stock will have specific terms that we will describe in a prospectus supplement. The description may not contain all information that is important to you. The complete terms of the preferred stock will be contained in our certificate of incorporation and the certificate of designations relating to the applicable series of the preferred stock. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this Prospectus is a part. You should read our certificate of incorporation and the applicable certificate of designations.

     Our certificate of incorporation authorizes us to issue, without stockholder approval, up to 50,000,000 shares of preferred stock, par value $0.01 per share. Our board of directors may from time to time authorize us to issue one or more series of preferred stock and may fix various terms for each series, including the following:

     - voting powers (if any);

     - designations;

     - preferences;

     - relative participating and optional or other rights;

     - qualifications; and

     - limitations and restrictions.

Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock or other series of preferred stock. Also, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

     The particular terms of any series of preferred stock offered by this Prospectus will be contained in an amendment to our certificate of incorporation and described in a prospectus supplement. The applicable prospectus supplement will describe the following terms of any series of the preferred stock (to the extent the terms are applicable):

     - the specific designation, number of shares, rank and purchase price;

     - any liquidation preference per share;

     - any redemption, payment or sinking fund provisions;

     - any dividend rates (fixed or variable) and the dates on which any dividends will be payable (or the method by which the rates or dates will be determined);

     - any voting rights;
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

     - the commodity, currency, or units based on or relating to commodities, currencies or composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

     - the methods by which amounts payable in respect of the preferred stock may be calculated and any commodities, currencies, indices or other measures relevant to the calculation;

     - whether the preferred stock is convertible or exchangeable and, if so,

        (1) the securities into which the preferred stock is convertible or exchangeable,

        (2) the terms and conditions upon which conversions or exchanges will be effected, including the initial conversion or exchange prices or rates,

        (3) the conversion or exchange period, and

        (4) any other related provision;

     - the place or places where dividends and other payments on the preferred stock will be payable; and

     - any additional voting, dividend, liquidation, redemption, sinking fund or other rights, preferences, privileges, limitations and restrictions.

     As described under "Description of Depositary Shares" below, we may, at our option, elect to offer depositary shares evidenced by depositary receipts. Each depositary receipt will represent an interest in a share of a particular series of preferred stock that we will issue and deposit with a depositary. The interest represented by the depositary receipt will be described in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

     We summarize below some of the provisions that will apply to the depositary shares unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the depositary shares will be contained in the depositary receipts and the deposit agreement relating to the applicable series of preferred stock. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this Prospectus is a part. You should read the depositary receipts and the depositary agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

GENERAL

     We may, at our option, elect to have shares of preferred stock represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company of our choosing. The prospectus supplement relating to a series of depositary shares will give the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock underlying the depositary share in proportion to the applicable interest in the preferred stock underlying the depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, upon surrender of depositary shares at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary shares will be entitled to the number of whole shares of preferred stock evidenced by the surrendered depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of the depositary shares owned by the holders on the relevant record date.

     In the event of a distribution other than in cash, the depositary will distribute the property received by it to the record holders of depositary shares entitled to the property. Alternatively, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the record holders of depositary shares.

     The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

CONVERSION AND EXCHANGE

     If any preferred stock underlying depositary shares is convertible or exchangeable, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares in the manner provided in the deposit agreement and described in the applicable prospectus supplement.

REDEMPTION

     If the preferred stock underlying depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that we redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

     After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after two years from the date the funds are deposited.

VOTING

     Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary deems necessary to enable the depositary to do so.

AMENDMENT

     The depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges that are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

TERMINATION OF DEPOSIT AGREEMENT

     The depositary may terminate, or we may direct the depositary to terminate, the deposit agreement if 45 days has expired after the depositary has delivered to us written notice of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement. However, the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of property, in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the deposit agreement.

MISCELLANEOUS

     We, or at our option the depositary, will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of preferred stock.

     Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding regarding any depositary share or preferred stock unless satisfactory indemnity has been furnished. We and the depositary may rely upon written advice of counsel or accountants. We and the depositary may also rely upon information provided to us by persons presenting preferred stock for deposit, holders of depositary shares or other persons we or the depositary believe to be competent. We and the depositary may also rely upon documents we believe to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may issue debt securities from time to time in one or more series. Debt securities will be our unsecured obligations and will be designated as:

     - senior securities;

     - senior subordinated securities; or

     - subordinated securities.

     Senior securities, senior subordinated securities and subordinated securities will each be issued under separate indentures we enter into with a trustee.

     We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable indenture and note. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this Prospectus is a part. You should read the indenture and the note. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

     A principal difference between the indentures are provisions relating to subordination. The "subordination" of a series of debt securities is the degree to which holders of the debt securities are subordinated in right of payment to our other obligations. The senior securities will rank equally with all of our other senior unsecured debt. Senior subordinated securities and subordinated securities will be subordinated in right of payment to the prior payment in full of the senior securities and our other senior indebtedness. Subordinated securities will also be subordinated in right of payment to the prior payment in full of any outstanding senior subordinated securities. The subordination provisions of the senior subordinated securities and subordinated securities are discussed in greater detail below under "-- Subordination of Senior Subordinated Securities and Subordinated Securities."

     Unless we state otherwise in the related prospectus supplement, the indentures will not contain provisions that (1) limit the total amount of debt that we or any of our subsidiaries may issue or incur, (2) limit our ability or the ability of any of our subsidiaries to incur secured indebtedness, or (3) limit our ability or the ability of any of our subsidiaries to pay dividends or make other distributions or payments. Also, unless we state otherwise in the related prospectus supplement, the indentures will not contain provisions that would afford you, as a holder of the debt securities, protection if we were to undergo a change in control or enter into a highly leveraged transaction, recapitalization or similar transaction, any of which could adversely affect your rights as a holder of the debt securities.

     We may issue debt securities under each indenture from time to time in separate series up to the aggregate amount specified in the indenture.

     We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement. These terms will include some or all of the following:

     - the title of the debt securities and whether the debt securities are senior securities, senior subordinated securities or subordinated securities;

     - any limit on the aggregate principal amount of the debt securities;

     - whether the debt securities will be issued as registered debt securities, bearer debt securities or both, any limitation on issuance of bearer debt securities and provisions regarding the transfer or exchange of bearer debt securities;

     - whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;

     - the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;

     - the date or dates on which the debt securities will mature;

     - the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;

     - the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

     - the place or places where the principal of, interest, premium and additional amounts (if any) on the debt securities will be payable;

     - whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;

     - the denominations in which the debt securities will be issuable;

     - any index or formula used to determine the amount of payments of principal of and any premium, additional amounts (if any) and interest on the debt securities;

     - the currency or currencies or currency units or composite currencies in which the principal of and any premium, additional amounts (if any) and interest on the debt securities will be made (if other than U.S. dollars);

     - if the principal of or any premium, additional amounts (if any) or interest on the debt securities may be paid in a different currency or currencies or currency units or composite currencies at our option or the option of the holder, the currency or currencies or currency units or composite currencies in which these payments may be made and the terms and conditions applicable to the payments;

     - if other than the principal amount, the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities;

     - if the debt securities are convertible into other securities, the conversion price, the period during which the debt securities may be converted and other terms of conversion;

     - any sinking fund provisions applicable to the debt securities;

     - the extent to which the provisions described under "-- Certain of Our Covenants" below will apply to the debt securities, and whether the indenture includes any additional restrictive covenants for the benefit of the holders of the debt securities;

     - the extent to which the provisions described under "-- Events of Default with Respect to the Debt Securities" below will apply to the debt securities, and the extent to which the provisions have been supplemented or modified;

     - the extent to which the provisions described under "-- Defeasance" below will apply to the debt securities; and

     - any other terms of the debt securities not inconsistent with the provisions of the respective indentures.

     Debt securities may bear interest at a fixed rate or a floating rate, or may not bear interest. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate may be sold at a discount (which may be significant) below their stated principal amount. We will describe in the related prospectus supplement special United States federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for United States federal income tax purposes.

     If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or currency units or composite currencies or if payments may be made in a foreign currency or currencies or currency units or composite currencies, we will set forth the general tax considerations with respect to these debt securities in the related prospectus supplement.

SUBORDINATION OF SENIOR SUBORDINATED SECURITIES AND SUBORDINATED SECURITIES

     The indebtedness evidenced by the senior subordinated securities and the subordinated securities will be subordinated and junior in right of payment to the extent described in the related indenture to the prior payment in full of amounts then due on all of our senior indebtedness (as defined below), including the senior securities. The subordinated securities will also be subordinated and junior in right of payment to

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

the prior payment in full of all amounts then due on any outstanding senior subordinated securities. Thus, if you hold senior subordinated securities or subordinated securities:

     - you will not be entitled to receive any payments of principal (or premium or additional amounts, if any) or interest on your debt securities until all amounts due have been paid on our senior indebtedness

        - in the event of any voluntary or involuntary insolvency or bankruptcy proceedings, or any receivership, dissolution, winding-up, total or partial liquidation, reorganization or other similar proceeding; or

        - if there is any default with respect to the principal (or premium or additional amounts, if any) or interest of any of our senior indebtedness or any acceleration of any of our senior indebtedness; and

     - you will not be entitled to receive assets or money in respect of payments of principal (or premium or additional amounts, if any) or interest due on your debt securities in connection with a voluntary or involuntary receivership, dissolution, winding-up, liquidation, reorganization, bankruptcy, insolvency or similar proceeding until our senior indebtedness has been paid in full.

You may, as a result, recover less, ratably, than our other creditors, including holders of senior indebtedness.

     With respect to any series of senior subordinated securities or subordinated securities, "senior indebtedness" means the principal of (and premium or additional amounts, if any) and interest on all of our indebtedness (as defined below), whether outstanding on the date of the related indenture or created, incurred or assumed after the date of the related indenture, other than

     - the indebtedness represented by the senior subordinated securities or subordinated securities and

     - any particular indebtedness that expressly states in its governing terms (or in our assumption or guarantee) that it is not senior in right of payment to the senior subordinated securities or the subordinated securities, as the case may be, or that the indebtedness ranks equal to or junior to the senior subordinated securities or the subordinated securities.

     Our "indebtedness" includes all of our obligations

     - for borrowed money;

     - that are evidenced by a bond, debenture, note or similar instrument;

     - with respect to letters of credit or similar instruments;

     - to pay the deferred purchase price of any property or services (other than trade payables);

     - as lessee under leases we are required to capitalize on our balance sheet under generally accepted accounting principles;

     - any indebtedness of others secured by a lien on our assets, whether or not we have assumed the indebtedness; and

     - any indebtedness of others that we have guaranteed.

     Each series of senior subordinated securities will be "senior indebtedness" with respect to each series of subordinated securities. If this Prospectus is being delivered in connection with a series of senior subordinated securities or subordinated securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of senior indebtedness outstanding as of the end of our most recent fiscal quarter.

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

CONVERTIBLE DEBT SECURITIES

     We may issue debt securities from time to time that are convertible into our common stock, preferred stock or other securities. If you hold convertible debt securities, you will be permitted at certain times specified in the related prospectus supplement to convert your debt securities into the other securities for a specified price. We will describe the conversion price (or the method for determining the conversion price) and the other terms applicable to conversion in the related prospectus supplement.

DEBT SECURITIES WITH PAYMENT TERMS TIED TO COMMODITIES, CURRENCIES OR INDICES

     We may issue debt securities with payment terms that are calculated by reference to the value, rate or price of one or more commodities, currencies, currency units, composite currencies or indices. If you hold these debt securities, you may receive payments of principal or any premium, additional amounts (if any) or interest on any payment date that are greater than or less than the amounts that would otherwise be payable to you, depending upon the fluctuations in the value, rate or price of the applicable commodity, currency, currency unit, composite currency or index. We will include in the applicable prospectus supplement information as to the methods for determining the amount of principal, premium, additional amounts (if any) or interest payable on any date, the referenced commodities, currencies, currency units or composite currencies or indices and additional tax considerations.

FORM, EXCHANGE, REGISTRATION AND TRANSFER OF DEBT SECURITIES

     Debt securities are issuable in definitive form as registered debt securities, as bearer debt securities or both. Unless we state otherwise in the related prospectus supplement, bearer debt securities will have interest coupons attached. Debt securities are also issuable in temporary or permanent global form.

     Registered debt securities of any series will be exchangeable for other registered debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

     If you hold bearer debt securities of any series, at your option and subject to the terms of the indenture, you may exchange them (with all unmatured coupons, except as provided below, and all matured coupons in default) for registered debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer debt securities that you surrender in exchange for registered debt securities between a record date and the relevant date for payment of interest must be surrendered without the coupon relating to that date for payment of interest. Interest accrued as of that date will not be payable in respect of the registered debt security issued in exchange for the bearer debt security, but will be payable only to the holder of the coupon when due in accordance with the terms of the indenture.

     You may only present bearer debt securities for exchange at one of our offices or agencies maintained for that purpose located outside the United States and referred to in the applicable prospectus supplement. You may present registered debt securities for registration of transfer at any office or agency maintained for that purpose. If the debt securities are registered debt securities, you must execute the form of transfer on the debt security. We will list the offices or agencies maintained for exchange and registration of transfer in the related prospectus supplement. You will not be required to pay any service charge in connection with an exchange or transfer, but you may be required to pay taxes and other governmental charges. We or our agent will not effect an exchange or transfer unless we are satisfied, or our agent is satisfied, with the documents of title and identity of the person making the request.

     In the event of any partial redemption of debt securities, we will not be required to

     - issue, register the transfer of or exchange debt securities of any series during the period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on

        (1) if debt securities of the series are issued only as registered debt securities, the day the relevant notice of redemption is mailed and

        (2) if debt securities of the series are issued as bearer debt securities, the day of the first publication of the relevant notice of redemption, except that, if debt securities of the series are also issued as registered debt securities and there is no publication, the day the relevant notice of redemption is mailed;

     - register the transfer of or exchange any registered debt security, or portion of any registered debt security, called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

     - exchange any bearer debt security called for redemption, except to exchange that bearer debt security for a registered debt security of that series and like tenor which is simultaneously surrendered for redemption.

PAYMENT AND PAYING AGENTS

     Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and any premium), additional amounts (if any) and interest on bearer debt securities will be payable, subject to any applicable laws and regulations, in the designated currency, at the offices of the paying agents outside the United States as we may designate from time to time by check or by transfer to an account you maintain with a bank located outside the United States. Unless we state otherwise in the applicable prospectus supplement, to receive an interest payment with respect to a bearer debt security on a particular interest payment date you will be required to surrender the related coupon to the paying agent. No payment with respect to any bearer debt security will be made at any of our offices or agencies in the United States or by check mailed to any address in the United States, by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of bearer debt securities upon presentation to us or our paying agents within the United States. Notwithstanding the foregoing, payments of principal of (and any premium) and interest on bearer debt securities denominated and payable in U.S. dollars will be made at the office of our paying agent in the United States, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

     Unless we state otherwise in the applicable prospectus supplement, payment of principal of (and any premium), additional amounts (if any) and interest on registered debt securities will be made in the designated currency at the office of our paying agent or paying agents as we may designate from time to time. However, we may make payment, at our option, by check mailed to the address of the person entitled to these payments as the person's address appears on the records of the security registrar. Unless we state otherwise in the applicable prospectus supplement, payment of any installment of interest on registered debt securities will be made to the person in whose name the registered debt security is registered at the close of business on the record date for the interest.

     Unless we state otherwise in the applicable prospectus supplement, the corporate trust office of the trustee will be designated as a paying agent for the trustee for payments with respect to debt securities that are issuable solely as registered debt securities. We will maintain a paying agent outside the United States for payments with respect to debt securities that are issued solely as bearer debt securities, or as both registered debt securities and bearer debt securities. Any paying agents outside the United States and any other paying agents in the United States we initially designate for the debt securities will be named in the related prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, if debt securities of a series are issued solely as registered debt securities, we will be required to maintain a paying agent in each place of payment for the series. If debt securities of a series are issued as bearer debt securities, we will be required to maintain

     - a paying agent in the United States for payments with respect to any registered debt securities of the series (and for payments with respect to bearer debt securities of the series in the circumstances where payment outside the United States is illegal or effectively precluded, but not otherwise); and

     - a paying agent in a place of payment located outside the United States where debt securities of the series and any related coupons may be presented and surrendered for payment.

     All amounts we pay to a paying agent for the payment of principal of and any premium, additional amounts (if any) or interest on any debt security which you hold or with respect to which you hold any coupon that remain unclaimed at the end of two years after the principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to us, and you will thereafter have to look only to us for payment.

TEMPORARY GLOBAL SECURITIES

     If we so state in the applicable prospectus supplement, all or any portion of the debt securities of a series that are issuable as bearer debt securities will initially be represented by one or more temporary global debt securities, without interest coupons, which will be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL Bank S.A. ("CEDEL") for credit to the designated accounts.

     On and after the date determined as provided in the temporary global debt security, the temporary global debt security will be exchangeable for definitive bearer debt securities, definitive registered debt securities or all or a portion of a permanent global security, or any combination, as specified in the applicable prospectus supplement. No bearer debt security delivered in exchange for a portion of a temporary global debt security will be mailed or otherwise delivered to any location in the United States in connection with the exchange.

     Unless we state otherwise in the applicable prospectus supplement, interest in respect of any portion of a temporary global debt security payable in respect of a payment date occurring prior to the issuance of definitive debt securities or a permanent global subordinated security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global debt security held for its account.

PERMANENT GLOBAL SECURITIES

     If any debt securities of a series are issuable in permanent global form, we will describe in the applicable prospectus supplement the circumstances, if any, under which beneficial owners of interests in the permanent global debt securities may exchange the interests for debt securities of the series and of like tenor and principal amount in any authorized form and denomination. No bearer debt security delivered in exchange for a portion of a permanent global debt security will be mailed or otherwise delivered to any location in the United States in connection with the exchange. Notwithstanding the foregoing, unless we state otherwise in an applicable prospectus supplement, if you hold an interest in a permanent global bearer debt security, you may exchange your interest in whole (but not in part) at our expense for definitive bearer debt securities.

BOOK-ENTRY DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary or its nominee identified in the applicable prospectus supplement. In this case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless we state otherwise in the applicable prospectus supplement, unless and until it is exchanged in whole or in part for debt securities in registered form, a global security may not be registered for transfer or exchange except as a whole by the depositary to a nominee of that depositary or to a successor depositary.

     We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a global security in the applicable prospectus supplement. We expect that the following provisions will generally apply.

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

     Unless we state otherwise in the applicable prospectus supplement, debt securities which are to be represented by a global security to be deposited with or on behalf of a depositary will be represented by a global security registered in the name of that depositary or its nominee. Upon the issuance of the global security, and the deposit of the global security with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of institutions that have accounts with the depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of the debt securities or by us, if we offer and sell the debt securities directly. Ownership of beneficial interests in the global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or its nominee. If you hold a beneficial interest in a global security through a participant, your ownership interest will be shown on, and the transfer of your ownership interest will be effected only through, records maintained by that participant.

     The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in certificated form. If you own a beneficial interest in a global security, these laws may impair your ability to transfer your beneficial interest.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the related indenture. Unless we state otherwise in the applicable prospectus supplement, if you own a beneficial interest in a global security

     - you will not be entitled to have debt securities of the series represented by the global security registered in your name;

     - you will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form; and

     - you will not be considered the holder of the debt securities for any purposes under the applicable indenture.

Accordingly, if you own a beneficial interest in a global security, you will have to rely on the procedures of the depositary and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any of your rights as a holder. We understand that under existing industry practices, if we request any action of holders or if you desire to give any notice or take any action you are entitled to give or take under an indenture, the depositary would authorize the participant through which you hold your interest to give the notice or take the action, and the participant would in turn authorize you to give the notice or take the action or would otherwise act upon your instructions. However, we have no control over the practices of the depositary or the participants, and there can be no assurance that these practices will not be changed.

     Principal of and any premium, additional amounts and interest on a global security will be payable in the manner we describe in the applicable prospectus supplement.

LIMITATIONS ON THE ISSUANCE OF BEARER DEBT SECURITIES

     In compliance with United States Federal tax laws and regulations, we will not offer or sell bearer debt securities (including securities in permanent global form that are either bearer debt securities or exchangeable for bearer debt securities) during the "restricted period" specified by the United States Treasury Regulations within the United States or to United States persons (as defined below). The "restricted period" is, generally, the first 40 days after the closing date, and with respect to unsold allotments, until sold. We may, however, offer or sell bearer debt securities to an office located outside the United States of a United States financial institution purchasing for its own account, for resale or for the accounts of customers. We will require the financial institution to provide a certificate stating that it will

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

comply with laws and regulations relating to the bearer debt securities. Moreover, the bearer debt securities will not be delivered within the United States during the restricted period in connection with any sale.

     We will require any underwriters and dealers participating in an offering of bearer debt securities to agree not to offer or sell bearer debt securities within the United States or to United States persons (other than the persons described above) during the restricted period, or to deliver bearer debt securities within the United States during the restricted period in connection with any sale. We will also require these underwriters and dealers to certify that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the bearer debt securities are aware of these restrictions.

     We will not deliver a bearer debt security (other than a temporary global bearer debt security) in connection with its original issuance or pay interest on any bearer debt security until we have received the written certification provided for in the indenture. Each bearer debt security, other than a temporary global bearer debt security, will bear a legend similar to the following: "Any United States person who holds this obligation will be subject to limitations under the United States Federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     As used above, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

CERTAIN OF OUR COVENANTS

     Unless we state otherwise in the applicable prospectus supplement, we will agree under the indentures not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a "person"), or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:

     - the person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition is to be made is a corporation, limited liability company or partnership organized and existing under the laws of the United States or any state or the District of Columbia, and the person assumes by supplemental indenture in a form satisfactory to the trustee all of our obligations under the indenture;

     - immediately after giving effect to the transaction and treating any debt that becomes an obligation of ours or of any of our subsidiaries as a result as having been incurred by us or our subsidiary at the time of the transaction, no default or event of default shall have occurred and be continuing; and

     - we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that the merger, consolidation, sale or conveyance and the supplemental indenture, if any, comply with the indenture.

EVENTS OF DEFAULT WITH RESPECT TO THE DEBT SECURITIES

     Unless we state otherwise in the applicable prospectus supplement, an "event of default" is defined under each indenture with respect to debt securities of any series issued under such indenture as being:

     - our default for 30 days in payment of any interest or additional amounts, if any, on the debt securities of the series or any related coupon;

     - our default in payment of any principal on the debt securities of the series upon maturity or otherwise; provided that, if the default is a result of the voluntary redemption by the holders of the
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

       debt securities, the amount of the default must be in excess of the dollar amount listed in the indenture (or the equivalent in any other currency);

     - our default, for 60 days after delivery of written notice, in the observance or performance of any other agreement in the debt securities of the series or the indenture, other than an agreement included in the indenture that is not applicable to the debt securities of that series;

     - bankruptcy, insolvency or reorganization events relating to us; or

     - our failure to pay at maturity, or other default by us which results in acceleration of, debt in an amount in excess of the dollar amount listed in the indenture without the debt having been discharged or the acceleration having been cured, waived, rescinded or annulled for 30 days after written notice. "Debt" for this purpose means our obligation, or obligations we have guaranteed or assumed, for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, other than non-recourse obligations or the debt securities of the series.

     The consequences of an event of default, and the remedies available under the indenture, will vary depending upon the type of event of default that has occurred.

     Unless we state otherwise in the applicable prospectus supplement, each indenture will provide that if an event of default has occurred and is continuing and is due to

     - our failure to pay principal, premium or additional amounts, if any, or interest on, any series of debt securities under the indenture,

     - our default in the performance of any agreements applicable to outstanding debt securities of one or more series issued under the indenture or

     - our failure to pay at maturity, or other default which results in the acceleration of, any debt in an amount in excess of the dollar amount listed in the indenture,

then either the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of each affected series (each series treated as a separate class) may declare the principal (or the portion of the principal that is specified in the terms of the affected debt securities) of all the affected debt securities and interest accrued to be due and payable immediately.

     Unless we state otherwise in the applicable prospectus supplement, each indenture will provide that if an event of default has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.

     Under conditions specified in the indenture, the holders of a majority of the principal amount of the debt securities of each affected series (each series treated as a separate class) may annul or waive the declarations and past defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on, or in respect of the conversion of, debt securities.

     Each indenture provides that the trustee, subject to the duty of the trustee during a default to act with the required standard of care, has no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in each indenture for the indemnification of the trustee and other limitations in the indenture, the holders of a majority in principal amount of the outstanding debt securities of each affected series issued under the indenture (each series treated as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the series.

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

     If you hold debt securities of any series, you will not be permitted under the terms of the indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium and additional amounts, (if any) or interest or to enforce conversion rights (if any)) unless

     - you have given the trustee written notice of the default and its continuance;

     - holders of not less than 25% in principal amount of the debt securities of each affected series issued under the indenture (each series treated as a separate class) have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;

     - the trustee has not instituted the action within 60 days of the request; and

     - the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities of all affected series issued under the indenture (each series treated as a separate class).

     Each indenture contains a covenant requiring us to file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

DEFEASANCE PROVISIONS APPLICABLE TO THE DEBT SECURITIES

     The following provisions relating to defeasance may be modified in connection with the issuance of any series of debt securities. We will describe any modification in the related prospectus supplement.

     "Legal" defeasance. Each indenture provides that we may defease and be discharged from any and all of our non-administrative obligations with respect to the debt securities of any series which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year). We may effect the defeasance by irrevocably depositing with the trustee money or, in the case of debt securities payable only in U.S. dollars, U.S. government securities, which through the payment of principal and interest in accordance with their terms will provide money in an amount we certify to be sufficient to pay at maturity (or upon redemption) the principal of (and premium and additional amounts, if any) and interest on the debt securities.

     In addition, we may elect to defease and be discharged from any and all of our non-administrative obligations with respect to the debt securities of a series upon our:

     - irrevocable deposit with the trustee (or other qualifying trustee), in trust, money or U.S. government securities in the amounts described in the immediately preceding paragraph; and

     - delivery to the trustee of an opinion of counsel to the effect that due to an Internal Revenue Service ruling or change in federal income tax law, holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes, other than with respect to interest earned on the amounts defeased, as a result of the defeasance and will be subject to federal income tax as if the defeasance had not occurred.

     "Covenant" defeasance. We may elect to be released from the restrictions described under "-- Certain of our Covenants" above or, to the extent specified in connection with the issuance of a series of debt securities, other covenants applicable to the series of debt securities upon our:

     - irrevocable deposit with the trustee (or other qualifying trustee), in trust, money or U.S. government securities in the amounts described in the paragraph titled "Legal defeasance"; and

     - delivery to the trustee of an opinion of counsel to the effect that holders of the debt securities of the series will not recognize income, gain or loss for federal income tax purposes, other than with respect to interest earned on the amounts defeased, as a result of the defeasance and will be subject to federal income tax as if the defeasance had not occurred.

     If we exercise the "covenant" defeasance option described above and the debt securities of a series are declared due and payable because of the occurrence of an event of default other than an event of default related to the covenants from which we have been released, the amount of money and U.S. government securities on deposit with the trustee will be sufficient to pay amounts due on the related series at the time of their stated maturity, but may not be sufficient to pay amounts due on the debt securities of the series if the debt securities are accelerated as a result of the event of default.

MODIFICATION OF THE INDENTURE

     Unless we state otherwise in the applicable prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to

     - secure the debt securities;

     - evidence the assumption of our obligations by a successor entity;

     - add covenants or events of default for the protection of the holders of any debt securities;

     - establish the form or terms of debt securities of any series;

     - provide for uncertificated securities in addition to certificated securities (so long as the uncertificated securities are in registered form for tax purposes)

     - evidence the acceptance of appointment by a successor trustee;

     - cure any ambiguity or correct any inconsistency in the indenture or amend the indenture in any other manner which we may deem necessary or desirable, if such action will not adversely affect the interests of the holders of debt securities; or

     - make any change to comply with any requirement of the Securities and Exchange Commission relating to the qualification of the indenture under the Trust Indenture Act of 1939.

     Unless we state otherwise in the applicable prospectus supplement, each indenture will also contain provisions permitting us and the trustee to modify the provisions of the indenture or modify in any manner the rights of the holders of the debt securities of each such series if we first obtain the consent of the holders of not less than a majority in principal amount of debt securities of all series issued under the indenture then outstanding and affected (voting as a single class). However, we must get the consent of the holder of each debt security affected to

     - extend the final maturity of any debt security;

     - reduce the principal amount of any debt security;

     - reduce or alter the method of computation of any amount payable in respect of interest on any debt security;

     - extend the time for payment of interest on any debt security;

     - reduce or alter the method of computation of any amount payable on redemption of any debt security

     - extend the time for any redemption payment;

     - change the currency or currencies or currency units, or composite currencies in which the principal of, premium or additional amounts, if any, or interest on any debt security is payable;

     - reduce the amount payable upon acceleration of any debt security;

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

     - alter specified provisions of the indenture relating to debt securities that are not denominated in U.S. dollars;

     - impair the right to institute suit for the enforcement of any conversion or any payment on any debt security when due or materially and adversely affect any conversion rights;

     - reduce the percentage in principal amount of debt securities of a series required to make other modifications to the indenture.

     The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated securities without the consent of each holder of senior indebtedness then outstanding that would be adversely affected by the amendment.

THE TRUSTEE

     We will include information regarding the trustee under an indenture in any prospectus supplement relating to the debt securities to be issued under the indenture. The indentures will provide that in case any event of default shall occur (and be continuing), the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers under the indentures at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indentures and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the right of a trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it in respect of any claims as security or otherwise.

                            DESCRIPTION OF WARRANTS

     We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this Prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

GENERAL

     We may issue warrants, including warrants to purchase common stock and debt securities, as well as other types of warrants. We may issue the warrants independently or together with other securities. The warrants may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any owner of the warrants.

COMMON STOCK WARRANTS

     General. Under the common stock warrant agreement, warrants may be issued in one or more series. The prospectus supplement and the common stock warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

     - the title and aggregate number of warrants;

     - the price or prices at which the common stock warrants will be issued;

     - the currency or currencies or currency units or composite currencies in which the price of the warrants may be payable;

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

     - the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase the common stock;

     - the date on which the right to exercise the warrant begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

     - any provision dealing with the date on which the warrants and related securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the common stock warrant agent; and

     - any other terms of the warrants.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common stock warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a common stock warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the common stock warrant.

     Exercise of Common Stock Warrants. To exercise the warrants, the holder must provide the common stock warrant agent with the following:

     - payment of the exercise price;

     - any required information described on the warrant certificates;

     - the number of warrants to be exercised;

     - an executed and completed warrant certificate; and

     - any other items acquired by the common stock warrant agreement.

     The common stock warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     The exercise price and the number of shares of common stock that each warrant can purchase will be adjusted upon the occurrence of events described in the common stock warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the common stock warrant agreement.

     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

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     Modification of the Common Stock Warrant Agreement. The common stock warrant agreement will permit us and the common stock warrant agent, without the consent of the common stock warrant holders, to supplement or amend the agreement in the following circumstances:

     - to cure any ambiguity;

     - to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     - to add new provisions regarding matters or questions that we and the common stock warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common stock warrant holders.

DEBT WARRANTS

     The applicable prospectus supplement will describe the following terms of warrants to purchase debt securities:

     - the title and aggregate number of the debt warrants;

     - the price or prices at which the debt warrants will be issued;

     - the currency or currencies or currency units or composite currencies in which the price of the debt warrants may be payable;

     - the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

     - the price at which, and currency or currencies or currency units or composite currencies in which, the debt securities purchasable upon exercise of the debt warrants may be purchased;

     - the date on which the right to exercise the debt warrants begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which the debt warrants are issued and the number of the debt warrants issued with each other security;

     - if applicable, the date on and after which the debt warrants and the related other securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the debt securities warrant agent;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of United States federal income tax considerations; and

     - any other terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

OTHER WARRANTS

     We may issue warrants to purchase other securities, including preferred stock. The applicable prospectus supplement will describe the following terms of any other warrants:

     - the title and aggregate number of the warrants;

     - the price or prices at which the warrants will be issued;

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

     - the currency or currencies or currency units or composite currencies in which the price of the warrants may be payable;

     - the designation and terms of the preferred stock or other securities purchasable upon exercise of the warrants;

     - the price at which, and the currency or currencies or currency units or composite currencies in which the securities purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise the warrants begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

     - if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the warrant agent;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of United States federal income tax considerations; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

                              PLAN OF DISTRIBUTION

     We may sell securities directly to one or more purchasers or to or through underwriters, dealers or agents. Our prospectus supplement will set forth the terms of the offering, including the name or names of any underwriters, the purchase price and proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

     We may distribute our securities from time to time in one or more transactions at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Our prospectus supplement will describe the method of distribution.

     If underwriters are used in the sale, the underwriters may acquire the securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters without a syndicate. If an underwriting syndicate is used, the managing underwriter or underwriters will be named in the prospectus supplement. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

     If a dealer is used in an offering of securities, we may sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale. The terms of the transaction will be set forth in a prospectus supplement.

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     Commissions payable by us to any agent involved in the offer or sale of securities (or the method by which such commissions may be determined) will be set forth in a prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a best efforts basis.

     If so indicated in the prospectus supplement, we may authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject to the conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable by us for solicitation of the contracts.

     Dealers and agents named in a prospectus supplement may be deemed to be underwriters of the securities within the meaning of the Securities Act. Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

     As of the date of this Prospectus, only our common stock is traded on the New York Stock Exchange. Except for our common stock, each security sold using this Prospectus will have no established trading market. Any underwriters to whom securities are sold may make a market in the securities, but will not be obligated to do so and may discontinue their market making activities at any time. There can be no assurance that a secondary market will be created for any of the securities that may be sold using this Prospectus or that any market created will continue.

                                 LEGAL MATTERS

     The validity of the securities will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., New Orleans, Louisiana.

                                    EXPERTS

     Our audited financial statements and schedules incorporated in this Prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports contained in the Form 10-K, and are incorporated in this Prospectus by reference in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing in giving these reports.

     The information included in this Prospectus regarding the quantities of reserves of our oil and gas properties and the related future cash flows and present values is based on estimates of the reserves and present values prepared by Ryder Scott Company, Petroleum Engineers, in reliance upon their authority as experts in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can read and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

     We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our securities. You may read

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the registration statement and exhibits without charge at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this Prospectus. Some information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (filed February 7, 2000);

     - Current Reports on Form 8-K dated January 14, 2000 (filed January 20,
       2000) and dated January 19, 2000 (filed January 20, 2000); and

     - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering.

     At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

         McMoRan Exploration Co.
         1615 Poydras Street
         New Orleans, Louisiana 70112
         Attention: John G. Amato
         (504) 582-4000

     YOU SHOULD RELY ONLY ON INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION.

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